UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Material

☐	Soliciting Material Pursuant to §240.14a-12

BITSTREAM INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Class A common stock, par value $.01 per share, of Bitstream Inc. (the “Common Stock”).

(2)

Aggregate number of securities to which transaction applies:

As of December 9, 2011, 11,404,601 shares of Common Stock, including 177,180 unvested shares of restricted Common Stock, and 735,576 options to purchase Common Stock.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon an estimated aggregate transaction value of $50,000,000. The filing fee was determined by multiplying $50,000,000 by 0.0001146.

(4) Proposed maximum aggregate value of transaction: $50,000,000

(5) Total fee paid: $5,730

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PRELIMINARY PROXY MATERIAL, SUBJECT TO COMPLETION BITSTREAM INC. 500 NICKERSON ROAD MARLBOROUGH, MA 01752-4695

                    , 2012

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Bitstream Inc., a Delaware corporation, which will be held at our principal offices located at 500 Nickerson Road, Marlborough, MA 01752 at 10:00 a.m., Eastern Time, on                     ,                     , 2012.

At the special meeting, we will ask you to consider and vote on a proposal to adopt a merger agreement that we entered into with Monotype Imaging Holdings Inc., a Delaware corporation, and Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Monotype Imaging, on November 10, 2011, pursuant to which Monotype Imaging will acquire Bitstream’s fonts and font rendering technologies. If stockholders representing at least a majority of the outstanding shares of Bitstream’s class A common stock adopt the merger agreement and the merger is completed, we will become a wholly-owned subsidiary of Monotype Imaging, and you will be entitled to receive, based on our estimates of the aggregate merger consideration as of the date hereof, approximately $         in cash, without interest, less any applicable withholding taxes and subject to adjustment as provided in the merger agreement and discussed in detail in the accompanying proxy statement. In connection with and as a closing condition to the merger, we have contributed our personalized marketing communications and variable publishing technologies and our mobile web browsing technologies to our wholly-owned subsidiary, Marlborough Software Development Holdings Inc., a Delaware corporation (“MSDH”), and we will distribute all of the shares of MSDH common stock that we own to our stockholders on a pro rata basis (the “Spin-off”). You will receive one share of MSDH common stock for every share of Bitstream class A common stock that you own.

A special committee of Bitstream’s board of directors, formed to oversee the strategic review process, reviewed and considered the terms and conditions of the merger agreement and unanimously resolved that the merger pursuant to the terms and conditions of the merger agreement is advisable and in the best interests of Bitstream and its stockholders. Each member of the special committee is (i) an “independent director” as that term is defined in the rules of The NASDAQ Stock Market, (ii) disinterested with respect to the merger and the Spin-off, and (iii) not a member of Bitstream’s management. The special committee recommended that the board of directors authorize and approve in all respects the merger agreement, the merger and the Spin-off. After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the Spin-off and determined that the merger agreement, the merger and the Spin-off are advisable and in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

At the special meeting, in addition to the approval of the merger agreement, you will be asked to cast an advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger pursuant to pre-existing arrangements. If necessary, you may also be asked to vote on a proposal to adjourn or postpone the special meeting to permit the further solicitation of proxies. The Bitstream board of directors recommends that the shareholders vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger, and “FOR” the adjournment proposal.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters, and a copy of the merger agreement is included as Annex A to this document. We urge you to read these materials carefully.

Your vote is very important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bitstream Inc. class A common stock entitled to vote at the special meeting. Therefore, failure to vote will have the same effect as a vote against the adoption of the merger agreement. Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (            ), by telephone (            ), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting.

Thank you for your cooperation and your continued support of Bitstream.

By Order of the Board of Directors,

Amos Kaminski
Chairman of the Board and Interim Chief Executive Officer

The accompanying proxy statement is dated                     , 2012, and is first being mailed, with the form of proxy, to our stockholders on or about                     , 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BITSTREAM INC. 500 NICKERSON ROAD MARLBOROUGH, MA 01752-4695

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2012 at 10:00 a.m.

NOTICE IS HEREBY GIVEN to the stockholders of BITSTREAM INC., a Delaware corporation, that a Special Meeting of Stockholders (the “Special Meeting”) will be held at our principal offices located at 500 Nickerson Road, Marlborough, MA 01752 at 10:00 a.m., Eastern Time, on                     ,                     , 2012, to consider and act upon the following matters:

1. To adopt the Agreement and Plan of Merger, dated as of November 10, 2011, among Bitstream Inc. (“Bitstream,” “we,” “us,” “our,” or “ours”), Monotype Imaging Holdings Inc. (“Monotype Imaging”) and Birch Acquisition Corporation, a wholly-owned subsidiary of Monotype Imaging (the “Merger Subsidiary” or “Birch Acquisition Corporation”), as such may be amended from time to time, pursuant to which each holder of shares of Bitstream class A common stock (the “Common Stock”) will be entitled to receive, based on our estimates of the aggregate merger consideration as of the date hereof, approximately $             in cash, without interest, less any applicable withholding taxes and subject to adjustment as provided in the merger agreement and discussed in detail in the accompanying proxy statement, for each share of Bitstream Common Stock held by such holder;

2. To consider and vote upon an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger pursuant to pre-existing severance arrangements;

3. To approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Only holders of record of Bitstream Common Stock as of the close of business on                     , 2012 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bitstream Common Stock entitled to vote at the Special Meeting. The list of stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices at 500 Nickerson Road, Marlborough, Massachusetts 01752 during ordinary business hours at least ten days before the Special Meeting.

Whether or not you are able to attend the Special Meeting in person, please submit your proxy via the Internet (                    ) or by telephone (                    ), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the Special Meeting. If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger, and “FOR” the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies.

The board of directors of Bitstream unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement and the other proposals.

In connection with the execution of the merger agreement, the directors and executive officers of Bitstream and certain stockholders of Bitstream, who collectively beneficially own approximately             % of the voting power of Bitstream Common Stock as of the record date, entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. A copy of the form of voting agreement is attached as Annex B to the accompanying proxy statement.

If the merger becomes effective, Bitstream stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Bitstream Common Stock, as determined by the Delaware Court of Chancery under applicable provisions of Delaware law, subject to the satisfaction of the requirements for exercising and perfecting such rights. A copy of the full text of the applicable Delaware statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” beginning on page 90 in the accompanying proxy statement.

By Order of the Board of Directors,

Amos Kaminski
Chairman of the Board and Interim Chief Executive Officer

Marlborough, Massachusetts

                    , 2012

PRELIMINARY PROXY MATERIAL, SUBJECT TO COMPLETION

PROXY STATEMENT

You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters. This proxy statement is dated                     , 2012, and is first being mailed to stockholders of Bitstream Inc. on or about                     , 2012.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Bitstream” refer to Bitstream Inc., the term “Monotype Imaging” refers to Monotype Imaging Holdings Inc., the term “Merger Subsidiary” refers to Birch Acquisition Corporation, a wholly-owned subsidiary of Monotype Imaging, the term “MSDH” refers to Marlborough Software Development Holdings Inc., a wholly-owned subsidiary of Bitstream, and the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of November 10, 2011, among Bitstream Inc., Monotype Imaging Holdings Inc. and Birch Acquisition Corporation, as such may be amended from time to time.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on                     , 2012:

The notice and proxy statement are available

at:                                              .

HOW TO VOTE YOUR SHARES

•

TO VOTE USING THE INTERNET. Please visit www.                                 and follow the on-screen instructions. Have your proxy card available when you access the web site, and use the Company Number and Account Number shown on your card.

•

TO VOTE BY TELEPHONE. Please call 1-                             in the United States or 1-                     from foreign locations from any touch-tone telephone and follow the instructions. Have your proxy card available when you call this number, and use the Company Number and Account Number shown on your card.

•	TO VOTE USING THE ENCLOSED PROXY CARD. Sign and date the enclosed proxy card and return it in the provided envelope.

In accordance with our security procedures, all persons attending the special meeting of stockholders will be required to present picture identification.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

Bitstream Inc.

500 Nickerson Road

Marlborough, Massachusetts 01752-4695

(617) 497-6222

Bitstream Inc., a Delaware corporation, is a software development company focused on bringing innovative and proprietary software products to a wide variety of markets. Bitstream’s core software products include award-winning fonts and font rendering technologies, mobile browsing and messaging technologies, variable data publishing and web-to-print technologies, and multi-channel communications technologies. Bitstream operates in one business segment. Bitstream conducts its fonts and font rendering technology operations directly through Bitstream and conducts the operation of its personalized marketing communications and variable publishing technologies, or Pageflex product, and its mobile web browsing technologies, or BOLT product, through its wholly-owned subsidiary Marlborough Software Development Holdings Inc., and its foreign operations through two wholly-owned foreign subsidiaries: Bitstream India Pvt. Ltd. and Bitstream Israel LTD.

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(781) 970-6000

Monotype Imaging combines technology with design to help the world communicate. Based in Woburn, Massachusetts with offices in the U.S., Europe and Asia, Monotype Imaging brings text imaging and graphical user interface capabilities to consumer electronics devices such as laser printers, copiers, mobile phones, navigation devices, digital cameras, e-book readers, automotive devices, tablets, digital televisions, set-top boxes and consumer appliances. Monotype Imaging also provides printer drivers, page description language interpreters, printer user interface technology and color imaging solutions to printer manufacturers and OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 14,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries—home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative, business and Web professionals through e-commerce portals, direct and indirect sales and custom design services. Monotype Imaging offers industry-standard font solutions that support all of the world’s major languages.

Birch Acquisition Corporation

c/o Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(781) 970-6000

Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Monotype Imaging, was formed solely for the purpose of facilitating Monotype Imaging’s acquisition of Bitstream. Birch Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Birch Acquisition Corporation will merge with and into Bitstream and will cease to exist.

The Merger (page 65)

Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us. As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Monotype Imaging. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Merger Consideration (page 65)

The aggregate merger consideration to be paid by Monotype Imaging pursuant to the merger agreement is $50 million in cash, plus the aggregate exercise price of all Bitstream stock options outstanding (and not exercised) as of the closing date of the merger (as adjusted to account for the effects of the spin-off of MSDH (as discussed below)) and plus or minus Bitstream’s positive or negative net asset value (as discussed below), as applicable. In accordance with the merger agreement, Bitstream is required to deliver to Monotype Imaging a calculation of Bitstream’s net asset value no less than twenty (20) business days prior to the expected closing date of the merger. The merger agreement further provides the procedures by which Bitstream and Monotype Imaging will determine the final net asset value of Bitstream prior to the effective time of the merger.

Based upon the exercise prices of all outstanding stock options (as adjusted to account for the effects of the spin-off of MSDH) and an estimated net asset value as of the most recent practicable date prior to mailing of this proxy statement, Bitstream estimates that the aggregate merger consideration to be paid by Monotype Imaging at closing will be approximately $        , or $         per share, without interest and less any applicable withholding taxes, for each share of Bitstream common stock that you own (which we refer to herein as the estimated per share merger consideration). This does not apply to shares held by Bitstream stockholders, if any, that properly perfect appraisal rights under Delaware law.

For purposes of calculating the merger consideration, net asset value means (A) Bitstream’s total current assets (consisting of all such current assets required to be set forth on a balance sheet prepared in accordance with generally accepted accounting principles in the United States, or GAAP, but excluding current tax assets), plus (B) the value of net property and equipment to the extent not included in (A) above, minus (C) total liabilities (consisting of all such liabilities required to be set forth on a balance sheet prepared in accordance with GAAP, including tax liabilities). For purposes of calculating net asset value, total liabilities will include, without limitation, all liabilities associated with (i) the treatment of the lease for Bitstream’s Marlborough, Massachusetts headquarters, as contemplated by the merger agreement, (ii) the termination of Bitstream employees who will not become employees of Monotype Imaging or the surviving corporation after the effective time of the merger, (iii) the merger and all other transactions contemplated by the merger agreement and (iv) the spin-off of MSDH. Total liabilities will exclude all liabilities that are assumed exclusively by MSDH in connection with the spin-off of MSDH with no residual liability to Bitstream.

The Spin-Off of MSDH (page 54)

On November 10, 2011, Bitstream completed an internal restructuring transaction pursuant to which Bitstream transferred to MSDH certain assets and liabilities relating to its Pageflex and BOLT products. As required by the merger agreement, prior to the completion of the merger, Bitstream will distribute all of the shares of MSDH common stock to the stockholders of Bitstream on a pro rata basis (which we refer to as the spin-off of MSDH). Bitstream’s stockholders will not be required to pay any cash or other consideration for the MSDH common stock received in the spin-off of MSDH, and Bitstream will pay the costs and expenses incurred in connection therewith. Bitstream’s stockholders will be responsible for any taxes they incur in connection with their receipt of the MSDH common stock. For a more detailed explanation of the tax consequences of the distribution of the MSDH common stock, see “Certain Material U.S. Federal Income Tax Considerations” on page 61 of this proxy statement.

The Special Meeting (page 18)

The special meeting will be held on                     , 2012 at 10:00 a.m., Eastern Time, at Bitstream’s corporate offices at 500 Nickerson Road, Marlborough Massachusetts 01752-4695. At the special meeting, you will be asked to vote upon a proposal to adopt the merger agreement that we have entered into with Monotype Imaging and the Merger Subsidiary. You will also be asked to vote upon a proposal to approve the advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger, or the “golden parachute” compensation, and a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement. You may also be asked to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote (page 18)

Our board of directors has fixed the close of business on                     , 2012, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had              outstanding shares of Bitstream common stock consisting entirely of shares of Bitstream’s class A common stock held by approximately              stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of Bitstream common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Votes Required for Approval (page 19)

Pursuant to the requirements of the Delaware General Corporation Law, or the DGCL, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bitstream common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Bitstream common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger and the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Because the “golden parachute” compensation proposal is advisory, it will not be binding upon the Bitstream board of directors if approved regardless of whether the merger agreement is approved. Failure to vote, in person or by proxy, will have no effect on the approval of the non-binding advisory proposal regarding “golden parachute” compensation or any adjournment proposal.

Brokers who hold shares of Bitstream common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Bitstream common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document. If you do not instruct your broker how to vote, it will have the same effect as a vote against the adoption of the Merger Agreement, but it will not have an effect on the non-binding advisory proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting.

In connection with the execution of the merger agreement, the directors and executive officers of Bitstream and certain stockholders of Bitstream, who collectively beneficially own approximately     % of the voting power

of Bitstream common stock as of the record date, entered into voting agreements agreeing to, among other things, vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ voting agreements will also terminate. A copy of the form of voting agreement is attached as Annex B to this proxy statement.

Recommendation of our Board of Directors (page 36)

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger and Recommendation of our Board of Directors,” including the recommendation of the special committee, our board of directors has unanimously (i) determined that the merger agreement, the merger and the spin-off of MSDH are advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, the merger and the spin-off of MSDH, (iii) resolved to recommend that the stockholders adopt the merger agreement, and (iv) directed that such matter be submitted for consideration of the stockholders of Bitstream at the special meeting. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement at the special meeting. Our board of directors also unanimously recommends that our stockholders vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger pursuant to pre-existing severance arrangements, and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

For the factors considered by the special committee and our board of directors in reaching their decision to approve the merger agreement, see “Proposal No. 1—The Merger—Reasons for the Merger and Recommendation of our Board of Directors”, beginning on page 36 of this proxy statement.

Opinion of Bitstream’s Financial Advisor (page 39 and Annex C)

On November 10, 2011, Rothschild Inc., Bitstream’s financial advisor (which we refer to as Rothschild), delivered to Bitstream’s board of directors an oral opinion, subsequently confirmed by delivery of a written opinion, dated November 10, 2011, to the effect that, as of the date of the written opinion and subject to the qualifications, limitations and assumptions set forth in the written opinion, the consideration to be received by the holders of Bitstream common stock pursuant to the merger agreement was fair from a financial point of view to those holders. The full text of the written opinion of Rothschild, dated November 10, 2011, which describes, among other things, the assumptions made, procedures followed, factors considered, qualifications of and limitations on the review undertaken by Rothschild, is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The opinion of Rothschild was limited to the evaluation of the fairness, from a financial point of view, to the holders of Bitstream common stock of the consideration to be received by those holders pursuant to the merger agreement. Rothschild did not express any view or opinion as to the fairness, financial or otherwise, of the merger to, or any consideration received in connection therewith by, any other constituencies or affiliates. The summary of the written opinion of Rothschild in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Rothschild provided its opinion to Bitstream’s board of directors for the benefit and use of Bitstream’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Rothschild’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

Conditions to the Merger (page 83)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	approval and adoption of the merger agreement and the merger by an affirmative vote of the holders of a majority of the outstanding shares of Bitstream common stock;

•

no governmental authority with jurisdiction over any party has issued any binding order, injunction, decree, judgment, ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	no law or regulation has been adopted that makes the consummation of the merger illegal or otherwise prohibited;

•

the waiting period applicable to the merger under any foreign competition laws has expired or been terminated, and any affirmative approval of a governmental entity required under any foreign competition laws has been obtained;

•	the amount of the per share merger consideration is final and binding on Monotype Imaging, Merger Subsidiary and Bitstream in accordance with the terms of the merger agreement; and

•

the amount of the taxes arising out of or relating to the spin-off of MSDH, as determined by Monotype Imaging and Bitstream, is final and binding on Monotype Imaging, Merger Subsidiary and Bitstream for purposes of effecting the merger, and does not exceed the sum of (i) $1.0 million and (ii) the aggregate amount of any reduction in net asset value for such spin-off taxes included in the calculation of the per share merger consideration.

Conditions to Monotype Imaging’s and Birch Acquisition Corporation’s Obligations. The obligation of Monotype Imaging and Birch Acquisition Corporation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the representations and warranties of Bitstream relating to corporate existence, power, authority, non-contravention, capitalization, brokers of Bitstream, the opinion of Bitstream’s financial advisor set forth in the merger agreement and anti-takeover statutes, will be true and correct in all material respects when made and as of the closing date of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true in all material respects as of such specified date);

•

the other representations and warranties of Bitstream made in the merger agreement, disregarding materiality or material adverse effect qualifications, will be true and correct when made and as of the closing date of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on Bitstream;

•	Bitstream will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•	Monotype Imaging will have received a certificate signed on Bitstream’s behalf by a senior executive officer of Bitstream as to the satisfaction of the preceding three conditions;

•

Bitstream will have completed the assignment of the lease for its corporate offices in Marlborough, Massachusetts to MSDH, including a release of Bitstream from any and all obligations, liabilities and liens arising out of or in connection with this lease;

•	Bitstream will have completed the spin-off of MSDH;

•	there will not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a material adverse effect on Bitstream; and

•	Bitstream will have delivered a properly executed statement in a form reasonably acceptable to Monotype Imaging that Bitstream’s securities do not constitute “United States real property interests.”

Conditions to Bitstream’s Obligations. The obligation of Bitstream to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the representations and warranties of Monotype Imaging and Birch Acquisition Corporation set forth in the merger agreement will be true and correct in all respects (disregarding any materiality qualifications contained therein) when made and as of the closing date of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to materially delay or materially impair the ability of Monotype Imaging or Birch Acquisition Corporation to consummate the merger;

•	Monotype Imaging and Birch Acquisition Corporation will have performed in all material respects their respective obligations under the merger agreement; and

•	Bitstream will have received a certificate signed on Monotype Imaging’s behalf by a senior executive officer of Monotype Imaging as to the satisfaction of the preceding two conditions.

No Solicitations (page 76)

Immediately upon signing of the merger agreement, Bitstream and its subsidiaries agreed as an inducement to Monotype Imaging to enter into the definitive merger agreement, to cease any existing activities, discussions or negotiations with respect to any competing acquisition proposal. In addition, under the merger agreement, Bitstream and its subsidiaries are not permitted to, among other things, (i) solicit, initiate, or knowingly facilitate or knowingly encourage the submission of any acquisition proposal or the making of any inquiries, offer or proposal that could reasonably be expected to lead to an acquisition proposal or (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Bitstream or any of its subsidiaries to, afford access to the business, properties, assets, books or records of Bitstream or any of its subsidiaries to, or otherwise cooperate in any way, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any third party that is seeking to make, or has made, any acquisition proposal.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by Bitstream’s stockholders, the Bitstream board of directors, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any person that has made (and not withdrawn) a bona fide unsolicited acquisition proposal in writing after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the Bitstream board of directors believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a superior proposal and (ii) thereafter furnish to such person non-public information relating to Bitstream or any of its subsidiaries pursuant to an executed confidentiality agreement (which we refer to as an acceptable confidentiality agreement) with terms no less favorable to Bitstream than those contained in the confidentiality agreement between Bitstream and Monotype Imaging (including with regard to any standstill provisions thereof) and containing additional provisions that expressly permit Bitstream to comply with the non-solicitation provisions of the merger agreement, but in each case under the preceding clauses (i) and (ii), only if the Bitstream board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement (page 85)

Bitstream and Monotype Imaging may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Monotype Imaging or Bitstream may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger is not consummated on or before May 15, 2012 (which we refer to as the end date), provided, that if all of the conditions to the consummation of the merger have been satisfied (or are capable of being satisfied or have been waived), other than (i) Bitstream’s completion of the spin-off of MSDH and (ii) the calculation of the per share merger consideration having become final and binding, then Monotype Imaging or Bitstream will be entitled to extend the end date to June 30, 2012; provided, further, that if all of the conditions to the consummation of the merger have been satisfied (or are capable of being satisfied or have been waived), other than the expiration or termination of the applicable waiting period and the receipt of required regulatory approvals under the applicable antitrust or merger control laws of the required foreign jurisdictions, then the end date may be extended by a three month period by Monotype Imaging by written notice to Bitstream (the end date may be so extended not more than twice), it being understood that in no event will the end date be extended to a date that is later than the twelve month anniversary of the merger agreement;

•

any governmental entity of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action permanently enjoining, permanently restraining or otherwise prohibiting the consummation of the merger and such order, decree, injunction, ruling or other action becomes final and non-appealable;

•	any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited;

•

the amount of the taxes relating to or arising out of the spin-off of MSDH by Bitstream (as determined immediately following the completion of the spin-off of MSDH) to its stockholders exceeds the sum of $1 million plus the amount by which the net asset value of Bitstream was reduced by such taxes (as estimated in connection with the determination of Bitstream’s net asset value in calculating the per share merger consideration); or

•

the approval and adoption of the merger agreement and the merger by Bitstream’s stockholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any permitted adjournment or postponement thereof).

Monotype Imaging may also terminate the merger agreement if:

•

Bitstream has failed to include the board recommendation (as defined in the section entitled “The Merger Agreement—Bitstream Board Recommendation”) in this proxy statement or has effected an adverse recommendation change (as defined in the section entitled “The Merger Agreement—Bitstream Board Recommendation”) has occurred;

•

the Bitstream board of directors has failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitations”) within five business days after Monotype Imaging so requests in writing;

•

Bitstream has entered into, or publicly announced its intention to enter into, an acquisition agreement (as defined in the section entitled “The Merger Agreement—No Solicitations”), other than an acceptable confidentiality agreement, relating to any acquisition proposal;

•

Bitstream has breached in any material respect the non-solicitation provisions of the merger agreement, and such violation or breach has resulted in the receipt by Bitstream of an acquisition proposal;

•	Bitstream has failed to effect the spin-off of MSDH to its stockholders by the end date; or

•

Bitstream materially breaches any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Bitstream was inaccurate when made or has become inaccurate, in either case such that the conditions to the merger relating to the accuracy of Bitstream’s representations and warranties and performance of covenants would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate (except that with respect to breaches or inaccuracies that are curable by Bitstream through the exercise of commercially reasonable efforts within 30 days and prior to the end date, Monotype Imaging cannot terminate the merger agreement as described in this bullet point until the earlier of (i) the expiration of the 30-day period after delivery of written notice from Monotype Imaging to Bitstream of any such breach or inaccuracy, or (ii) Bitstream’s ceasing to exercise commercially reasonable efforts to cure the breach or inaccuracy, provided that Bitstream continues to exercise commercially reasonable efforts to cure the breach or inaccuracy).

Bitstream may also terminate the merger agreement if:

•

prior to the receipt of approval of the adoption of the merger agreement by Bitstream’s stockholders, the Bitstream board of directors authorizes Bitstream, in compliance with the terms of the merger agreement, to enter into an acquisition agreement (other than an acceptable confidentiality agreement) in respect of a superior proposal if (1) Bitstream pays the applicable termination fee described below at or prior to termination of the merger agreement and (2) Bitstream substantially concurrently enters into such acquisition agreement with respect to such superior proposal; or

•

Monotype Imaging or Birch Acquisition Corporation materially breaches any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Monotype Imaging or Birch Acquisition Corporation was inaccurate when made or has become inaccurate, in either case, such that the conditions to the merger relating to the accuracy of Monotype Imaging’s and Birch Acquisition Corporation’s representations and warranties and performance of covenants would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate (except that with respect to breaches or inaccuracies that are curable by Monotype Imaging or Birch Acquisition Corporation through the exercise of commercially reasonable efforts within 30 days and prior to the end date, Bitstream cannot terminate the merger agreement as described in this bullet point until the earlier of (i) the expiration of the 30-day period after delivery of written notice from Bitstream to Monotype Imaging of any such breach or inaccuracy, or (ii) Monotype Imaging or Birch Acquisition Corporation, as the case may be, ceasing to exercise commercially reasonable efforts to cure the breach or inaccuracy, provided that Monotype Imaging or Birch Acquisition Corporation, as the case may be, continues to exercise commercially reasonable efforts to cure the breach or inaccuracy).

Termination Fees (page 87)

We have agreed to pay Monotype Imaging a termination fee of $1.0 million in the event that the merger agreement is terminated by Monotype Imaging pursuant to the provisions described in the fifth bullet point in the second paragraph under “Summary—Termination of the Merger Agreement” above, provided that, immediately prior to such termination, all conditions to the closing of the merger are satisfied, other than the conditions in the sixth bullet under “Summary—Conditions to the Merger—Conditions to Each Party’s Obligations” and the sixth bullet under “Summary—Conditions to the Merger—Conditions to Monotype Imaging’s and Birch Acquisition Corporation’s Obligations.” We have agreed to pay Monotype Imaging a termination fee of $2.0 million in the event that the merger agreement is terminated by (a) Monotype Imaging pursuant to the provisions described in the first four bullet points in the second paragraph under “Summary—Termination of the Merger Agreement” above, (b) Bitstream pursuant to the provisions described in the first bullet point in the third paragraph under “Summary—Termination of the Merger Agreement” above or (c) either party pursuant to the provisions described in the first or fifth bullet point described in the first paragraph or Monotype Imaging pursuant to the provisions described in the fifth or sixth bullet points described in the second paragraph, in each case, under “Summary—Termination of the Merger Agreement” above, and in the case of this clause (c), (x) prior to such termination (in the case of termination pursuant to the first bullet point in the first paragraph or the fifth or sixth bullet points in the second paragraph under “Summary—Termination of the Merger Agreement” above) or the special meeting (in the case of termination pursuant to the fifth bullet point in the first paragraph under “Summary—Termination of the Merger Agreement” above), an acquisition proposal has been publicly announced and not publicly withdrawn, and (y) within 12 months following the date of such termination Bitstream has (1) entered into a definitive agreement with respect to, (2) recommended to its stockholders or (3) completed, a transaction contemplated by such acquisition proposal.

Expenses (page 87)

Each of Bitstream and Monotype Imaging are required to pay their own expenses in connection with the merger agreement and consummation of the transactions contemplated thereby, provided that Bitstream and Monotype Imaging will share equally all filing fees payable pursuant to any foreign competition laws.

However, if the merger agreement is terminated by Monotype Imaging or Bitstream because the required approval of the stockholders of Bitstream has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting, Bitstream has agreed to reimburse Monotype Imaging for all its documented, reasonable out-of-pocket fees and expenses (any reimbursement of such amounts paid by Bitstream will be credited against any obligation of Bitstream to pay Monotype Imaging a termination fee pursuant to clause (c) of “Summary—Termination Fees” above).

The Voting Agreements (page 58)

Each of the directors and executive officers and certain stockholders of Bitstream have entered into voting agreements with Monotype Imaging (collectively, the “voting agreements”) pursuant to which they agreed, among other things, to vote their shares of Bitstream in favor of adoption and approval of the merger agreement, the spin-off of MSDH and all other transactions contemplated by the merger agreement, against any acquisition proposal, and against any agreement, transaction or other matter that would impede, interfere with, delay, postpone, discourage or materially or adversely affect the consummation of the merger, the spin-off of MSDH or the other transactions contemplated by the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. As of the record date, the directors and executive officers and certain stockholders of Bitstream that entered into the voting agreements collectively own beneficially and of record an aggregate of approximately     % of the outstanding Bitstream common stock.

A copy of the form of voting agreement is attached as Annex B to this proxy statement.

Appraisal Rights (page 90)

Under Delaware law, holders of Bitstream common stock may have the right to receive an appraisal of the fair value of their shares of Bitstream common stock in connection with the merger. To exercise appraisal rights, a holder of Bitstream common stock must not vote for the proposal to adopt the merger agreement, must deliver to us a written appraisal demand before the stockholder vote on the merger agreement is taken at the special meeting, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law.

A copy of the full text of Section 262 of the DGCL is included as Annex D to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Certain Material U.S. Federal Income Tax Considerations (page 61)

The exchange of Bitstream common stock by our stockholders for the cash merger consideration and the distribution of MSDH common stock to our stockholders will generally be treated as taxable transactions to our stockholders (and in the case of the distribution of MSDH common stock, also to Bitstream) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. Because of the complexities of the tax laws, we advise you to consult your personal tax advisors concerning the applicable U.S. federal, state, local and foreign income and other tax consequences of the merger and the spin-off of MSDH.

Treatment of Options and Restricted Stock (page 68)

On the date that Bitstream completes its spin-off of MSDH, each outstanding option to purchase a share of Bitstream common stock (which we refer to as the Bitstream options) will be divided into (i) one option to purchase a share of Bitstream common stock (each of which we refer to as an adjusted Bitstream option) and (ii) one option to purchase a share of MSDH common stock (each of which we refer to as an MSDH option). Each adjusted Bitstream option will continue to have, and be subject to, the same terms and conditions set forth in the applicable equity compensation plan of Bitstream, except that the exercise price of such adjusted Bitstream option shall be adjusted to the product of the original exercise price of such Bitstream option multiplied by a fraction the numerator of which is the per share consideration in the merger and the denominator of which is the sum of the per share consideration in the merger and the appraised value of each share of MSDH common stock. Each MSDH option shall be issued under the MSDH Incentive Compensation Plan, to be adopted by MSDH immediately prior to the spin-off of MSDH from Bitstream, but shall otherwise be subject to the same term and conditions of the Bitstream option, except that the exercise price of such MSDH option will be adjusted to the product of the original exercise price of such Bitstream option multiplied by a fraction, the numerator of which is the appraised value of MSDH divided by the sum of the number of outstanding shares of Bitstream common stock and the number of shares of Bitstream common stock subject to outstanding equity-based awards and the denominator of which is the sum of the per share consideration in the merger and the appraised value of each share of MSDH common stock.

Each adjusted Bitstream option with an adjusted exercise price that is less than the per share merger consideration in the merger will, on the effective date of the merger, be converted into the right to receive an amount in cash equal to the difference between the per share merger consideration and the adjusted exercise price of such adjusted Bitstream option. Each adjusted Bitstream option with an exercise price equal to or greater than the per share merger consideration in the merger will be cancelled without any payment. Each MSDH option shall otherwise not be affected by the merger and shall remain outstanding in accordance with its terms.

Each outstanding share of Bitstream restricted stock will, immediately prior to the effective time of the merger, become fully vested, cancelled and be automatically converted into the right to receive the per share merger consideration.

Interests of Our Directors and Executive Officers in the Merger (page 48)

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Bitstream common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. These interests include:

•	accelerated vesting at the closing of all equity awards held by our directors and executive officers, as well as all other employees of Bitstream;

•	pre-existing severance arrangements covering certain of our executive officers;

•	indemnification of our directors and executive officers by the surviving corporation following the merger;

•	receipt by our board of directors and executive officers of MSDH options in connection with the spin-off of MSDH on the same terms as all other employees of Bitstream holding Bitstream options; and

•

the new compensation arrangements with MSDH to be entered into by our directors and executive officers continuing to serve as directors and executive officers of MSDH following the completion of the merger and the spin-off of MSDH.

These arrangements are further described under “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Common Stock Ownership of Our Directors and Executive Officers (page 94)

As of the record date, our directors and executive officers beneficially owned in the aggregate                  shares of Bitstream common stock or approximately     % of our total issued and outstanding shares. This amount excludes options to purchase                  shares of our common stock that will be exercisable at the effective time of the merger that are beneficially owned by our directors and executive officers. The share ownership of our directors and executive officers is further described under “Security Ownership Of Management and Certain Beneficial Owners.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes.

Q. What is the proposed transaction?

A. Bitstream and Monotype Imaging have entered into a definitive agreement pursuant to which, and subject to the terms and conditions of which, Monotype Imaging will acquire Bitstream by merging a subsidiary of Monotype Imaging with and into Bitstream, with Bitstream as the surviving corporation. Upon completion of the proposed merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Monotype Imaging.

Q. If the merger is completed, what will I be entitled to receive for my shares of Bitstream common stock and when will I receive it?

A. The aggregate merger consideration to be paid by Monotype Imaging pursuant to the merger agreement is $50 million in cash, plus the aggregate exercise price of all adjusted Bitstream options outstanding (and not exercised) as of the closing date of the merger and plus or minus Bitstream’s positive or negative net asset value, as applicable. In accordance with the merger agreement, Bitstream is required to deliver to Monotype Imaging a calculation of Bitstream’s net asset value no less than twenty (20) business days prior to the expected closing date of the merger. The merger agreement further provides for the reconciliation of the estimated net asset value by Monotype Imaging and Bitstream and the procedures by which Bitstream and Monotype Imaging shall determine the final net asset value of Bitstream prior to the effective time of the merger.

Based upon the exercise prices of all outstanding adjusted Bitstream options and an estimated net asset value as of the most recent practicable date prior to mailing of this proxy statement, Bitstream estimates that the aggregate merger consideration to be paid by Monotype Imaging at closing will be approximately $        , or $         per share, without interest and less any applicable withholding taxes, for each share of Bitstream common stock that you own. This does not apply to shares held by Bitstream stockholders, if any, that properly perfect appraisal rights under Delaware law.

For purposes of calculating the merger consideration, net asset value means (A) Bitstream’s total current assets (consisting of all such current assets required to be set forth on a balance sheet prepared in accordance with GAAP but excluding current tax assets), plus (B) the value of net property and equipment to the extent not included in (A) above, minus (C) total liabilities (consisting of all such liabilities required to be set forth on a balance sheet prepared in accordance with GAAP, including tax liabilities). For purposes of calculating net asset value, total liabilities will include, without limitation, all liabilities associated with (i) the treatment of the lease for Bitstream’s Marlborough, Massachusetts headquarters, as contemplated by the merger agreement, (ii) the termination of Bitstream employees who will not become employees of Monotype Imaging or the surviving corporation after the effective time, (iii) the merger and all other transactions contemplated by the merger agreement and (iv) the spin-off of MSDH. Total liabilities will exclude all liabilities that are assumed exclusively by MSDH in connection with the spin-off of MSDH with no residual liability to Bitstream.

After the merger closes, Monotype Imaging will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal, his, her or its stock certificates, if applicable, and any other required documentation.

Q. When is the merger expected to be completed?

A. We expect the merger to be completed at the end of the first quarter of 2012. However, the merger is subject to various closing conditions, including Bitstream stockholder approval and the completion of the spin-off of MSDH, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all.

Q. When is the spin-off of MSDH expected to be completed?

A. Concurrent with the signing of the merger agreement between Bitstream, Monotype Imaging and Birch Acquisition Corporation on November 10, 2011, MSDH filed with the Securities and Exchange Commission a registration statement on Form S-1 to register the issuance of MSDH common stock to the stockholders of Bitstream in the spin-off. The spin-off of MSDH cannot be completed until this registration statement has been reviewed and declared effective by the Securities and Exchange Commission, or the SEC, a process that is expected to take at least two months from the original date of filing. Accordingly, it is expected that the spin-off of MSDH also will be completed at the end of the first quarter of 2012 but prior to the effective time of the merger.

Q. What will I receive as a result of the of the spin-off of MSDH?

A. Bitstream will distribute to its stockholders one share of MSDH common stock for each share of Bitstream common stock outstanding as of the record date for the spin-off of MSDH.

Q. What relationship will exist between Bitstream and MSDH following the spin-off?

A. After the spin-off of MSDH, Bitstream will not own any shares of MSDH common stock. However, in connection with the spin-off, the two companies have entered into a number of agreements that govern the terms of the spin-off of MSDH and certain matters between the companies following completion of the spin-off of MSDH. See “The Spin-Off of MSDH,” beginning on page 54 of this proxy statement.

Q. What will happen to my shares of Bitstream common stock after the merger?

A. Following the effectiveness of the merger, your shares of Bitstream common stock will represent solely the right to receive the per share merger consideration, except for those stockholders who have not voted in favor of the merger and exercise their appraisal rights under Section 262 of the DGCL as further described under “Appraisal Rights” on page 90 of this proxy statement. At the effective time of the merger, trading in Bitstream common stock on the NASDAQ Capital Market will cease. Price quotations for Bitstream common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Q. What will I be asked to vote upon at the special meeting?

A. You will be asked to vote on the adoption of the merger agreement that we have entered into with Monotype Imaging and Birch Acquisition Corporation, a wholly-owned subsidiary of Monotype Imaging, pursuant to which Birch Acquisition Corporation will be merged with and into us and we will become a wholly-owned subsidiary of Monotype Imaging. We will also be asking you to cast an advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger pursuant to pre-existing severance arrangements and to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement. Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (            ) or by telephone (            ), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible.

Q. What stockholder approvals are required for the merger?

A: The holders of a majority of the outstanding shares of Bitstream common stock on                     , 2012, or the record date for the special meeting of stockholders, must vote in favor of the adoption of the merger agreement. Only holders of record of Bitstream common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were                  shares of Bitstream class A common stock issued and outstanding, held by approximately              holders of record, and entitled to vote at the special meeting. No other classes of Bitstream capital stock were outstanding as of the record date. In connection with the execution of the merger agreement, the directors and executive officers and certain stockholders of Bitstream, who collectively beneficially own approximately     % of the voting power of Bitstream common stock as of the record date, entered into voting agreements agreeing to, among other things, vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ voting agreements will also terminate. A copy of the form of voting agreement is attached as Annex B to this proxy statement.

Q. Who is entitled to vote at the special meeting?

A. Holders of record of shares of Bitstream common stock as of the close of business on                     , 2012, the record date for the special meeting of stockholders, are entitled to vote at the special meeting. Such holders are entitled to one vote per share of Bitstream common stock held.

Q. Why is our board of directors recommending the merger?

A. After careful consideration involving a deliberative process and consultation with our senior management, legal counsel and financial advisor, our board of directors, by the unanimous vote of all directors, approved the merger agreement, the merger and the spin-off of MSDH and determined that the merger agreement, the merger and the spin-off of MSDH are advisable and in the best interests of our company and our stockholders, and recommends that you adopt the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “Proposal No. 1—The Merger—Reasons for the Merger and Recommendation of our Board of Directors” on page 36 of this proxy statement.

Q. Why am I being asked to cast an advisory (non-binding) vote to approve the “golden parachute” compensation payable or that could become payable to certain Bitstream officers in connection with the merger pursuant to pre-existing severance arrangements?

A: The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Bitstream to seek an advisory (non-binding) vote with respect to certain payments that may be made to Bitstream’s named executive officers in connection with the merger.

Q: What will happen if Bitstream shareholders do not approve the “golden parachute” compensation at the special meeting?

A: Approval of the “golden parachute” compensation payable or that could become payable under pre-existing severance arrangements that Bitstream’s named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Bitstream regardless of whether the merger agreement is approved. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger is approved by the stockholders and completed, the “golden parachute” compensation will still be paid to Bitstream’s named executive officers to the extent payable in accordance with the terms of such pre-existing compensation arrangements.

Q: What vote of Bitstream stockholders is required to adopt the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary?

A: The affirmative vote of the holders of a majority of the shares of Bitstream common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger and the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Because the “golden parachute” compensation proposal is advisory, it will not be binding upon the Bitstream board of directors if approved regardless of whether the merger agreement is approved. Failure to vote, in person or by proxy, will have no effect on the approval of the “golden parachute” compensation or any adjournment proposal.

Q. What should I do now?

A. After carefully reading and considering the information contained in this proxy statement, please vote in one of the following three ways whether or not you plan to attend the special meeting: (i) by completing your proxy through the Internet at the address listed on the accompanying proxy card, (ii) by completing your proxy using the toll-free telephone number listed on the proxy card, or (iii) by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q. If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A. Brokers who hold shares of Bitstream common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Bitstream common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document. If you do not instruct your broker how to vote, it will have the same effect as a vote against the adoption of the Merger Agreement, but it will not have an effect on the non-binding advisory proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting.

Q. What if I do not vote?

A. If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Failure to vote will have no effect on the advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger or the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement, “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the adoption of the merger agreement. With respect to the proposal to approve the “golden parachute” compensation and the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and each proposal will be decided by the stockholders who cast votes “FOR” and “AGAINST” such proposals.

Q. When should I cast my vote?

A. You should complete your proxy card through the Internet or by telephone or mail in your proxy card as soon as possible, but in any event before                     , 2012, so that your shares will be voted at the special meeting.

Q. May I change my vote after I have mailed my signed proxy card or voted via the Internet or by telephone?

A. Yes. You may change your vote and revoke your proxy at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. With respect to voting your proxy via the Internet or by telephone, you can revoke your proxy by voting again and only your last action via the Internet or by telephone will be counted.

Q. May I vote in person?

A. Yes. You may attend the special meeting of stockholders and vote your shares of Bitstream common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting. In accordance with our security procedures, all persons attending the special meeting will be required to present picture identification.

Q: Am I entitled to appraisal rights?

A: Under Section 262 of the DGCL, holders of shares of Bitstream common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the merger agreement. Any holder of shares of Bitstream common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Bitstream prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel. For more information, see “Appraisal Rights” on page 90 of this proxy statement. In addition, a copy of the full text of Section 262 of the DGCL is attached as Annex D to this proxy statement.

Q. Will the merger and spin-off of MSDH be taxable transactions to me under U.S. federal income tax law?

A. If you are a U.S. holder, the receipt of cash for shares of Bitstream common stock pursuant to the merger and the receipt of MSDH common stock in the spin-off of MSDH will generally be taxable transactions for U.S. federal income tax purposes. If you are a non-U.S. holder, the receipt of cash for shares of Bitstream common stock pursuant to the merger generally will not be a taxable transaction for U.S. federal income tax purposes unless you have certain connections with the United States. However, the receipt of MSDH common stock by a non-U.S. holder in connection with the spin-off of MSDH could be subject to withholding tax under U.S. federal income tax law. For a more detailed explanation of the tax consequences of the merger and spin-off of MSDH, see “Certain Material U.S. Federal Income Tax Considerations” on page 61 of this proxy statement. The tax consequences may vary depending upon the particular circumstances of each stockholder. You should consult your tax advisor with respect to the tax consequences of the merger and the spin-off of MSDH to you, including under any applicable U.S. federal, state, local and foreign income and other tax laws.

Q. Should I send in my stock certificates now?

A. No. After the merger closes, Monotype Imaging will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

Q. What should I do if I have questions?

A. You should direct any questions regarding extra copies of the proxy materials, the special meeting of stockholders or the merger to James Dore at 500 Nickerson Road, Marlborough, MA 01752 Phone: 617-520-8377. If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements generally are identified by the words “believes”, “projects”, “expects”, “anticipates”, “estimates”, “intends”, “strategy”, “plan”, “may”, “will”, “would”, “will be”, “will continue”, “will likely result”, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the requirement that our stockholders adopt the merger agreement;

•	the failure to satisfy any other conditions to the merger, including the completion of the spin-off of MSDH to our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees;

•	adverse changes in our industry;

•	the parties’ ability to meet expectations regarding the timing and completion of the merger; and

•

other risks detailed in our current filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. See “Where You Can Find More Information” on page 99 of this proxy statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of Bitstream class A common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders, or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting of our stockholders will be held at our headquarters at our corporate offices at 500 Nickerson Road, Marlborough, Massachusetts 01752-4695, on                     , 2012, at 10:00 a.m., Eastern Time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	to vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement;

•

to consider and vote upon an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger pursuant to pre-existing severance arrangements;

•	to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement; and

•

to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors, by the unanimous vote of all directors, approved the merger agreement, the merger and the spin-off of MSDH, and determined that the merger agreement, the merger and the spin-off of MSDH are advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting. Our board of directors also unanimously recommends that our stockholders vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger pursuant to pre-existing severance arrangements, and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Record Date; Stock Entitled to Vote

The holders of record of shares of Bitstream common stock as of the close of business on                     , 2012, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were                  shares of Bitstream class A common stock outstanding and entitled to vote held by approximately              stockholders of record. No other shares of capital stock of Bitstream were outstanding as of the record date. Each share of Bitstream common stock entitles the holder to one vote on all matters properly coming before the special meeting or any adjournment or postponement thereof.

Quorum

Our by-laws and Delaware law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of outstanding shares of Bitstream common stock entitled to vote at the special meeting to constitute a quorum. Both abstentions and “broker non-votes” (as that term is described in the next section) will be counted as present for purposes of determining the existence of a quorum. If a quorum is not present, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required for Approval

Delaware law requires the affirmative vote of holders of a majority of the outstanding shares of Bitstream common stock entitled to vote at the special meeting to adopt the merger agreement. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Neither abstentions nor “broker non-votes” (as described below) will be counted as votes cast or shares voting on the proposal to adopt the merger agreement. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Bitstream common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger and the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the non-binding advisory proposal regarding “golden parachute” compensation or any adjournment proposal.

Brokers who hold shares of Bitstream common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Bitstream common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document. Non-voted shares of Bitstream common stock will have no effect on the non-binding advisory proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

As of the record date, our directors and executive officers beneficially owned in the aggregate                  shares of Bitstream common stock or approximately     % of our total issued and outstanding shares. This amount excludes options to purchase                  shares of our common stock that will be exercisable at the effective time of the merger that are beneficially owned by our directors and executive officers. The share ownership of our directors and executive officers is further described under “Security Ownership Of Management and Certain Beneficial Owners.” All of shares of our common stock owned by our directors and executive officers are subject to voting agreements. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. A copy of the form of voting agreement is attached as Annex B to this proxy statement.

Voting

Holders of record of Bitstream common stock may vote their shares by attending the special meeting and voting their shares of Bitstream common stock in person, or one of the following three ways whether or not you plan to attend the special meeting:

•	by completing your proxy through the Internet at www. , as listed on the accompanying proxy card;

•	by completing your proxy using the toll-free telephone number , as listed on the proxy card; or

•	by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope.

All shares of Bitstream common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Bitstream common stock represented by the proxy will be voted “FOR” the adoption of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream in connection with the merger, “FOR” approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of the adoption of the merger agreement and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact James Dore at 500 Nickerson Road, Marlborough, MA 01752 Phone: 617-520-8377.

Brokers who hold shares of Bitstream common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Bitstream common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

In connection with the execution of the merger agreement, the directors and executive officers and certain stockholders of Bitstream, who collectively beneficially own approximately     % of the voting power of Bitstream common stock as of the record date, have entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. A copy of the form of voting agreement is attached as Annex B to this proxy statement.

Revocability of Proxies

You may change your vote at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary at Office of the Secretary, Bitstream Inc., 500 Nickerson Road, Marlborough, Massachusetts 01752-4695, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. If you have voted your proxy via the Internet or by telephone, you can revoke your proxy by voting again and only your last action via the Internet or by telephone will be counted.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Bitstream on behalf of its board of directors. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by personal interview, e-mail, telephone, facsimile or other means of communication. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Bitstream common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters set forth in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Bitstream common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact James Dore at 500 Nickerson Road, Marlborough, MA 01752 Phone: 617-520-8377.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Bitstream during our regular business hours by any interested holder of Bitstream common stock. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least ten days before the special meeting.

PROPOSAL NO. 1—THE MERGER

Parties to the Merger

Bitstream Inc.

500 Nickerson Road

Marlborough, Massachusetts 01752-4695

(617) 497-6222

Bitstream Inc., a Delaware corporation, is a software development company focused on bringing innovative and proprietary software products to a wide variety of markets. Bitstream’s core software products include award-winning fonts and font rendering technologies, mobile browsing and messaging technologies, variable data publishing and web-to-print technologies, and multi-channel communications technologies. Bitstream operates in one business segment. Bitstream conducts its fonts and font rendering technology operations directly through Bitstream and conducts the operation of its personalized marketing communications and variable publishing technologies, or Pageflex product, and its mobile web browsing technologies, or BOLT product, through its wholly-owned subsidiary Marlborough Software Development Holdings Inc., and its foreign operations through two wholly-owned foreign subsidiaries: Bitstream India Pvt. Ltd. and Bitstream Israel LTD.

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(781) 970-6000

Monotype Imaging combines technology with design to help the world communicate. Based in Woburn, Massachusetts with offices in the U.S., Europe and Asia, Monotype Imaging brings text imaging and graphical user interface capabilities to consumer electronics devices such as laser printers, copiers, mobile phones, navigation devices, digital cameras, e-book readers, automotive devices, tablets, digital televisions, set-top boxes and consumer appliances. Monotype Imaging also provides printer drivers, page description language interpreters, printer user interface technology and color imaging solutions to printer manufacturers and OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 14,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries—home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative, business and Web professionals through e-commerce portals, direct and indirect sales and custom design services. Monotype Imaging offers industry-standard font solutions that support all of the world’s major languages.

Birch Acquisition Corporation

c/o Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(781) 970-6000

Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Monotype Imaging, was formed solely for the purpose of facilitating Monotype Imaging’s acquisition of Bitstream. Birch Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Birch Acquisition Corporation will merge with and into Bitstream and will cease to exist.

Background of the Merger

Bitstream’s board of directors has periodically reviewed and assessed Bitstream’s long-term strategies and objectives and developments in the markets in which Bitstream operates, including, among other things, strategies to develop, fund and grow Bitstream’s business and operations.

On February 17, 2009, Columbia Pacific Opportunity Fund L.P., Columbia Pacific Advisors LLC, Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty and Brandon D. Baty (which we collectively refer to as the Columbia Group) filed a joint statement on Schedule 13G to report beneficial ownership by the Columbia Group of approximately 6.2% of Bitstream’s issued and outstanding class A common stock.

On May 1, 2009, NV North American Opportunity Fund, Millennium Group LLC, Highland Park Partners Fund LP, HPP GP LLC and Trent Stedman (which we collectively refer to as the NVP Group) filed a joint statement on Schedule 13D to report the beneficial ownership by the NVP Group of approximately 13.6% of Bitstream’s issued and outstanding class A common stock. In this filing, the NVP Group disclosed its belief that Bitstream’s class A common stock was significantly undervalued and that it intended to evaluate measures aimed at enhancing shareholder value for all of Bitstream’s shareholders. In addition, the NVP Group disclosed its intent to engage in communications with Bitstream’s management and board of directors, conversations with other Bitstream shareholders, offering proposals to Bitstream concerning changes to Bitstream’s capitalization, ownership structure, board composition, or operations of the company, engaging investment bankers or other advisors, and discussions with industry participants.

On June 15, 2009, Daniel Gerron, Vice President of Corporate Development of Monotype Imaging, contacted Anna Chagnon, then Chief Executive Officer of Bitstream, to discuss Bitstream’s potential interest in selling its OEM Type and Myfonts products (which we refer to as our fonts products). On that call, Ms. Chagnon indicated that she would inform Bitstream’s board of directors of Monotype Imaging’s initial expression of interest, determine the board’s level of interest in discussing a potential transaction and, if such interest existed, recommend a process for continuing discussions.

On August 18, 2009, Mr. Gerron again contacted Ms. Chagnon to inquire about Bitstream’s potential willingness to consider a sale of its fonts products. Ms. Chagnon informed Mr. Gerron that Bitstream was unwilling to engage in discussions with Monotype Imaging without Monotype Imaging first having made a formal proposal. Monotype Imaging did not make a formal proposal and no additional discussions took place at that time.

On April 20, 2010, the Columbia Group filed a joint statement on Schedule 13D to report beneficial ownership of approximately 11.6% of Bitstream’s issued and outstanding class A common stock. In this filing, the Columbia Group also disclosed that, as of April 12, 2010, it had decided to become more actively involved with a view towards influencing material business decisions relating to the future of Bitstream.

On April 23, 2010, the NVP Group filed an amendment to its joint statement on Schedule 13D/A to disclose the addition of Thomas Patrick as a member of the group. This filing also disclosed that Mr. Stedman and Mr. Patrick had acquired all of the shares of Bitstream’s class A common stock owned by Highland Park Partners Fund LP, which ceased to be a member of the NVP group.

On August 18, 2010, the board of directors of Bitstream received a letter from Mr. Washburn of the Columbia Group requesting that the board of directors form a non-executive committee for the purpose of exploring a potential sale of Bitstream. The Columbia Group disclosed its letter to Bitstream in an amendment to its joint statement on Schedule 13D/A filed on August 18, 2010.

On August 20, 2010, the board of directors of Bitstream received a letter from Mr. Stedman of the NVP Group referencing the August 18, 2010 letter from the Columbia Group in support of its recommendation that Bitstream’s board of directors form a special committee to explore a sale of Bitstream. The NVP Group disclosed its letter to Bitstream in an amendment to its joint statement on Schedule 13D/A filed on August 20, 2010.

On August 26, 2010, Bitstream’s board of directors discussed the letters from the Columbia Group and the NVP Group during a telephonic meeting. The board of directors unanimously determined to consider possible responses to the shareholder letters and to discuss potential strategic alternatives with respect to Bitstream at the next board of directors meeting. Following the board meeting, Amos Kaminski, chairman of Bitstream’s board of directors, spoke separately by telephone with each of Messrs. Washburn and Stedman regarding their letters to the board of directors and advised that the board of directors was considering possible options and would discuss these options at its next meeting.

On September 16, 2010, the board of directors of Bitstream held a meeting at which members of the board discussed the letters that had been received from the Columbia Group and the NVP Group. It was determined that these large shareholders were frustrated with the performance of Bitstream’s stock price and believed that Bitstream was pursuing multiple, diverse product lines making it difficult for the capital markets to accurately value the company as a whole and making it difficult to attract new investors. Bitstream’s board of directors determined that it would be appropriate to consider engaging a financial advisor and exploring possible alternatives for enhancing shareholder value. The board determined that a special committee (which we refer to as the special committee) should be formed to interview and hire a financial advisor, to supervise the initial work performed by such advisor and perform such other analyses as the board of directors may determine. The board of directors then formally established the special committee, consisting of Messrs. Kagan, Keating and Kaminski, with Mr. Kagan appointed as chairman. The principal purpose of the special committee was to streamline the process of hiring the financial advisor and considering strategic alternatives, so that the full board would not be needed in all the requisite deliberations, with the understanding that the full board would continue to approve significant matters as part of the ongoing process.

On October 5, 2010, the special committee met to discuss proposals from four investment banking firms.

On October 20, 2010, the special committee authorized the execution of an engagement letter with Rothschild appointing Rothschild as Bitstream’s financial advisor. On October 25, 2010, Bitstream issued a press release announcing that Rothschild had been appointed as Bitstream’s financial advisor to advise the company in connection with reviewing business opportunities and strategic alternatives to enhance shareholder value.

On October 26, 2010, Mr. Gerron telephoned Rothschild and expressed Monotype Imaging’s interest in a possible acquisition of Bitstream’s fonts products. Rothschild advised Mr. Gerron that Bitstream had just initiated the process of considering its strategic alternatives and as such Bitstream was not in a position to engage with Monotype Imaging at that point in time. Rothschild further advised Mr. Gerron that it would follow up with Mr. Gerron if the board of directors of Bitstream directed Rothschild to do so in the future.

On November 12, 2010, Bitstream’s board of directors held a meeting at which members of the management team and Rothschild were present. The board of directors then discussed the merits of exploring a sale of the entire company or a sale of the BOLT product line, and the merits of remaining an independent company and continuing to pursue Bitstream’s existing strategic plan. Following this discussion, the board of directors determined to initiate a process that would solicit potential strategic partners or acquirers of its BOLT product line or of Bitstream as a whole. The board of directors determined not to engage with any competitors at the outset of this process because the board of directors was concerned about the potential need to disclose competitively sensitive information to participants in the process.

From November 12, 2010 through January 20, 2011, Bitstream and Rothschild created short-form marketing summaries and information memoranda for both Bitstream as a whole and its BOLT product line.

From mid-November 2010 through mid-January 2011, Rothschild conducted preliminary inquiries with approximately 90 potential strategic partners or buyers of Bitstream or its BOLT product line, as authorized by Bitstream. Competitors of Bitstream, including Monotype Imaging, were not included in this process. At this stage, eight potential bidders entered into non-disclosure agreements. All parties were requested to submit preliminary indications of interest by February 15, 2011.

On December 9, 2010 and December 22, 2010, Mr. Gerron of Monotype Imaging made telephone inquiries to Rothschild reiterating Monotype Imaging’s interest in acquiring Bitstream’s fonts products. On both occasions, Rothschild advised Mr. Gerron that Bitstream was still in the process of considering its strategic alternatives and was not prepared to engage with Monotype Imaging at that time.

On December 15, 2010, Rothschild contacted an additional potentially interested party, Company A, a venture capital firm focused on research and development stage investments (“Company A”), regarding the possible sale of the BOLT product line.

On January 20, 2011, Bitstream entered into a non-disclosure agreement with Company A.

As of the February 15, 2011 deadline for submission of indications of interest, Rothschild did not receive any offers for Bitstream as a whole. Strategic buyers expressed concern with respect to the disparate segments in which Bitstream operates. Financial buyers generally cited the following concerns in declining to submit an offer for Bitstream:

•	lack of growth – recent financial results did not support growth equity investment

•	lack of profitability – cash flows insufficient to service acquisition debt

•	small scale – investment below a given fund’s mandate size

•	complexity – company operates in too many markets for investors to understand and make meaningful return

On February 17, 2011, Company A submitted an indication of interest with respect to an investment in the BOLT product line. As contemplated, Company A would fund BOLT’s operating losses and capital needs in exchange for a majority interest in the BOLT product line. Under this proposed structure, Bitstream would not receive any cash proceeds. Additionally, Bitstream would retain a significant minority interest in a new company formed to operate the BOLT product line.

On February 22, 2011, Mr. Gerron of Monotype Imaging telephoned Rothschild to obtain an update on Bitstream’s sale process and to inquire again about a possible acquisition of Bitstream’s fonts products. Rothschild advised Mr. Gerron that Bitstream was making progress in assessing its strategic alternatives and that Rothschild expected to be in position to provide additional information to Monotype Imaging regarding Bitstream’s process in the near future.

On February 24, 2011, Bitstream’s board of directors met with Rothschild to discuss the indication of interest letter submitted by Company A regarding a majority interest in the BOLT product line. The board of directors felt that the amount of capital that Company A was prepared to invest in the BOLT product line was sufficiently compelling to warrant additional dialogue between the parties, but the board of directors also was of the view that Bitstream should receive an increased share of the ongoing interest in the product line. The board of directors also viewed the proposal as worth pursuing to the extent that Company A would take on the entire operational and development cost associated with the BOLT product line. Following this discussion, the board of directors authorized management and Rothschild to explore a transaction with Company A relating to the BOLT product line. In view of the lack of interest in an acquisition involving Bitstream as a whole by parties who were not competitors of Bitstream, Bitstream’s board of directors also authorized Rothschild to contact competitors, including Monotype Imaging, to determine whether any might have an interest in acquiring Bitstream as a whole or the BOLT product line. As a result of these discussions, it was determined that an additional six parties should be contacted, one of which was Monotype Imaging.

On February 28, 2011, Ms. Chagnon contacted Company B, a stock photography agency (“Company B”), as a potential acquirer of Bitstream’s fonts products and referred Company B to Rothschild for follow up. Bitstream entered into a non-disclosure agreement with Company B on March 3, 2011 and on March 4, 2011, Rothschild distributed the marketing summary and confidential information memorandum regarding Bitstream to Company B.

On February 28, 2011, Rothschild contacted Company C, an international leading provider of customer-focused digital printing technologies (“Company C”), as a potential acquirer of Bitstream’s Pageflex products. Bitstream entered into a non-disclosure agreement with Company C on March 7, 2011 and on March 8, 2011, Rothschild distributed the marketing summary and confidential information memorandum regarding Pageflex to Company C.

On March 2, 2011, Rothschild telephoned Mr. Gerron at Monotype Imaging to advise him that Bitstream was prepared to enter into discussions regarding a possible transaction involving the fonts products.

On March 12, 2011, Company A submitted a revised non-binding indication of interest for the BOLT product line. The revised indication of interest provided more detailed information about the proposed transaction and the proposed capital structure of the new entity.

On March 15, 2011, Bitstream signed a letter with Company A providing for an exclusivity period of 60 days limited to the BOLT products. On the same day, representatives of Company A and Bitstream met at Rothschild’s offices in New York to begin the due diligence process.

On March 18, 2011, Bitstream entered into a non-disclosure agreement with Monotype Imaging and on March 21, 2011, Rothschild furnished Monotype Imaging with the marketing summary and confidential information memorandum.

On March 21, 2011, Rothschild contacted Company D, a provider of digital entertainment and digital imaging services (“Company D”), as a potential strategic partner of Bitstream. Bitstream entered into a non-disclosure agreement with Company D on March 25, 2011 and on March 30, 2011, Rothschild distributed a confidential information memo regarding Bitstream to Company D.

On March 22, 2011, Rothschild contacted Company E, a global software company and leading provider of web and mobile software and services (“Company E”), as a potential acquirer of Bitstream’s fonts products. Bitstream entered into a non-disclosure agreement with Company E on April 20, 2011 and on April 22, 2011, Rothschild distributed the marketing summary and confidential information memorandum regarding Bitstream to Company E.

On March 22, 2011, Ms. Chagnon contacted Company F, a technology provider in the print and imaging industry (“Company F”), as a potential strategic partner of Bitstream and referred Company F to Rothschild for follow up. Bitstream entered into a non-disclosure agreement with Company F on March 23, 2011 and on the same day, Rothschild distributed the marketing summary and confidential information memorandum regarding Bitstream to Company F.

Between March 22 and March 29, 2011, Monotype Imaging conducted due diligence on the fonts business.

On March 28, 2011, Company A provided a list of items for Bitstream to provide in connection with Company A’s due diligence process with respect to the BOLT product line.

On March 29, 2011, the Monotype Imaging and Bitstream management teams, with representatives of Rothschild also participating, participated on a conference call to review the confidential information memorandum and to discuss various diligence questions raised by Monotype Imaging.

On April 1, 2011, Company C delivered a preliminary indication of interest proposing an acquisition of the Pageflex products at a valuation of between $12 million and $17 million, subject to further due diligence, with a significant portion of the purchase price to be paid over time and subject to the attainment of certain revenue targets.

On April 5, 2011, the board of directors of Bitstream held a meeting to discuss the preliminary indication of interest received from Company C on April 1, 2011. Based primarily upon the conditions of the offer (which included the significant deferral of the purchase price, the revenue conditions precedent to payment and a substantial escrow), Bitstream’s board of directors determined not to pursue this offer and no further negotiations occurred with Company C.

On April 14, 2011, Monotype Imaging submitted a non-binding indication of interest for an acquisition of Bitstream’s fonts products for between $28 to $35 million in cash, subject to further diligence and structured as an asset purchase.

During the period between April 14, 2011 and May 5, 2011, several indications of interest were expressed orally by Companies B, D, E and F, corresponding to various Bitstream product lines, but no formal offer letters were received from any of these parties and Bitstream did not enter into meaningful negotiations with any such parties.

On April 29, 2011, Mr. Gerron telephoned Rothschild seeking a response to Monotype Imaging’s April 14, 2011 non-binding indication of interest. Rothschild advised Mr. Gerron that Bitstream was evaluating various proposals and would respond shortly.

On May 2, 2011, Bitstream issued a press release announcing the resignation of Ms. Chagnon from her positions with Bitstream.

Also on May 2, 2011, Rothschild telephoned Mr. Gerron to discuss Monotype Imaging’s April 14, 2011 indication of interest as well as Ms. Chagnon’s resignation. At the direction of the special committee, Rothschild indicated that Bitstream was not prepared to sell the fonts products for the price set forth in Monotype Imaging’s April 14, 2011 letter.

On May 16, 2011, Rothschild telephoned Mr. Gerron to provide additional information regarding Bitstream’s pricing and structure expectations regarding a sale of the fonts products. On this call, Rothschild indicated that Bitstream expected significantly more than the $28 to $35 million valuation offered by Monotype Imaging and that it desired a tax-efficient structure so as to maximize net proceeds to the stockholders from a sale.

On May 17, 2011, Mr. Washburn and Rothschild discussed the resignation of Ms. Chagnon. Mr. Washburn urged Bitstream to move expeditiously with respect to its strategic alternatives and asked to be kept informed as the process unfolded.

On May 23, 2011, Rothschild provided Monotype Imaging with updated financial information for Bitstream’s first quarter.

On May 25, 2011 the Columbia Group amended its Schedule 13D to disclose its interest in exploring a potential transaction to acquire the outstanding shares of Bitstream it did not then own. Later that day, Mr. Gerron contacted Rothschild to reiterate Monotype Imaging’s interest in acquiring Bitstream’s fonts products.

On May 26, 2011, at the board’s direction, Rothschild advised Mr. Gerron that for a transaction between Bitstream and Monotype Imaging to occur, it would likely need to be structured as a merger, rather than as an asset sale, which would be less tax efficient for Bitstream. Further, Rothschild advised Mr. Gerron that Monotype Imaging would have to increase its purchase price.

On May 27, 2011, Mr. Gerron e-mailed Rothschild to inform Rothschild that Monotype Imaging was giving consideration to Bitstream’s indication of required valuation and structure for a sale of the fonts products.

Mr. Gerron also expressed Monotype Imaging’s desire to understand how Bitstream proposed treating the liabilities of the non-fonts-related assets in a merger structure given that Monotype Imaging was interested solely in the fonts products and was not willing to succeed to the liabilities of Bitstream’s other businesses.

On May 27, 2011, Monotype Imaging’s board of directors authorized Monotype Imaging to negotiate on price and structure to acquire the Bitstream fonts products, provided it would not acquire businesses, liabilities or obligations of the non-fonts-related assets.

On May 31, 2011, Bitstream entered into a non-disclosure agreement with the Columbia Group. Subsequent to that, Mr. Washburn indicated to Rothschild that the Columbia Group determined it did not intend to be a bidder for Bitstream or any of its assets.

On June 1, 2011, Monotype Imaging delivered to Bitstream a second non-binding indication of interest letter, increasing its offer price to $45 million in cash and agreeing to acquire Bitstream’s fonts products by means of a merger, but stipulating that Bitstream’s operations at the time of closing must consist only of its fonts products and no non-font-related assets or liabilities. On June 1, 2011, Mr. Gerron and Douglas Shaw, the Chief Executive Officer of Monotype Imaging, telephoned Rothschild and reviewed Monotype Imaging’s revised non-binding proposal, with Messrs. Shaw and Gerron expressing their view that the revised proposal sought to address Bitstream’s requirements based on the parties’ prior discussions.

On June 8, 2011, the Bitstream board of directors met at Bitstream’s headquarters in Marlborough, Massachusetts. At that meeting the board of directors reviewed the terms of Monotype Imaging’s June 1, 2011 revised indication of interest. The board of directors discussed the fact that the proposal would require a divestiture of the Pageflex products and BOLT products either in transactions with third-parties or in a spin-off to Bitstream’s stockholders. The board of directors also concluded that the purchase price proposed by Monotype Imaging was still below the board’s belief as to the value of the fonts products. The board of directors determined it needed more time to review the Monotype Imaging offer in light of ongoing efforts to secure bids for all or a portion of Bitstream’s business. In addition, the board wanted to take additional time to assess the feasibility of the potential transaction structure proposed in Monotype Imaging’s proposal. The board believed that in order for Monotype Imaging’s proposal to be attractive, it would have to reflect a valuation of the fonts products closer to $50.0 million, and directed management and Rothschild to continue negotiating in an effort to cause Monotype Imaging to increase its offer price.

On June 9, 2011, Rothschild spoke by telephone with Mr. Gerron. At the board’s direction, Rothschild communicated that the price was still lower than expected by the Bitstream board of directors. Rothschild also conveyed Bitstream’s willingness to consider a divestiture of its Pageflex and BOLT products as a condition to completing a transaction with Monotype Imaging assuming the parties could otherwise agree on an appropriate purchase price for the fonts products.

Also on June 9, 2011, Rothschild received a revised proposal from Company A regarding an investment in Bitstream’s BOLT products. The revised proposal contemplated that Company A and a co-investor would capitalize a new entity that would own the BOLT products with Bitstream retaining a minority interest.

On or around June 13, 2011, Rothschild provided Mr. Washburn with certain information concerning Bitstream’s efforts to obtain indications of interest from various parties.

On June 13, 2011, Monotype Imaging delivered a revised proposal increasing the purchase price to $50 million in cash.

On June 15 and 16, 2011, Bitstream’s management consulted with Rothschild and Seyfarth Shaw LLP, Bitstream’s outside legal counsel (“Seyfarth”), to discuss the terms and conditions of the Monotype Imaging offer. Also during this same period, Bitstream’s management received advice from Seyfarth and PricewaterhouseCoopers LLP (“PwC”) as to the manner in which Bitstream could separate the BOLT and Pageflex products by means of spin-off. Following this consultation, Bitstream management concluded that the basic terms being offered by Monotype Imaging were consistent with the direction of Bitstream’s board of directors at its June 8, 2011 meeting. On the same day, Rothschild telephoned Mr. Gerron to advise him that Bitstream’s management viewed Monotype Imaging’s revised proposal favorably but would need additional time to further consider how it would separate the BOLT and Pageflex products, and the liabilities associated with these products, from the fonts products.

On June 17, 2011, Rothschild, on behalf of Bitstream, returned a mark-up of the non-binding offer letter to Monotype Imaging. On June 17, 2011, representatives of Goodwin Procter LLP, Monotype Imaging’s outside legal counsel (“Goodwin Procter”), distributed a revised draft of the non-binding offer letter reflecting comments from Monotype Imaging and its advisors.

On June 21, 2011, representatives from Seyfarth distributed a revised draft of the non-binding offer letter reflecting additional comments from Bitstream and its advisor and counsel.

On June 23, 2011, Bitstream and Monotype Imaging signed the non-binding offer letter, thereby beginning a period of exclusivity between the two companies originally scheduled to expire on August 15, 2011. Also on June 23, 2011, Goodwin Procter delivered to Rothschild and Seyfarth a due diligence request list.

On June 27, 2011, representatives of Bitstream, Monotype Imaging, Seyfarth, Goodwin Procter and Rothschild participated on a conference call to discuss process and timing with respect to the due diligence process relating to Monotype Imaging’s acquisition of the fonts products and Bitstream’s divestiture of its Pageflex and BOLT products.

On June 29, 2011, Rothschild, on behalf of Bitstream, granted data room access to representatives of Monotype Imaging and its advisors for the purpose of conducting further due diligence in connection with a potential transaction. From June 29, 2011 through November 10, 2011, Monotype Imaging and its advisors conducted due diligence regarding Bitstream.

On July 1, 2011, the NVP Group signed a non-disclosure agreement with Bitstream and asked to be kept up to date with respect to Bitstream’s consideration of its strategic alternatives.

On July 6, 2011, Bitstream received a revised term sheet from Company A regarding an investment in Bitstream’s BOLT products. Like the June 9, 2011 term sheet, the revised proposal contemplated that Company A and a co-investor would capitalize a new entity that would own the BOLT products with Bitstream retaining a minority interest in the new entity. The revised proposal increased the amount of the proposed investment by Company A in the new entity and slightly decreased the number of shares of the new entity to be issued to Bitstream. It also provided for an additional payment to be made to Bitstream upon a sale of the company after the payment in full of the liquidation preference of the outstanding preferred stock. The revised proposal further provided that the new company would assume all known liabilities relating to the BOLT products and required the new company to license back to Bitstream any of Bitstream’s intellectual property assigned to the new entity to the extent that Bitstream required such intellectual property in connection with non-BOLT products. On July 13, 2011, Bitstream signed the term sheet with Company A.

On July 7, 2011, Mr. Gerron spoke by telephone with Rothschild and requested additional due diligence materials relating to financial statements and revenue and customer information.

On July 11, 2011, Mr. Gerron provided Rothschild with two email requests for supplemental diligence materials. The first request related to specific customer contracts of Bitstream. The second request was a broader request for organizational documents, balance sheet information, employee benefit matters and intellectual property matters.

On July 13, 2011, representatives of Monotype Imaging, Bitstream, Goodwin Procter, Seyfarth and Rothschild met at Seyfarth’s offices in Boston to discuss and review Bitstream’s operations and business records relating to its fonts products.

On July 15, 2011, Bitstream’s board of directors conducted a telephonic meeting and discussed the status of the due diligence process with Monotype Imaging at the July 13 meeting as well as the advisability and feasibility of spinning off the Pageflex and BOLT products, including with regard to the preparation of the separate financial statements of MSDH. The board directed Rothschild and Seyfarth to focus on accelerating the process so that Bitstream would be prepared to separate its Pageflex and BOLT products with a view to a possible spin-off of Pageflex and BOLT. The board also gave approval for continued negotiations with Company A.

As Monotype Imaging had conditioned its acquisition upon the separation of the assets and liabilities relating to the fonts products, Bitstream continued to explore strategic alternatives for the Pageflex and BOLT products, including a possible spin-off, while proceeding towards a transaction with Monotype Imaging. Bitstream created MSDH on July 18, 2011 to facilitate a potential spin-off or divestiture of the Pageflex and BOLT products.

On July 18, 2011, Bitstream executed Company’s A proposed term sheet providing for an exclusivity period on the BOLT product line until October 28, 2011.

On July 21, 2011, Rothschild and Mr. Gerron spoke by telephone to discuss the potential alternatives for separating Bitstream’s fonts products from its BOLT and Pageflex products, which consisted of a spin-off of the BOLT and Pageflex products, their sale to a third-party, or the potential discontinuance of their operations. Rothschild advised Mr. Gerron that Bitstream was considering all alternatives.

On July 22, 2011, Bitstream’s board of directors conducted a telephonic meeting and discussed the status of the due diligence process with Monotype Imaging and the status of the spin-off of the Pageflex and BOLT products, including the preparation of the separate financial statements of MSDH. The board also discussed Rothschild’s efforts to solicit purchasers or strategic partners for the Pageflex and BOLT products. Rothschild reported it was continuing to solicit potentially interested parties in both the Pageflex and BOLT products, but with the exception of two interested parties that indicated they might submit an offer for the Pageflex products, no additional parties had emerged.

On July 29, 2011, Bitstream’s board of directors conducted a telephonic meeting and discussed the status of the due diligence process with Monotype Imaging, the status of a potential spin-off of the Pageflex and BOLT products, including the preparation of the separate financial statements of MSDH and a draft registration statement on Form S-1 relating to the spin-off of MSDH, and the status of a potential sale of the Pageflex and BOLT products. Rothschild discussed the contact made with parties previously interested in the Pageflex products or recently identified as being potentially interested. Mr. Kaminski advised that he was considering co-investing with one of the parties potentially interested in acquiring the Pageflex products but was not currently part of any group making a proposal to Bitstream to purchase the Pageflex products. Accordingly, Mr. Kaminski resigned from the special committee and Raul Martynek was appointed to the special committee. Notwithstanding Mr. Kaminski’s potential interest, he did not agree to co-invest with any party that submitted a proposal to purchase the Pageflex products.

On August 5, 2011, representatives of Monotype Imaging, Goodwin Procter, Bitstream, Seyfarth and Rothschild met at Goodwin Procter’s offices in Boston to discuss outstanding due diligence items, transition matters and specific questions by Monotype Imaging with respect to Bitstream’s operations, customers and intellectual property.

On August 8, 2011, Rothschild and Mr. Gerron spoke by telephone. On that call, Rothschild provided Mr. Gerron with an update on the BOLT and Pageflex divestiture process.

On August 10, 2011, Rothschild contacted Company G, a private equity firm, regarding a potential acquisition of Pageflex. Rothschild had previously contacted Company G in early 2011 regarding a sale of Bitstream as a whole and Company G had then signed a non-disclosure agreement, dated February 8, 2011.

On August 12, 2011, Bitstream’s board of directors conducted a telephonic meeting and discussed the status of the due diligence process with Monotype Imaging and the status of the spin-off of the Pageflex and BOLT products, including the preparation of the separate financial statements of MSDH. The board also discussed Rothschild’s efforts to solicit purchasers or strategic partners for the Pageflex and BOLT products. Rothschild reported that it had discussions with Company C and that its expectation was that Company C would respond within two weeks. Rothschild also provided an update on its conversations with Company G and reported that two additional parties had signed non-disclosure agreements with Bitstream though one had subsequently signaled that it would not proceed due to timing concerns. At this meeting, the board of directors authorized an extension of Monotype Imaging’s exclusivity period from August 15, 2011 to September 15, 2011.

On August 12, 2011, Bitstream delivered to Monotype Imaging an executed agreement extending the exclusivity period to September 15, 2011.

On August 17, 2011, Mr. Gerron spoke by telephone with Rothschild to discuss due diligence matters.

On August 19, 2011, Bitstream’s board of directors met and discussed the status of the due diligence process with Monotype Imaging and the status of the spin-off of the Pageflex and BOLT products, including the preparation of the separate financial statements of MSDH. The board also discussed Rothschild’s efforts to solicit purchasers or strategic partners for the Pageflex and BOLT products. Rothschild reported that Company C had indicated that it might extend an offer to purchase Pageflex sometime near the end of the following week and Rothschild’s representative also reported that one party who signed an NDA requested additional information concerning the Pageflex products. Rothschild also reported that it was working with another potential bidder for the Pageflex products to satisfy the potential bidder’s request for due diligence information.

On August 26, 2011, Company G submitted an expression of interest for an acquisition of the Pageflex products, proposing a purchase price of up to $16 million, of which $6 million would be paid in cash upon closing and $10 million over time, subject to attainment of certain financial targets.

Also on August 26, 2011, Rothschild communicated to Company A that the board of directors wanted Company A’s investment to proceed more quickly and remained concerned that the deal would not be finalized in the time frame needed to facilitate the consummation of the transaction with Monotype Imaging.

On August 30, 2011, Mr. Gerron spoke by telephone with Rothschild to request additional materials relating to board books and corporate minutes.

On September 1, 2011, Bitstream’s board of directors met in New York City and discussed Company G’s expression of interest. The board of directors believed the offer understated Pageflex’s value and contained an unacceptable level of conditionality as to the future payments, and further questioned whether the buyer could close in a timeframe that would not delay the transaction with Monotype Imaging. Accordingly, the board of directors determined not to pursue Company G’s proposal. The board directed Rothschild to deliver this message and no further discussions occurred with Company G.

On September 2, 2011, Rothschild and Mr. Gerron communicated by e-mail to discuss various due diligence items.

On September 7, 2011, Rothschild telephoned Mr. Gerron to provide him with an update as to the status of Bitstream’s efforts to sell the BOLT and Pageflex products.

On September 12, 2011, Rothschild and Mr. Gerron spoke by telephone to discuss various due diligence items.

On September 14 and 15, 2011, representatives of Monotype Imaging, Bitstream and Rothschild met in person at Seyfarth’s offices in Boston, Massachusetts to discuss various due diligence matters and the timing of the transaction going forward.

On September 16, 2011, Bitstream and Monotype Imaging entered into an agreement extending the exclusivity period to September 30, 2011.

Also on September 16, 2011, Goodwin Procter distributed a draft of the merger agreement to Bitstream, Rothschild and Seyfarth.

On September 20, 2011, representatives of Monotype Imaging met with representatives of PwC, Bitstream’s independent registered public accounting firm, at PwC’s offices, to review the working papers prepared in connection with the preparation of certain financial statements in furtherance of Monotype Imaging’s due diligence efforts.

On September 23, 2011, Bitstream’s board of directors met to discuss the draft merger agreement with Seyfarth and Rothschild. The Bitstream board of directors’ concerns included, (i) the ability to preserve optionality to either spin-off the BOLT and Pageflex products or to divest those product lines, (ii) the ability to have additional time to complete a spin-off divestiture (Monotype Imaging had proposed an end date under the merger agreement of March 31, 2012), (iii) seeking to reduce the termination fee payable to Monotype Imaging under certain circumstances from $2.0 million to $1.5 million, and (iv) seeking to eliminate payment of a termination fee for failure to complete the spin-off of the Pageflex and BOLT products. The board of directors directed Seyfarth to mark-up the merger agreement consistent with the board’s views and also authorized Bitstream to further extend Monotype Imaging’s exclusivity period until November 1, 2011.

Also, on or about September 23, 2011, Bitstream communicated to Company A that in the event that Company A could not quickly proceed to close the transaction or acquire the BOLT products, Bitstream planned to abandon its efforts to negotiate a transaction with Company A and would instead seek to spin-off the BOLT products. Following this communication by Bitstream, Company A and Bitstream had no further discussions to pursue the transactions outlined in the term sheet.

On September 27, 2011, Rothschild and Mr. Gerron spoke by telephone. On this call, Rothschild provided Mr. Gerron with an update on Bitstream’s efforts to sell the BOLT products.

On September 30, 2011, Rothschild and Mr. Gerron spoke by telephone to discuss various due diligence items.

On October 3, 2011, Bitstream and Monotype Imaging entered into an agreement extending the exclusivity period to November 1, 2011.

On October 4, 2011, Seyfarth distributed a mark-up of the draft merger agreement received from Goodwin Procter on September 16, 2011.

Between October 4, 2011 and November 10, 2011, the parties negotiated the merger agreement.

On October 11, 2011, representatives of Monotype Imaging and Bitstream met in person at the Westgate Hotel in San Diego, California to discuss various due diligence matters.

On October 18, 2011, Rothschild and Mr. Gerron spoke by telephone to discuss various due diligence items.

On October 19, 2011, Goodwin Procter distributed a revised draft of the merger agreement to Bitstream, Rothschild and Seyfarth.

On October 20, 2011, Seyfarth distributed to Goodwin Procter a draft of the contribution agreement to effect the separation of the assets and liabilities relating to Pageflex and BOLT from Bitstream. Also, Rothschild telephoned Mr. Gerron to update him on the status of Bitstream’s efforts to seek buyers for the BOLT and Pageflex products and to convey that Bitstream would pursue the spin-off if no deal to divest BOLT and Pageflex was obtained.

On October 21, 2011, representatives of Monotype Imaging, Bitstream, Goodwin Procter, Seyfarth and Rothschild participated in a telephone conference call to discuss unresolved terms of the merger agreement and process and timing for drafting, distribution and approval of all ancillary transaction documents relating to the merger and the spin-off of the Pageflex and BOLT products.

On October 25, 2011, Seyfarth distributed to Goodwin Procter a draft distribution agreement providing for the distribution of shares of MSDH common stock to stockholders of Bitstream to complete the spin-off of the Pageflex and BOLT products. Rothschild and Mr. Gerron also spoke by telephone regarding Bitstream’s efforts to sell the BOLT products.

On October 26, 2011, the special committee reviewed the status of the merger agreement negotiations. The special committee authorized and directed Seyfarth to continue negotiating with Monotype Imaging and its counsel with a view to seeking (i) the ability to have additional time to complete a spin-off divestiture (Monotype Imaging had proposed an end date under the merger agreement of March 31, 2012), (ii) to reduce the termination fee payable to Monotype Imaging under certain circumstances from $2.0 million to $1.5 million, and (iii) to eliminate or reduce the payment of a termination fee for failure to complete the spin-off of the Pageflex and BOLT products discussed by the special committee.

On October 27, 2011, Goodwin Procter distributed a draft voting agreement to be signed by the directors, executive officers and 10% stockholders of Bitstream (which included the Columbia Group and the NVP Group) in connection with the merger agreement. Representatives of Goodwin Procter and Seyfarth also spoke by telephone to address the remaining unresolved terms under the merger agreement. On the same day, Seyfarth distributed a draft of the disclosure schedules to the merger agreement to Goodwin Procter and Monotype Imaging.

On October 28, 2011, representatives of Monotype Imaging, Bitstream, Goodwin Procter, Seyfarth and Rothschild participated in a telephone conference call to discuss unresolved terms of the merger agreement and the process and timing for drafting, distribution and approval of all ancillary transaction documents relating to the merger and the spin-off of the Pageflex and BOLT products. In particular, the parties discussed the proposed treatment of the Bitstream options in the merger and the spin-off of the Pageflex and BOLT products, the proposed timeline to close the transaction, matters relating to the timing for determining and agreeing upon Bitstream’s spin-off tax liability, the flexibility of Bitstream to abandon the spin-off of the Pageflex and BOLT products and instead pursue the disposition of the BOLT and Pageflex products, consents required for closing, the ability of the parties to extend the end date under the merger agreement, the termination fee payable by Bitstream to Monotype Imaging under certain circumstances, matters relating to Bitstream’s India subsidiary and matters relating to licensing of certain BOLT patents. On the same day, Rothschild and Mr. Gerron spoke by telephone to discuss the timing for completing the merger and the spin-off of the Pageflex and BOLT products.

Also on October 28, 2011, Goodwin Procter distributed to Seyfarth comments to the draft contribution agreement to effect the separation of MSDH and the assets and liabilities relating to the Pageflex and BOLT products from Bitstream.

Also on October 28, 2011, the exclusivity period with Company A expired.

On October 31, 2011, Rothschild and Mr. Gerron spoke by telephone to discuss the timing by which Bitstream anticipated that its accountants would complete their audit of the BOLT and Pageflex financial statements for inclusion in the spin-off registration statement. On that same day, Rothschild sent the then current draft merger agreement and draft voting agreement to the Columbia Group and the NVP Group.

On November 1, 2011, representatives of Monotype Imaging, Bitstream, Goodwin Procter, Seyfarth and Rothschild participated in a telephone conference call to discuss unresolved terms of the merger agreement and process and timing for drafting, distribution and approval of the ancillary documents relating to the merger and the spin-off of the Pageflex and BOLT products. On this call the parties had narrowed the unresolved issues to matters regarding the timing for determining and agreeing upon Bitstream’s spin-off tax liabilities, consents required for closing, the ability of the parties to extend the end date under the merger agreement, and the termination fee payable by Bitstream to Monotype Imaging in the event that Bitstream is unable to complete the spin-off of the Pageflex and BOLT products by the end date (the spin-off termination fee).

On November 2, 2011, the board of directors of Bitstream conducted a telephonic meeting to discuss the status of the merger negotiations and the unresolved open items discussed by the parties on the November 1, 2011 telephone call.

Later on November 2, 2011, representatives of Monotype Imaging, Bitstream, Goodwin Procter, Seyfarth and Rothschild convened by telephone to continue discussing the unresolved issues discussed on the November 1, 2011 telephone call.

On November 3, 2011, Goodwin Procter distributed a draft transition services agreement to Seyfarth proposing certain transition services and related fee schedules as well as comments to Seyfarth’s initial drafts of the contribution agreement and distribution agreement relating to the separation of MSDH and the assets and liabilities relating to Pageflex and BOLT from Bitstream and the distribution of shares of MSDH common stock to stockholders of Bitstream to complete the spin-off of the Pageflex and BOLT products.

Also on November 3, 2011, Seyfarth distributed drafts of certain intellectual property assignment and license agreements by and between Bitstream and MSDH regarding certain proprietary information relating to the Pageflex and BOLT products.

On November 4, 2011, Messrs. Shaw and Kagan discussed by telephone the unresolved open issues under the merger agreement. Bitstream and Monotype Imaging also entered into an agreement extending the exclusivity period to November 10, 2011.

Also, on November 4, 2011, Seyfarth distributed to Goodwin Procter an initial draft of the tax indemnity agreement.

On November 7, 2011, Goodwin Procter distributed a revised draft of the merger agreement to Bitstream and its advisors.

Also on November 7, 2011, Seyfarth distributed to Goodwin Procter comments to the draft transition services agreement and revised drafts of the contribution agreement and distribution agreement relating to the separation of MSDH and the assets and liabilities relating to Pageflex and BOLT from Bitstream and the distribution of shares of MSDH common stock to stockholders of Bitstream to complete the spin-off of the Pageflex and BOLT products. In addition, representatives of Monotype Imaging, Bitstream, Goodwin Procter, Seyfarth and Rothschild participated in a telephone conference call to continue their efforts to resolve the remaining open issues under the merger agreement, which included consents with respect to certain customer agreements, assignment of the lease at Bitstream’s corporate offices, and the end date and the spin-off termination fee under the merger agreement.

Later on November 7, 2011, Goodwin Procter distributed to Seyfarth comments to the draft intellectual property assignment and license agreements by and between Bitstream and MSDH regarding certain proprietary information relating to the Pageflex and BOLT products.

On November 8, 2011, the board of directors of Bitstream conducted a telephonic meeting to discuss the status of the merger negotiations and the unresolved open items relating to consents with respect to certain customer agreements, assignment of the lease at Bitstream’s corporate offices, and the end date and termination fees under the merger agreement. Bitstream’s board determined that they could accept a condition which would require Bitstream to assign its lease for its Marlborough facility without recourse to Monotype Imaging. However, the board was not willing to accept as a condition to the merger the receipt of any customer consent. The board also determined that the maximum spin-off termination fee should not exceed $1.0 million.

Also on November 8, 2011, representatives of Seyfarth and Goodwin Procter participated in telephone negotiations with respect to the merger agreement and unresolved open items relating to consents with respect to certain customer agreements, assignment of the lease at Bitstream’s corporate offices, and the end date and the spin-off termination fee under the merger agreement.

On November 9, 2011, representatives of Seyfarth and Goodwin Procter participated in telephone negotiations with respect to the merger agreement and unresolved open items relating to assignment of the lease at Bitstream’s corporate offices and the end date and the spin-off termination fee under the merger agreement.

Also on November 9, 2011, Goodwin Procter distributed a revised draft of the tax indemnity agreement to Seyfarth. Later on November 9, 2011, Seyfarth replied to Goodwin Procter with certain comments to the tax indemnity agreement.

Later on November 9, 2011, Goodwin Procter distributed revised drafts of the merger agreement and transition services agreement to Bitstream and its advisors.

Also on November 9, 2011, Seyfarth distributed revised drafts of the intellectual property assignment and license agreements by and between Bitstream and MSDH regarding certain proprietary information relating to the Pageflex and BOLT products.

On November 10, 2011, representatives of Seyfarth and Goodwin Procter participated in telephone negotiations with respect to the merger agreement and resolved all outstanding open items under the merger agreement within the parameters established by Bitstream and Monotype Imaging.

On November 10, 2011, representatives of Goodwin Procter and Seyfarth exchanged additional comments on the intellectual property assignment and license agreements by and between Bitstream and MSDH regarding certain proprietary information relating to the Pageflex and BOLT products.

On November 10, 2011, the board of directors and the special committee of Bitstream held a meeting to discuss the proposed terms of the transaction and the then-current draft of the merger agreement and related documents. Also in attendance were representatives of Seyfarth and Rothschild. At the meeting, representatives of Seyfarth and Rothschild provided an overview of the negotiation process to date with Monotype Imaging’s representatives, as well as a presentation regarding the terms of the merger agreement. Representatives of Seyfarth reported that the following terms in the merger agreement had been resolved: the ability of Bitstream to unilaterally extend the end date under the merger agreement from May 15, 2012 to June 30, 2012 in order to complete the spin-off of the Pageflex and BOLT products, a reduction in the termination fee to $1.0 million in the event that at June 30, 2012, the merger has not been completed solely due to Bitstream’s inability to consummate the spin-off of the Pageflex and BOLT products, a condition that the lease for Bitstream’s corporate offices will have been assigned to MSDH, and that no customer contract consents would be a condition to closing. Representatives of Rothschild delivered its oral opinion to the special committee and board of directors, subsequently confirmed by delivery of a written opinion, that, as of November 10, 2011, and subject to the qualifications, limitations and assumptions set forth in the written opinion, the consideration to be received by holders of Bitstream common stock pursuant to the merger agreement was fair from a financial point of view to those holders. Bistream’s board of directors and the special committee asked numerous questions of management, Rothschild and Seyfarth, and discussed the advantages and risks of the proposed transaction that are described in “—Reasons for the Merger and Recommendation of our Board of Directors” below. After consideration, our board of directors and the special committee unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Bitstream’s stockholders.

On November 10, 2011, each of the directors and executive officers of Bitstream and all of the members of the Columbia Group and the NVP Group signed the voting agreements with Monotype Imaging and Bitstream entered into the merger agreement with Monotype Imaging. Concurrently with these signings, Bitstream and Monotype entered into the transition services agreement, Bitstream entered into the contribution agreement, the distribution agreement, the intellectual property assignment and license agreements and the tax indemnity agreement with MSDH and MSDH filed its registration statement on Form S-1 with the SEC relating to the shares of MSDH common stock to be distributed to Bitstream’s stockholders in connection with the spin-off of the Pageflex and BOLT products.

Reasons for the Merger and Recommendation of our Board of Directors

Reasons for the Merger

The special committee of our board of directors has determined that the merger agreement, the merger and the spin-off of MSDH are advisable and in the best interests of our stockholders, and recommended that the board of directors approve the merger agreement, the merger and the spin-off of MSDH. After evaluation of and discussions regarding the special committee’s determinations and recommendation, our board of directors unanimously (i) determined that the merger agreement, the merger and the spin-off are advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, the merger and the spin-off of MSDH, (iii) resolved to recommend that the stockholders adopt the merger agreement, and (iv) directed that such matter be submitted for consideration of the stockholders of Bitstream at the special meeting. In the course of reaching their decision to approve the merger agreement and the merger and the spin-off of MSDH on which the merger is conditioned, the special committee and our board of directors held numerous meetings and consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

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information concerning our three product lines, financial performance (both past and prospective) and our financial condition, results of operations (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

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our business and financial prospects if we were to remain an independent company, with and without the spin-off of MSDH and the Pageflex and BOLT products, and the scale required to effectively compete in the industry;

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the possible alternatives to the merger and the spin-off of MSDH (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the merger with Monotype Imaging presented a superior opportunity to such alternatives for our stockholders;

•	the current economic and industry environment, including the rate of consolidation in the fonts technology area;

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the results of discussions with third parties relating to a possible business combination or similar transaction with us relating to one or more of our three product lines, either individually or in the aggregate;

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the process undertaken by our board of directors in connection with pursuing a strategic transaction and the terms and conditions of the proposed merger, in each case in light of the current market dynamics in the industry;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Bitstream common stock;

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the potential for obtaining a superior offer from an alternative purchaser in light of the other potential purchasers previously identified and contacted by our management or our financial advisor and the risk of losing the proposed transaction with Monotype Imaging;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties;

•	the fact that Bitstream received no other formal proposals for its fonts products or Bitstream as a whole from interested parties; and

•	the fairness to Bitstream of the terms of the merger agreement, the related agreements and the spin-off of MSDH, which were the product of extensive arm’s length negotiations.

In the course of their deliberations, the special committee and our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement, and in the spin-off of MSDH;

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the multiple of our revenue represented by the aggregate merger consideration to be received pursuant to the merger agreement relative to multiples of revenue represented by the aggregate consideration paid in comparable precedent transactions;

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the oral opinion of Rothschild, subsequently confirmed by delivery of a written opinion, that, as of November 10, 2011 and subject to the qualifications, limitations and assumptions set forth in its written opinion, the consideration to be received by holders of Bitstream common stock pursuant to the merger agreement was fair from a financial point of view to those holders (the full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered, qualifications of and limitations on the review undertaken by Rothschild in connection with the opinion, is attached as Annex C to the proxy statement), together with the financial presentation of Rothschild made to Bitstream’s board of directors in connection with this opinion;

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Monotype Imaging;

•	the fact that Monotype Imaging has, and has represented to us in the merger agreement that it has, adequate capital resources to pay the merger consideration;

•	the form of merger consideration, consisting solely of cash, which provides certainty of value to our stockholders;

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the process through which Bitstream, with the assistance of its financial advisor, engaged in or sought to engage in discussions with other companies believed to be the most likely candidates to pursue a business combination with or acquisition of Bitstream;

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the belief of the special committee and our board of directors that, after extensive negotiations with Monotype Imaging and its representatives, we have obtained the highest aggregate merger consideration that Monotype Imaging is willing to pay and the highest price reasonably obtainable on the date of signing of the merger agreement;

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the merger agreement, subject to the limitations and requirements contained in the agreement, provides our board of directors with flexibility to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Monotype Imaging of a termination fee of $2.0 million (which our board of directors believes is reasonable under the circumstances) to terminate the merger agreement, to accept a superior offer;

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the other terms and conditions of the merger agreement, including among other things the size of the termination fees and the circumstances when that fee may be payable; the limited number and nature of the conditions to Monotype Imaging’s obligation to complete the merger, including (but not limited to) the absence of a financing condition and the adequacy of Monotype Imaging’s capital resources to pay the merger consideration; and the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement; and

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the voting agreements with our executive officers and directors and certain of our stockholders that collectively beneficially own     % of the issued and outstanding shares of our common stock as of the record date terminate in the event that we terminate the merger agreement which permits those persons to support a transaction involving a superior offer.

In the course of its deliberations, the special committee and our board of directors also considered, among other things, the following negative factors:

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the potential loss of customer or other commercial relationships of Bitstream as a result of the customer’s or other party’s unwillingness to do business with Monotype Imaging, or other potential disruption to customer, vendor or other commercial relationships important to us as a result of the merger;

•	the corporate tax liability to be incurred by Bitstream in connection with the spin-off of MSDH;

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the possibility that the merger and the spin-off of MSDH will not be consummated and the potential negative effect of the public announcement of the merger and the spin-off of MSDH on our sales, operating results and stock price and our ability to retain key management, sales and marketing and technical personnel;

•	our stockholders would not participate in any future growth potential or benefit from any future increase in the value of our fonts technologies;

•	the conditions to Monotype Imaging’s obligation to complete the merger and the right of Monotype Imaging to terminate the merger agreement under certain circumstances;

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the possibility that we may be obligated to pay Monotype Imaging a termination fee of between $1.0 million and $2.0 million or reimburse Monotype Imaging for its expenses if the merger agreement is terminated under certain circumstances;

•	the fact that the merger consideration consists of cash and will therefore generally be taxable to our stockholders for U.S. federal income tax purposes;

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the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that we pay a termination fee of $2.0 million in order to accept a superior acquisition proposal, which may discourage a competing proposal to acquire us that may be more advantageous to our stockholders;

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the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

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the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger and the spin-off of MSDH, and the possibility of other management and employee disruption associated with such transactions, including the possible loss of key management, technical or other personnel; and

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the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Bitstream generally, as described in “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The preceding discussion of the information and factors considered by the special committee and our board of directors is not, and is not intended to be, exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger and the spin-off of MSDH and the complexity of these matters, the special committee and our board of directors did not find it practical to quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and did not do so. In addition, many of the factors contained elements which may affect the fairness of the merger in both a positive and negative way. Except as described above, the special committee and our board of directors, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger and the spin-off of MSDH, but rather the special committee and our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, legal counsel and financial advisor. Consequently, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously approved the merger agreement, the merger and the spin-off of MSDH, and deems it advisable and in the best interests of Bitstream’s stockholders to consummate the merger, the spin-off of MSDH and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, our board of directors unanimously recommends that our stockholders adopt the merger agreement and that you vote “FOR” the adoption of the merger agreement at the special meeting.

Opinion of Bitstream’s Financial Advisor

As more fully described in —Background of the Merger beginning on page 22 of this proxy statement, in October 2010, we hired Rothschild Inc., an investment banking firm, to act as our exclusive financial advisor in connection with its evaluation of possible strategic alternatives. On November 10, 2011, Rothschild delivered to our board of directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated November 10, 2011, to the effect that, as of the date of the written opinion and based upon and subject to the considerations and limitations set forth in the written opinion, the consideration to be received by holders of Bitstream common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

We determined the type and amount of consideration payable in the merger through negotiations with Monotype Imaging, and the decision to approve the merger was solely that of Bitstream and Bitstream’s board of directors. Rothschild did not recommend any specific merger consideration to the board of directors or that any given merger consideration constituted the only appropriate consideration for the merger. We did not issue any instructions to nor impose any limitations on Rothschild with respect to the investigations made or procedures followed in rendering its opinion. We have attached the full text of the written opinion that Rothschild delivered to us as Annex C to this proxy statement, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild in connection with its opinion. You should read this opinion carefully and in its entirety. However, we have included the following summary of the Rothschild opinion, which is qualified in its entirety by reference to the full text of the opinion attached as Annex C.

Rothschild has directed its opinion to, and was solely for the use and benefit of, our board of directors in connection with its evaluation of the merger. Rothschild’s opinion was not intended to be and did not constitute a recommendation to our board of directors to approve or enter into the merger. Rothschild has consented to the inclusion of its opinion and the disclosures contained under the heading Opinion of Bitstream’s Financial Advisor in this proxy statement, however, Rothschild has not assumed any responsibility for the form or content of this proxy statement, other than Rothschild’s opinion itself. Rothschild’s opinion is not intended to and does not constitute a recommendation to you as to how you should vote or otherwise act with respect to the merger or any matter related thereto. The opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by our stockholders pursuant to the merger agreement, as of the date of the written opinion and subject to the qualifications, limitations and assumptions stated therein. The opinion does not address the relative merits of the merger or any alternatives to the merger nor any aspects of the spin-off of MSDH. Further, the opinion does not address our underlying decision to proceed with or effect the merger or any other aspect of the merger nor any aspects of the spin-off of MSDH. Moreover, the opinion does not address the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the merger, whether relative to the consideration to be received by our stockholders or otherwise.

In connection with its opinion, Rothschild:

(1)	reviewed certain publicly available financial and other data with respect to our company, including the consolidated financial statements for recent years to December 31, 2010 and interim periods to

June 30, 2011, and certain other relevant financial and operating data, including financial forecasts, relating to our company made available to Rothschild from published sources and from our internal records;

(2)	reviewed publicly available business and financial information relating to Bitstream, including information concerning the trading of, and the trading market for, our common stock;

(3)	reviewed and discussed with management information of a business and financial nature regarding our company furnished to Rothschild by our company, including financial forecasts and related assumptions for the fiscal years ending 2011 through 2015;

(4)	with our permission and at our request, contacted third parties to determine their interest in pursuing discussions with us regarding a possible acquisition of us or other strategic transaction involving us;

(5)	reviewed a draft of the merger agreement dated November 10, 2011;

(6)	discussed the proposed merger with management;

(7)	compared our company from a financial point of view with certain other companies listed below in —Comparable Company Analysis in similar industries which Rothschild deemed to be relevant;

(8)	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies listed below in —Comparable Transactions Analysis in industries which Rothschild deemed to be comparable, in whole or in part, to this merger;

(9)	performed a discounted cash flow analysis;

(10)	made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with our counsel; and

(11)	performed such other analyses and examinations as Rothschild deemed appropriate.

In rendering its opinion, Rothschild did not assume any responsibility to independently verify, and did not independently verify, any information, whether publicly available or furnished to Rothschild, concerning Bitstream or any of its subsidiaries, including, without limitation, any financial information considered by it in connection with the rendering of its opinion. Instead, with our consent, in the course of Rothschild’s analyses and for purposes of its opinion, Rothschild relied on the accuracy and completeness of all such information. In rendering its opinion, Rothschild did not prepare or was not provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the company or any of its subsidiaries. In particular, Rothschild did not express any opinion as to the value of any asset or liability of the company or any of its subsidiaries, whether at then current market prices or in the future. Rothschild did not prepare or obtain any independent evaluation with respect to the solvency of any party to the merger or any of its subsidiaries and did not express any opinion as to the solvency of any party to the merger, including under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. Rothschild also made the following assumptions for purposes of rendering its opinion:

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with respect to the financial forecasts of our company provided to Rothschild by our management, upon our advice and with our consent, that (a) the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to the future financial performance of our company, and (b) these forecasts provide a reasonable basis upon which Rothschild could form its opinion;

•

there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of our company since the respective dates on which the most recent financial statements were made available to Rothschild;

•	that the final merger agreement as executed would not differ in any material respect from the latest draft of the agreement reviewed by it;

•

that the representations and warranties, in all respects material to its analysis, contained in the merger agreement and any agreement contemplated thereby were and will be as of all dates made or deemed made true and correct;

•

that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations; and

•

that the merger will be consummated in accordance with the terms described in the merger agreement, without further amendment thereto, and without any waiver by our company of any of the conditions to our obligations thereunder.

In addition, for purposes of its opinion:

•

Rothschild relied on information provided by our counsel and independent accountants as to all legal, financial reporting, tax, accounting and regulatory matters with respect to our company, the merger and the merger agreement, and accordingly, Rothschild did not express any opinion as to any tax or other consequences that might result from the merger, nor did Rothschild’s opinion address any legal, tax, regulatory or accounting matters. Rothschild expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to be received by any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise. Rothschild expressed no view or opinion as to the financing of the merger or the terms or conditions upon which it is to be obtained; and

•

Rothschild did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of our company, nor was Rothschild furnished with any of these appraisals.

Rothschild employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild was based on all analyses and factors taken as a whole and also on application of Rothschild’s experience and judgment, which conclusion involved significant elements of subjective judgment and qualitative analysis. Rothschild therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. No company, transaction or business used by Rothschild in its analyses as a comparison is identical to the company or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Rothschild’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Rothschild’s analyses and estimates are inherently subject to substantial uncertainty. In rendering its opinion, Rothschild did not express any opinion as to the price at which any security may trade at any time, including subsequent to the date of its opinion.

Rothschild’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Rothschild as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Rothschild has not assumed any obligation to update, revise or reaffirm its opinion.

The following represents a summary of the material financial analyses performed by Rothschild, each of which is a standard valuation methodology customarily undertaken in transactions of this type, in connection with providing its opinion, dated November 10, 2011, to our board of directors. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Some of the summaries of financial analyses performed by Rothschild include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild.

Comparable Company Analysis. From a financial point of view, Rothschild compared our OEM Type business to three publicly traded companies it deemed comparable and our MyFonts business to five publicly traded companies it deemed comparable. One publicly traded company Rothschild deemed comparable was in both the OEM Type business and the MyFonts business. Rothschild compared our estimated LTM, 2011 and 2012 financial metrics, as provided by management, to estimated LTM, 2011 and 2012 metrics of the selected comparable companies that were obtained from publicly available sources, including research reports and filings with the Securities and Exchange Commission. Based on this information, Rothschild calculated for the selected comparable companies listed below the multiples of enterprise value (defined by Rothschild as fully-diluted equity value (using the treasury stock method) plus debt, less cash and cash equivalents, plus minority interest and plus preferred equity) to (i) last 12 months (“LTM”) and estimated calendar years 2011 and 2012 revenues; and (ii) LTM and estimated calendar years 2011 and 2012 earnings before interest, taxes, stock-based compensation, depreciation, amortization and other one-time adjustments (“EBITDA”).

Rothschild selected the following seven companies based on its knowledge of our company and its understanding of the industries in which our OEM Type and MyFonts segments operate. Consideration was given to the business models and financial profiles of the companies comprising the comparable group including the nature of revenues, cost structure, scale, growth and profitability. Rothschild believes that the seven selected companies listed below have certain operations similar to some of the operations of our OEM Type and MyFonts segments, but noted that no company is identical to our company and none of these companies have the same management, composition, size, short and long term growth profile, or combination of businesses as us:

•	Adobe Systems Incorporated (NasdaqGS: ADBE)

•	Mentor Graphics Corporation (NasdaqGS: MENT)

•	Monotype Imaging Holdings Incorporated (NasdaqGS: TYPE)

•	Shutterfly, Incorporated (NasdaqGS: SFLY)

•	Digital River Incorporated (NasdaqGS: DRIV)

•	Stamps.com Incorporated (NasdaqGS: STMP)

•	1-800-Flowers.com, Incorporated (NasdaqGS: FLWS)

While the comparable company analysis compared our OEM Type and MyFonts segments to the seven companies listed above, Rothschild did not include every company that could be deemed to be a participant in font technology and digital commerce sectors. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, business models, growth characteristics and other factors that could affect the public trading value of the companies to which our company and the merger are being compared. Rothschild’s comparable company analysis table for these seven comparable companies is below.

	Enterprise Value to Revenue			Enterprise Value to EBITDA
	LTM	2011E	2012E	LTM	2011E	2012E
ADBE	3.21x	3.15x	2.90x	7.7x	7.6x	7.0x
MENT	1.33x	1.32x	1.24x	8.4x	6.5x	5.9x
TYPE	4.21x	4.14x	3.77x	10.1x	9.3x	8.5x
SFLY	3.56x	2.77x	2.15x	n/m	14.2x	10.0x
DRIV	0.93x	0.91x	0.84x	5.1x	4.5x	3.9x
STMP	4.05x	3.90x	3.52x	23.4x	19.4x	16.6x
FLWS	0.36x	0.35x	0.34x	7.9x	7.1x	5.1x

The following tables set forth the mean valuation multiple of the comparable companies and the value it implies for Bitstream’s relevant segment.

Enterprise Value to Revenue (OEM Type):	Mean	Implied Value ($, millions)
LTM	2.92x	$36.0
2011E	2.87x	$32.2
2012E	2.64x	$33.8

Enterprise Value to Revenue (MyFonts):
LTM	2.62x	$14.6
2011E	2.41x	$16.5
2012E	2.12x	$17.4

Enterprise Value to EBITDA (OEM Type):	Mean	Implied Value
LTM	8.7x	$18.0
2011E	7.8x	$20.9
2012E	7.1x	$22.1

Enterprise Value to EBITDA (MyFonts):
LTM	11.6x	$26.3
2011E	10.9x	$22.9
2012E	8.8x	$24.5

Comparable Transactions Analysis. Based on publicly available information, Rothschild calculated the multiples of enterprise value to LTM revenues, where possible, for the following 29 transactions in industries it deemed comparable to that of OEM Type and MyFonts:

Announcement Date	Acquiror	Target
October 2011	Nuance Communications	Swype
October 2011	Adobe Systems	Typekit
September 2011	UTC & Company	Digital Aria
July 2011	Inrix	ITIS Holdings
June 2011	Nuance Communications	SVOX
May 2011	International Game Technology	Entraction Holding
March 2011	Shutterfly	Tiny Prints
December 2010	Monotype Imaging	Ascender
December 2010	RIM	TAT
September 2010	CSG Systems International	Intec Telecom Systems
July 2010	Adobe Systems Benelux	Day Software
May 2010	Cadence Design Systems	Denali Software
October 2009	GSI Commerce	Retail Convergence
September 2009	Shutterstock Images	BigStockPhoto
May 2009	Ixia	Catapult Communications
May 2009	Open Text	Vignette
October 2008	Getty Images	Jupiter Images
October 2008	Omniture Inc.	Mercado Software
September 2008	Acxiom	Midpoint
May 2008	Hubwoo	AchatPro
January 2008	Amazon	Audible
August 2007	X-Rite	Pantone
June 2007	Website Pros	Web.com
April 2007	PNI Digital Media	Pixology Limited
January 2007	Avanquest Software	Nova Development Corp.
September 2006	Web.com Group	1ShoppingCart.com
April 2006	Miranda Technologies	VertigoXmedia
February 2006	Getty Images	iStock International
November 2004	TA Associates	Monotype Imaging

The following table sets forth the mean valuation multiples for the selected comparable transactions and the value implied for the relevant Bitstream segment.

OEM Type - Enterprise Value to:	Mean	Implied Value ($, millions)
LTM Revenues	2.93x	$14.6

MyFonts - Enterprise Value to:
LTM Revenues	2.35x	$32.2

No transaction used in the comparable transaction analysis is identical to the merger. However, Rothschild chose such transactions based on, among other things, a review of transactions involving companies in similar industries that were announced in the past five years (with the exception of one transaction announced November 5, 2004, which was included because it involved Monotype Imaging). In assessing the comparability of a transaction, Rothschild relied upon its knowledge of our company and made subjective judgments and assumptions with regard to the industries in which we operate, the operational nature of our business, the similarity of the applicable target companies in the transactions to us with respect to the size, mix, margins and other characteristics of their businesses, as well as general business, economic, market and financial conditions. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of the target companies and other factors that could affect the public trading value of the companies and the transactions to which our company and the merger are being compared.

Discounted Cash Flow Analysis. Rothschild used financial forecasts for our company for calendar years 2012 through 2015, as provided by our management, to perform a separate, discounted cash flow analysis for each of the OEM Type and Myfonts products. This type of analysis is designed to provide insight into a company’s future cash flow projections and then discount them to arrive at a present value that reflects our overall weighted average cost of capital (“WACC”). In conducting this analysis, Rothschild assumed that we would perform in accordance with these forecasts. Rothschild first projected cash flows based on management forecasts and discounted the cash flows projected through 2015 and the terminal values to present values using rates ranging from 14.0% to 16.0% based on our estimated WACC, which was based on a risk-free rate of 1.96% using the10 year treasury rate as of November 9, 2011, a U.S. market risk premium of 6.7% based on the 2011 Ibbotson report, a levered industry beta based upon Bloomberg 2-year weekly adjusted beta for comparable public companies, a tax rate of 35%, a size premium of 6.36% based on 2011 Ibbotson report for companies with a market capitalization between $1.2 million to $236 million and an assumed debt to total capitalization ratio of 0%. Rothschild then estimated the terminal value of the projected cash flows by applying a growth rate in perpetuity of 2.0% - 4.0% based on industrial dynamics and inflationary expectations. This analysis indicated a range of enterprise values from $41.8 million to $56.6 million.

The foregoing description is only a summary of the analyses and examinations that Rothschild deemed material to its opinion. The valuation and financial analyses set out above is not a comprehensive description of all analyses and examinations actually conducted by Rothschild. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved, and therefore a fairness opinion necessarily is not susceptible to partial analysis or summary description. Rothschild believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all of the described analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to our board of directors. In addition, Rothschild may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Rothschild with respect to the actual value of our company.

In performing its analyses, Rothschild made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of our company. The analyses performed by Rothschild are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Rothschild with respect to the financial fairness of the consideration to be received by our stockholders pursuant to the merger, and were provided to our board of directors in connection with the delivery of the Rothschild opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, Rothschild’s opinion, together with the analyses performed by Rothschild in connection with its opinion and reviewed by Bitstream’s board of directors, and presentation were among the many factors that our board of directors took into consideration in making our determination to approve, and to recommend that our stockholders approve, the merger. Rothschild was not requested to, and did not, recommend the specific consideration payable in the merger. The amount and type of consideration payable in the merger was determined through negotiations between Bitstream and Monotype Imaging. Consequently, Rothschild’s opinion should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the merger consideration, including whether the board of directors would have been willing to determine that a different merger consideration was fair.

Our engagement letter with Rothschild provides that Rothschild will receive fees for its financial advisory services that are contingent upon the closing of any business combination whereby we are acquired. As compensation for Rothschild’s financial advisory services in connection with the merger, Rothschild is entitled to receive a fee of up to approximately $1.75 million, of which $250,000 was payable in connection with the delivery of its fairness opinion and the remainder will be payable only upon the closing of the merger and $150,000 shall be deemed to have been paid with respect to monthly advisory fees previously paid by Bitstream to Rothschild. Further, we have agreed to reimburse Rothschild for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, and to indemnify Rothschild, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws. The special committee selected Rothschild to act as our financial advisor in connection with the merger based on Rothschild’s reputation and experience. Rothschild is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings and financial restructurings. The terms of Rothschild’s fee arrangements were negotiated at an arm’s length between Bitstream and Rothschild, and Bitstream’s board of directors and special committee were aware of this fee structure and took it into account in considering the Rothschild opinion and in approving the merger.

In the past, Rothschild has provided financial advisory services to Bitstream, and Rothschild or its affiliates may in the future provide financial services to Bitstream, Monotype Imaging or their respective affiliates in the ordinary course of Rothschild’s business from time to time and may receive fees for the rendering of such services. In addition, in the ordinary course of Rothschild’s business activities, Rothschild and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account or the accounts of its clients in equity, debt or other securities (or related derivative securities) or financial instruments of Monotype Imaging, Bitstream or their respective affiliates.

Certain Financial Projections

Our senior management does not as a matter of course make public forecasts or projections as to future performance or earnings beyond the current fiscal quarter and generally does not make public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, during the course of negotiating the merger agreement, our management prepared certain prospective financial information to present certain projections of financial performance, and these projections were provided to the special committee, Rothschild and our board of directors in connection with their financial analyses of the proposed merger. We have included below these projections concerning our revenue, gross profit, operating expense, EBITDA (excluding FAS 123R stock compensation expense), as well as projections of unlevered after-tax EBITDA plus depreciation plus working capital investment less capital expenditures (“Free Cash Flow”), which measure was calculated based on management forecasts using the Free Cash Flow definition applied in the Discounted Cash Flow Analysis described above, to give our stockholders access to certain previously nonpublic information prepared for purposes of considering and evaluating the merger.

The projections were developed from historical financial statements and did not give effect to any changes or expenses as a result of the merger or any other effects of the merger. The projections for fiscal year 2011 were prepared in the ordinary course in October 2010 and updated in January 2011 and the projections for fiscal years 2012-2015 were prepared in connection with the financial analysis of the proposed merger in January 2011. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles. The inclusion of this information should not be regarded as an indication that the special committee, our board of directors, Rothschild, or any other recipient of this information considered, or now considers, this information to be a reliable prediction of future results. Our independent registered certified public accounting firm, PricewaterhouseCoopers LLP (“PWC”), has neither examined nor compiled this prospective financial information and, accordingly, PWC does not express an opinion or any other form of assurance with respect thereto. Furthermore, the projections:

•

while presented with numerical specificity, necessarily make numerous assumptions, many of which are beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, and may not prove to have been, or may no longer be, accurate;

•

were prepared and updated as of January 2011 with respect to fiscal year 2011 and were prepared as of January 2011 with respect to fiscal years 2012-2015 in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the projections will be achieved and readers of this proxy statement are cautioned not to place undue reliance on the projections.

We believe the assumptions our management used as a basis for the projections were reasonable at the time the projections were prepared, given the information our management had at the time. The projections, however, are not a guarantee of performance. The projections involve risks, uncertainties and assumptions. The future financial results and stockholder value of our company may materially differ from those expressed in the projections due to factors that are beyond our ability to control or predict. We cannot assure you that the projections will be realized or that our future financial results will not materially vary from the projections. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The projections do not take into account any circumstances or events occurring after the date they were prepared and have not been updated since their respective dates of preparation. They should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

The projections are a forward-looking statement. For information on factors which may cause our future financial results to materially vary, see “Special Note Regarding Forward-Looking Statements” on page 17 of this proxy statement.

Projected Financial Results

OEM Type

	Financial Year Ended as of December 31,(1)
Projected Financial Results(2)	2011E		2012E	2013E	2014E	2015E
Revenue		$5.8	$6.6	$7.4	$8.2	$8.8
Gross Profit		$5.0	$5.7	$6.5	$7.2	$7.7
Total Operating Expense		$2.4	$2.7	$3.0	$3.3	$3.4
Non-GAAP EBITDA		$2.7	$3.1	$3.6	$4.0	$4.4
Non-GAAP Free Cash Flow	$	n/a	$1.4	$1.7	$2.0	$2.2

(1)	Dollars in millions.

(2)	Non-GAAP financial measures may be calculated differently by different companies. Please see the definitions of EBITDA and Free Cash Flow in this proxy statement for our determination of these financial measures as presented in this table.

MyFonts

	Financial Year Ended as of December 31,(1)
Projected Financial Results(2)	2011E		2012E	2013E	2014E	2015E
Revenue		$13.4	$15.9	$20.1	$23.5	$26.0
Gross Profit		$4.5	$5.2	$7.0	$8.1	$9.0
Total Operating Expense		$2.5	$2.6	$2.7	$2.9	$3.0
Non-GAAP EBITDA		$2.1	$2.8	$4.4	$5.4	$6.2
Non-GAAP Free Cash Flow	$	n/a	$1.1	$2.2	$2.8	$3.4

(1)	Dollars in millions.

(2)	Non-GAAP financial measures may be calculated differently by different companies. Please see the definitions of EBITDA and Free Cash Flow in this proxy statement for our determination of these financial measures as presented in this table.

Financing of the Merger

The merger is not conditioned on Monotype Imaging’s ability to obtain financing.

Delisting and Deregistration of Bitstream common stock

If the merger is completed, Bitstream’s class A common stock will be removed from listing on the NASDAQ Capital Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Bitstream common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger and the merger agreement. The material interests are summarized below.

Equity-Based Awards

Based upon the terms and conditions of Bitstream’s equity compensation plans governing equity awards previously granted to our directors, executive officers and other employees, and pursuant to the terms and conditions of the merger agreement, all issued and outstanding equity compensation awards under such equity compensation plans, including unvested stock options and unvested restricted shares of common stock, will become fully vested and/or 100% exercisable as a result of the merger.

On the date that Bitstream completes its spin-off of MSDH and the Pageflex and BOLT products, each outstanding option to purchase a share of Bitstream common stock (which we refer to as the Bitstream options) will be divided into (i) one option to purchase a share of Bitstream common stock (each of which we refer to as an adjusted Bitstream option) and (ii) one option to purchase a share of MSDH common stock (each of which we refer to as an MSDH option). Each adjusted Bitstream option will continue to have, and be subject to, the same terms and conditions set forth in the applicable equity compensation plan of Bitstream, except that the exercise price of such adjusted Bitstream option shall be adjusted to the product of the original exercise price of such Bitstream option multiplied by a fraction the numerator of which is the per share consideration in the merger and the denominator of which is the sum of the per share consideration in the merger and the appraised value of each share of MSDH common stock. Each MSDH option shall be issued under the MSDH Incentive Compensation Plan, to be adopted by MSDH immediately prior to the spin-off of MSDH from Bitstream, but shall otherwise be subject to the same term and conditions of the Bitstream option, except that the exercise price of such MSDH option will be adjusted to the product of the original exercise price of such Bitstream option multiplied by a fraction, the numerator of which is the appraised value of MSDH divided by the sum of the number of outstanding shares of Bitstream common stock and the number of shares of Bitstream common stock subject to outstanding equity-based awards and the denominator of which is the sum of the per share consideration in the merger and the appraised value of each share of MSDH common stock.

Each adjusted Bitstream option with an adjusted exercise price that is less than the per share merger consideration in the merger will, on the effective date of the merger, be converted into the right to receive an amount in cash equal to the difference between the per share merger consideration and the adjusted exercise price of such adjusted Bitstream option. Each adjusted Bitstream option with an exercise price equal to or greater than the per share merger consideration in the merger will be cancelled without any payment. Each MSDH option shall otherwise not be affected by the merger and shall remain outstanding in accordance with its terms.

The following table identifies for each of our executive officers and directors the number of shares subject to his outstanding unvested equity awards (stock options and shares of restricted stock) that will become fully vested and exercisable immediately prior to the closing of the merger, the weighted average exercise price, if any, of his equity awards that will be accelerated immediately prior to the closing of the merger, the value of such accelerated awards based on the difference between the exercise price and the estimated per share merger consideration and the value of the vested securities held by him. The following table assumes that the closing of the merger occurs on February 1, 2012.

		Vested Options		Unvested Options			Unvested Restricted Shares
Name	Title	Number of Options	Estimated Value	Number of Options	Weighted Average Exercise Price	Estimated Value	Number of Shares	Estimated Value
George B. Beitzel	Director	30,000		—	—		13,125

Jonathan Kagan	Director	—		—	—		29,750

Amos Kaminski	Director, Exec. Chairman & CEO	120,000		—	—		19,875

Melvin L. Keating	Director	—		—	—		27,625

Raul K. Martynek	Director	—		—	—		20,875

Costas Kitsos	Vice President of Engineering	99,999		15,001	5.9700		15,350

James P. Dore	Vice President and CFO	142,666		15,001	5.9700		9,750

John S. Collins	Vice President	74,999		15,001	5.9700		9,750

Sampo Kaasila	Vice President of Research & Development	99,999		15,001	5.9700		15,350

Severance Provisions for Executive officers of Bitstream

All of Bitstream’s named executive officers (“NEOs”) are employed on an at-will basis but each NEO, other than Bitstream’s interim chief executive officer Amos Kaminski, has a pre-existing severance agreement (the “Severance Agreements”) with Bitstream that provide certain potential benefits in the event of a “Change in Control” as described below. These agreements have an original term expiring on April 15, 2012, and shall thereafter be automatically renewed for successive one-year terms unless Bitstream has notified the NEO of its election not to renew the term of the agreement not less than 120 days before the expiration of the (then) current term.

The Severance Agreements provide certain benefits upon the termination of employment after a Change in Control (as defined below). Under these agreements, each NEO is entitled to severance benefits if the NEO’s employment is terminated within twenty-four months of a Change in Control, unless such termination is due to the NEO’s death or disability, or is by Bitstream for Cause, or is by the NEO other than for Good Reason.

A “Change in Control” shall mean the occurrence of any of the following events:

1)	any “Person(s)” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bitstream representing thirty percent (30%) or more of the combined voting power of Bitstream’s (then) outstanding securities;

2)	during any period of twelve consecutive months, individuals who at the beginning of such period constitute the board of directors of Bitstream cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the incumbent board of directors shall be considered as though such individual were a member of the incumbent board of directors;

3)	Bitstream is a party to (i) any consolidation or merger of Bitstream in which it is not the continuing or surviving corporation or pursuant to which its shares of common stock would be converted into cash, securities, or other property; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Bitstream; or

4)	approval by the stockholders of Bitstream of any plan or proposal for the liquidation or dissolution of Bitstream.

“Cause” is defined as (i) the willful and continued failure by the NEO to substantially perform the NEO’s duties (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered to the NEO by Bitstream, which demand specifically identifies the manner in which it is believed that the NEO has not substantially performed the NEO’s duties; (ii) conviction of a felony or acts of dishonesty resulting in gain or personal enrichment at the expense of Bitstream; or (iii) the NEO’s willful misconduct or insubordination which is materially injurious to Bitstream. For purposes of this paragraph, no act or failure to act on the NEO’s part shall be considered as willful unless done, or omitted to be done, by the NEO not in good faith and without reasonable belief that the action or omission was in the best interests of Bitstream.

“Disability” is defined as the illness, or mental or physical disability, of the NEO as determined by a physician acceptable to Bitstream and the NEO, resulting in the NEO’s failure to perform substantially all of his or her material duties for a period of six consecutive months, and the NEO’s failure to return to the performance of such duties within 30 days after receiving written notice of termination of employment due to such Disability.

“Good Reason” is defined as the (i) reduction in the NEO’s then current base salary as paid immediately preceding the Change in Control; (ii) diminution, reduction or other adverse change in the annual bonus opportunity or other incentive compensation opportunities available to the NEO immediately preceding the

Change in Control; (iii) Bitstream’s failure to pay the NEO any amounts otherwise earned, vested or due under any compensation plan or human resources policy of Bitstream immediately preceding the Change in Control; (iv) diminution of the NEO’s title, position, authority or responsibility; (v) assignment to the NEO of duties incompatible with the position occupied by the NEO immediately preceding the Change in Control; or (vi) relocation of the NEO’s position to a location more than 35 miles from the location to which the NEO was assigned immediately preceding the Change in Control.

If, after any Change in Control shall have occurred, the NEO’s employment shall be terminated within twenty-four months of the date of such Change in Control either (i) by Bitstream other than for death, disability or Cause, or (ii) by the NEO for Good Reason (which we refer to as a Change of Control termination), the NEO shall be entitled to the following severance benefits under the terms of the Severance Agreements:

•

Bitstream shall pay the NEO’s full base salary through the date of termination at the rate which is the higher of the then current annual rate or the annual rate in effect immediately prior to the date of any Change in Control. Bitstream also shall pay the NEO the amount, if any, of any unpaid earned annual bonus for the preceding fiscal year. In addition, Bitstream shall continue in full force and effect through the date of termination the NEO’s participation in all stock ownership, stock purchase, stock option and restricted stock plans; all health and welfare benefit plans; and all insurance and disability plans as may be in effect at the date of the Change in Control.

•

Bitstream shall pay as severance benefits to the NEO on or before the fifth day following the date of termination of employment, a lump sum payment equal to 1.75 times the NEO’s base salary, at the rate which is the higher of the then current annual rate or the annual rate in effect immediately prior to the date of any Change in Control. Such lump sum payment shall be subject to all applicable federal, state and local income and the Federal Insurance Contributions Act taxes including all required withholding amounts. In no event shall the severance benefits exceed the amount that is deductible by Bitstream in accordance with Section 280G of the Code. The NEO shall not be required to mitigate or offset the amount of any severance benefits or other benefits provided by seeking employment or otherwise, nor shall the amount of any payment provided be reduced by any compensation earned by the NEO as the result of employment by another employer after the date of termination from Bitstream.

For quantitative disclosure of the Change in Control severance payments that may be made to the NEOs of Bitstream as a result of the merger upon the occurrence of a Change of Control termination, see “—Golden Parachute Compensation for Bitstream Named Executive Officers.”

Golden Parachute Compensation for Bitstream Named Executive Officers

The following table sets forth the aggregate dollar value of the various elements of compensation that each NEO of Bitstream would receive that is based on or otherwise relates to the merger, assuming the following:

•	the merger closed on February 1, 2012;

•	with respect to stock options and restricted stock awards, the price per share paid is $______; and

•

the employment of each NEO will terminate immediately following the closing of the merger and each applicable NEO will receive severance payments and benefits under his Severance Agreement. See “—Severance Provisions for Executive officers of Bitstream.”

Any changes in these assumptions or estimates would affect the amounts shown in the following table. In addition, a portion of the equity amounts shown in the “Equity” column are expected to become vested in the ordinary course prior to the actual date the merger is completed.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)(3)	Total(4)
Amos Kaminski	0
James P. Dore	323,750
Costas Kitsos	315,000
Sampo Kaasila	315,000
John S. Collins	252,000

(1)	All amounts listed are payable only if an NEO’s employment is terminated within 24 months of the merger either (i) by Bitstream other than for death, disability or Cause or (ii) by the NEO for Good Reason. See “—Severance Provisions for Executive officers of Bitstream.”

(2)	All amounts listed in this column vest in connection with a Change in Control. Such vesting is not conditioned upon termination of the NEO’s employment.

(3)	The number shown above represents the sum of the following: (a) the amount, if any, the NEO is expected to receive with respect to adjusted Bitstream options that vest in connection with the merger, (b) the amount, if any, by which the per share appraised value of MSDH is expected to exceed the exercise price of each MSDH option expected to be held by the NEO, and (c) the amount the NEO is expected to receive with respect to shares of restricted common stock of Bitstream that vest in connection with the merger. The amount payable to each NEO for (a) through (c) of the preceding sentence are as follows:

	(a) Value of Adjusted Bitstream Options	(b) Value of MSDH Options	(c) Value of Bitstream Restricted Stock
Amos Kaminski
James P. Dore
Costas Kitsos
Sampo Kaasila
John S. Collins

(4)	The amounts listed in this column represent the total golden parachute payments potentially to be made to the NEO. With respect to Amos Kaminski, $ is attributable to a single-trigger arrangement (i.e., payment is triggered by a Change in Control) and none is attributable to a double-trigger arrangement (i.e., payment is conditioned upon the executive’s termination without cause or resignation for good reason following a Change in Control). With respect to James P. Dore, $ is attributable to a single-trigger arrangement (i.e., payment is triggered by a Change in Control) and $323,750 is attributable to a double-trigger arrangement (i.e., payment is conditioned upon the executive’s termination without cause or resignation for good reason following a Change in Control). With respect to Costas Kitsos, $ is attributable to a single-trigger arrangement (i.e., payment is triggered by a Change in Control) and $315,000 is attributable to a double-trigger arrangement (i.e., payment is conditioned upon the executive’s termination without cause or resignation for good reason following a Change in Control). With respect to Sampo Kaasila, $ is attributable to a single-trigger arrangement (i.e., payment is triggered by a Change in Control) and $315,000 is attributable to a double-trigger arrangement (i.e., payment is conditioned upon the executive’s termination without cause or resignation for good reason following a Change in Control). With respect to John S. Collins, $ is attributable to a single-trigger arrangement (i.e., payment is triggered by a Change in Control) and $252,000 is attributable to a double-trigger arrangement (i.e., payment is conditioned upon the executive’s termination without cause or resignation for good reason following a Change in Control).

Director and Officer Indemnification and Insurance

Monotype Imaging has agreed to purchase, prior to the effective time of the merger, an officer’s and director’s liability insurance tail policy, which policy will provide each person currently covered by Bitstream’s directors’ and officers’ liability insurance policy with coverage for an aggregate period of six (6) years with at least the same coverage and amounts and containing terms and conditions that are not materially less advantageous in the aggregate to the directors and officers of Bitstream and its subsidiaries other than MSDH or any wholly-owned subsidiary of MSDH (which we collectively refer to as the limited Bitstream subsidiaries) with respect to claims arising from facts or events that occurred at or before the effective time of the merger, including, in respect of the transactions contemplated by the merger agreement and the agreements relating to the spin-off of MSDH; provided, however, that Monotype Imaging will not be obligated to make an aggregate premium payment for such insurance to the extent such aggregate premium exceeds 200% of the annual premium paid as of the date of the merger agreement by Bitstream for such insurance (which amount we refer to at the base premium); and provided further that, if the aggregate premium for such insurance will exceed the base premium, then Monotype Imaging will provide or cause to be provided a policy for the applicable individuals with the best coverage as is then available at an aggregate premium equal to the base premium. The surviving corporation in the merger will maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

For a period of six years after the effective time of the merger, Monotype Imaging and the surviving corporation in the merger are required to fulfill and honor in all respects the obligations of Bitstream and the limited Bitstream subsidiaries under Bitstream’s certificate of incorporation or bylaws and under any indemnification or other similar agreements between Bitstream or any of the limited Bitstream subsidiaries and their current and former directors and officers (whom we refer to as indemnified parties) in effect on the date of the merger agreement.

If Monotype Imaging, the surviving corporation or any or its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then the merger agreement requires that proper provision be made so that the successors and assigns of Monotype Imaging or the surviving corporation will assume all of the applicable obligations described above. The indemnified parties are intended third party beneficiaries of the indemnification and insurance provisions in the merger agreement and such provisions survive the consummation of the merger.

Compensation Arrangements with MSDH for Bitstream Directors and Executive Officers

Following the Merger, it is expected that the compensation of Bitstream’s directors and executive officers who will continue to serve as directors and executive officers of MSDH will remain unchanged and that MSDH shall assume all obligations and liabilities with respect to such compensation following the completion of the Merger and the spin-off of MSDH.

THE SPIN-OFF OF MSDH

On November 10, 2011 (which we refer to as the separation date), Bitstream completed an internal restructuring transaction pursuant to which Bitstream transferred to MSDH assets and liabilities relating to the Pageflex and BOLT products (which we refer to as the separation). As required by the merger agreement, prior to the completion of the merger (which we refer to as the distribution date), Bitstream will distribute all of the shares of MSDH common stock to the stockholders of Bitstream on a pro rata basis (which we refer to as the distribution).

Bitstream’s stockholders will not be required to pay any cash or other consideration for the MSDH common stock received in the distribution, and Bitstream will pay the costs and expenses incurred in connection with the distribution. Bitstream’s stockholders will be responsible for any taxes they incur in connection with their receipt of the MSDH common stock. For a more detailed explanation of the tax consequences of the distribution of the MSDH common stock, see “Certain Material U.S. Federal Income Tax Considerations” on page 61 of this proxy statement.

We have provided below summary descriptions of the Contribution Agreement, the Intellectual Property Assignment and License Agreements, the Distribution Agreement, the Tax Indemnity Agreement and the Transition Services Agreement pursuant to which the separation and distribution will be completed.

Contribution Agreement

On the separation date, Bitstream and MSDH entered into a Contribution Agreement (which we refer to as the Contribution Agreement) which provided for the transfer by Bitstream to MSDH of assets and liabilities relating to the Pageflex and BOLT products. The Contribution Agreement defines the assets that Bitstream transferred to MSDH and the corresponding liabilities that were assumed from Bitstream.

Contribution of Assets from Bitstream to MSDH

Effective on the separation date, Bitstream transferred and assigned the following assets (which we refer to as the transferred assets) to MSDH:

•

all contracts, leases or subleases of personal property, leases or subleases of real property, licenses, agreements, commitments and all other legally binding arrangements of Bitstream related exclusively to the Pageflex or BOLT products;

•	all tangible personal property and interests therein, including machinery, equipment, furniture and furnishings of Bitstream relating solely and exclusively to the Pageflex or BOLT products;

•	all assets reflected on MSDH’s unaudited consolidated balance sheet as of June 30, 2011, minus any assets disposed of after June 30, 2011;

•	all written off, expensed or fully depreciated assets that would have appeared on MSDH’s balance sheet as of June 30, 2011 if MSDH had not written off, expensed or fully depreciated them;

•

all assets that MSDH exclusively uses with respect to the Pageflex and BOLT products as of the separation date but that are not reflected in MSDH’s balance sheet as of June 30, 2011 due to mistake or omission;

•

all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights in favor of Bitstream relating solely and exclusively to the Pageflex or the BOLT products or the assumed liabilities (as discussed below);

•	all accounts receivable of Bitstream as of the separation date to the extent arising solely and exclusively out of the Pageflex or BOLT products;

•

all books and records, customers’ and suppliers’ lists, other distribution lists, sales and promotional literature, manuals, customer and supplier correspondence of Bitstream relating solely and exclusively to the Pageflex or BOLT products;

•	all rights in the trade and service marks and domain names incorporating or based on the names Pageflex or BOLT;

•	all of the outstanding equity of Bitstream Israel Ltd. owned by Bitstream;

•	all licenses, permits, authorizations and approvals from any governmental authority of Bitstream that relate solely and exclusively to the Pageflex or BOLT products;

•	all intangible property and interests therein of Bitstream that relate solely and exclusively to the Pageflex or BOLT products;

•	all credits, deferred charges and prepaid items of Bitstream that relate solely and exclusively to the Pageflex or BOLT products; and

•	all goodwill associated with the Pageflex or the BOLT products.

Assumption of Liabilities

Effective on the separation date, MSDH assumed the following liabilities and obligations from Bitstream (which we refer to as the assumed liabilities):

•	all liabilities and obligations relating to the transferred assets, the separation and the Pageflex or BOLT products;

•

any and all taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any governmental entity, together with all interest, penalties and additions imposed with respect to such amounts, attributable or relating to the separation and the spin-off of MSDH;

•

all liabilities and obligations relating to Bitstream’s equity compensation plans or any equity or other compensation awards issued and outstanding immediately prior to the consummation of the merger, but excluding Monotype Imaging’s payment obligations with respect to such awards, if any, under the merger agreement;

•

all liabilities and obligations reflected as liabilities on MSDH’s unaudited consolidated balance sheet as of June 30, 2011, minus any liabilities that were discharged after such date of the balance sheet;

•

all liabilities and obligations that are related to or arise out of the Pageflex or BOLT products, or the operation of any business conducted by MSDH, at the separation date but are not reflected in MSDH’s balance sheet as of June 30, 2011 due to mistake or omission; and

•	all liabilities and obligations relating to the assumption of the assumed liabilities.

Indemnification

MSDH agreed to indemnify, defend and hold harmless Bitstream, its affiliates and their respective successors and assigns from, against and in respect of any damages, losses, claims or liabilities (including but not limited to reasonable attorneys’ fees) relating to or arising out of MSDH’s failure to satisfy any of the assumed liabilities.

Intellectual Property Assignment and License Agreements

On the separation date, Bitstream and MSDH entered into two intellectual property assignment and license agreements. One intellectual property assignment and license agreement pertains to intellectual property related to the Pageflex product (which we refer to as the Pageflex IPAL) and the other intellectual property assignment and license agreement pertains to intellectual property related to the BOLT product (which we refer to as the BOLT IPAL).

Pageflex IPAL

Under the Pageflex IPAL, Bitstream assigned certain intellectual property related to the Pageflex product to MSDH including patents, software, trademarks and other specified assets. Also, certain software that Bitstream continues to own after the separation date that is used in connection with the Pageflex product was licensed by Bitstream to MSDH on a non-exclusive basis. The licenses from Bitstream to MSDH will be assignable in the event MSDH undergoes a change of control to an acquirer or a successor-in-interest not engaged in the font business.

BOLT IPAL

Under the BOLT IPAL, Bitstream assigned certain intellectual property related to the BOLT product to MSDH including patents, software, trademarks and other specified assets. Additionally, certain intellectual property rights that Bitstream continues to own after the separation date that are used or could be used in connection with the BOLT product were licensed by Bitstream to MSDH on a non-exclusive basis. MSDH also has non-exclusively licensed certain intellectual property rights, which Bitstream assigned to MSDH in the BOLT IPAL, back to Bitstream. The licenses from Bitstream to MSDH are assignable in the event MSDH undergoes a change of control to an acquirer or a successor-in-interest not engaged in the font business.

Distribution Agreement

On the separation date, Bitstream and MSDH entered into a Distribution Agreement (which we refer to as the Distribution Agreement) that contains the terms and conditions of the distribution.

On the distribution date, Bitstream will distribute all of the shares of common stock of MSDH to Bitstream stockholders on a pro rata basis. Bitstream may, in its sole discretion but subject to the terms of the merger agreement, change the distribution date. Bitstream intends to consummate the distribution only if the following conditions are met (any of which may be waived by Bitstream):

•	MSDH’s registration statement on Form S-1 registering the issuance of MSDH common stock to the stockholders of Bitstream in the spin-off has been declared effective by the SEC;

•	all material governmental approvals and consents necessary to consummate the distribution have been obtained and are in effect; and

•

no legal restraints preventing the consummation of the distribution are in effect, and no other event outside of Bitstream’s control has occurred or failed to occur that prevents the consummation of the distribution.

In each case, the foregoing conditions to the consummation of the distribution are subject to Bitstream’s obligation under the merger agreement, including, without limitation, its obligation use its reasonable best efforts to complete the spin-off of MSDH as promptly as practicable. See “The Merger Agreement.”

Prior to the distribution date, MSDH will continue to operate as a wholly-owned subsidiary of Bitstream and Bitstream is required to continue to fund all of MSDH’s operating expenses. It is currently expected that the contribution of approximately $3.5 to $5.0 million by Bitstream to MSDH on or about the distribution date pursuant to the terms and conditions of the distribution agreement, together with MSDH’s expected revenue in 2012, will provide MSDH with sufficient working capital through at least the twelve months following the distribution date.

Tax Indemnity Agreement

On the separation date, MSDH entered into a Tax Indemnity Agreement with Bitstream pursuant to which MSDH will indemnify Bitstream on an after tax basis from and against taxes imposed on Bitstream by reason of Distribution of the MSDH stock to the shareholders of Bitstream (including any taxes imposed on Bitstream with respect to indemnity payments made to Bitstream by MSDH pursuant to the Tax Indemnity Agreement). MSDH is not responsible under the Tax Indemnity Agreement for tax liabilities of Bitstream resulting from certain actions taken by Bitstream after the merger. Provided that certain requirements are satisfied, MSDH has the right under the Tax Indemnity Agreement to require Bitstream to contest the assertion by a taxing authority of a tax deficiency if MSDH would be required to indemnify Bitstream for such deficiency.

Transition Services Agreement

MSDH has entered into a transition services agreement with Monotype Imaging which governs the provision of various transitional services between the parties, including information technology, data migration, finance, accounting and human resources services by MSDH to Monotype Imaging and product support services to be provided by Monotype Imaging to MSDH. The services to be provided by MSDH to Monotype Imaging will generally be provided at a rate of $100 to $200 per hour for finance, accounting and human resources transition services for the six month period following the consummation of the merger and $100 per hour for information technology and data migration services for the three month period following the consummation of the merger. Monotype Imaging will provide product support services to MSDH at a price based upon the “fully-loaded” cost of the employee providing such services for the six month period following the consummation of the merger.

THE VOTING AGREEMENTS

The summary of the material provisions of the voting agreements below and elsewhere in this proxy statement is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read carefully the voting agreements in their entirety.

On November 10-11, 2011, George Beitzel, John Collins, James Dore, Sampo Kaasila, Jonathan Kagan, Amos Kaminski, Melvin Keating, Costas Kitsos, Raul Martynek, New Vernon Aegir Master Fund Ltd., Thomas Patrick, Trent Stedman and Columbia Pacific Opportunity Fund, L.P., who were directors, executive officers or stockholders of Bitstream as of the date of the merger agreement, in their capacity as stockholders of Bitstream, entered into voting agreements with Monotype Imaging. Approximately     % of the outstanding shares of Bitstream class A common stock on the record date for the Bitstream special meeting are subject to the voting agreements. The shares covered by the voting agreements are referred to in this proxy statement as the “subject Bitstream shares.”

The following is a summary description of the voting agreements. The form of voting agreement is attached as Annex B to this proxy statement and is hereby incorporated herein by reference.

Each individual and entity that entered into a voting agreement with Monotype Imaging agreed to cause their subject Bitstream shares to be counted as present at the Bitstream special meeting (or at any adjournment thereof) for purposes of calculating a quorum and to vote such shares at the Bitstream special meeting (or at any adjournment thereof):

•	in favor of adoption and approval of the merger agreement, the spin-off of MSDH and all other transactions contemplated by the merger agreement;

•	against any action or agreement which would reasonably be expected to result in a breach in any material respect of the merger agreement;

•	against any acquisition proposal (as described under “Merger Agreement—No Solicitations”); and

•

against any agreement, transaction or other matter that would impede, interfere with, delay, postpone, discourage or materially or adversely affect the consummation of the merger, the spin-off of MSDH or the other transactions contemplated by the merger agreement.

These individuals and entities also granted to Monotype Imaging an irrevocable proxy to vote the subject Bitstream shares on any of the foregoing matters at the Bitstream special meeting (or at any adjournment thereof). The individuals and entities signing voting agreements further agreed (i) to certain restrictions on the sale, assignment, transfer, tender or other disposition of their subject Bitstream shares and their right to enter into any contract, arrangement or understanding with respect to such dispositions, and (ii) to waive and not exercise any rights of appraisal that they may be entitled to under Delaware law. These individuals and entities further agreed that the terms and conditions of the voting agreements will apply to any shares of Bitstream acquired, or with respect to which such persons or entities otherwise acquire beneficial ownership, after the date of such voting agreements, including as a result of the exercise of Bitstream stock options.

The individuals and entities signing voting agreements have also agreed that they will be bound by certain non-solicitation restrictions that limit their ability to, and the ability of their representatives and, as applicable, any of their subsidiaries or affiliates to, (i) solicit, initiate or knowingly encourage, or take other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be likely to lead to, any acquisition proposal, (ii) participate in any discussions or negotiations regarding, or that may reasonably be likely to lead to, any acquisition proposal, (iii) enter into any agreement with respect to an acquisition proposal (other than the merger agreement), (iv) solicit proxies, become a “participant” in a “solicitation” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any acquisition proposal (other than the merger agreement), (v) initiate a stockholders’ vote or action by consent of Bitstream’s stockholders with respect to any acquisition proposal, or (vi) except by reason of the voting agreements, become a member of a “group” (as such term is used in Rule 13d-5(b)(1) of the Exchange Act) with respect to any voting securities of Bitstream that takes any action in support of any acquisition proposal.

The voting agreements terminate upon the earlier to occur of (i) the effective time of the merger, (ii) such date and time the merger agreement is terminated in accordance with the terms thereof, or (iii) upon mutual written agreement of the parties.

REGULATORY MATTERS

We are not required to make any filings relating to the merger with the U.S. Department of Justice or the U.S. Federal Trade Commission. There can be no assurance that such governmental entities (or governmental entities in foreign jurisdictions) will not challenge the merger on competition or other grounds or, if such a challenge is made, of the results thereof. Further, there can be no assurance that the settlement of any such challenge will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement—Conditions to the Merger” on page 83.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion addresses certain material U.S. federal income tax considerations in respect of the merger between Bitstream and Monotype Imaging (the “Merger”) and the distribution of MSDH common stock by Bitstream to its stockholders (the “Distribution”).

The following discussion does not include all U.S. federal income tax considerations that may be relevant to particular Bitstream stockholders in light of their particular circumstances, or to stockholders who are subject to special tax rules, such as dealers in securities, banks or other financial institutions, insurance companies, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. expatriates, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies or tax-exempt organizations. This discussion also assumes that stockholders hold their shares as capital assets, and it does not apply to stockholders who are subject to alternative minimum tax or mark-to-market rules, stockholders who hold their shares as part of a hedge, straddle or other risk reduction or conversion transaction, or stockholders who acquired their shares through stock option or stock purchase programs or otherwise as compensation. In addition, this discussion does not address any aspect of foreign, state or local, or U.S. federal estate and gift taxation that may be applicable to a stockholder.

The following discussion is based on the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, in each case as of the date hereof, all of which are subject to change. Any such changes could be applied retroactively and could affect the accuracy of the statements and conclusions in this discussion and the U.S. federal income tax consequences of the Merger and Distribution. No ruling has been or will be requested from the Internal Revenue Service (the “IRS”), with regard to any of the tax consequences of the Merger or the Distribution.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Bitstream common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes) of Bitstream common stock that is not a U.S. holder.

If a partnership (or an entity or arrangement taxable as a partnership for U.S. federal income tax purposes) holds shares of Bitstream common stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Bitstream common stock, you should consult your own tax advisor.

Stockholders should consult their tax advisors with respect to the tax consequences of the Merger and Distribution.

U.S. Holders

The Distribution

Each taxable U.S. stockholder of Bitstream receiving shares of MSDH common stock in the Distribution will generally be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value at the time of the Distribution of the MSDH common stock received. Based on a recent appraisal, the aggregate value of all the shares of MSDH stock is expected to be approximately $19.8 million at such time. Management expects to report the Distribution as a dividend to the extent of Bitstream’s current and accumulated earnings and profits, which subject to certain limitations may be taxable to individuals at a reduced rate of 15%. To the extent in excess of earnings and profits, the receipt of MSDH common stock will generally result in a reduction of a stockholder’s basis in Bitstream common stock and capital gain to the extent of any excess. Capital gains may be taxable at a reduced rate of 15% for individuals that have held their shares of Bitstream common stock for more than one year. A stockholder’s tax basis in MSDH common stock will be equal to its fair market value at the time of the spin-off of MSDH and the holding period in MSDH common stock will begin the day after the Distribution.

Corporate U.S. holders may be entitled to a dividends-received deduction with respect to the Distribution for U.S. federal income tax purposes, subject to certain limitations and requirements. Corporate U.S. holders should be aware that under certain circumstances, a corporation that receives an “extraordinary dividend” is required to (1) reduce its tax basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (2) treat the non-taxed portion of such dividend as gain from the sale or exchange of the distributing corporation’s stock for the taxable year in which such dividend is received (to the extent that the non-taxed portion of such dividend exceeds such holder’s tax basis). A dividend paid on common stock is generally deemed to be “extraordinary” for this purpose if the amount of such dividend equals or exceeds ten percent of the U.S. holder’s adjusted basis in such share of stock.

The Merger

Management expects that the Merger will be treated for U.S. federal income tax purposes as a purchase by Monotype Imaging of the issued and outstanding shares of capital stock of Bitstream from the stockholders of Bitstream for cash, with each U.S. holder recognizing taxable gain or loss measured by the difference between the U.S. holder’s tax basis in his, her or its Bitstream shares considered to have been purchased by Monotype Imaging and the cash consideration received (before reduction for any withholding taxes) for such shares pursuant to the Merger.

The gain or loss on the disposition of Bitstream shares generally will be capital gain or loss, and long-term capital gain or loss if the U.S. holder’s holding period for the Bitstream shares is greater than one year as of the closing of the merger. If a U.S. holder’s holding period for the shares is one year or less at the time of the closing of the merger, any capital gain or loss will be treated as short-term capital gain or loss and non-corporate stockholders could be subject to tax on such gain at rates applicable to ordinary income. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to certain limitations.

Gain or loss must be calculated separately for each block of Bitstream shares (i.e., shares acquired at the same time in a single transaction). U.S. holders who own separate blocks of Bitstream shares should consult their tax advisors with respect to these rules.

Information Returns and Backup Withholding

Information returns will be filed with the IRS in connection with payments to a U.S. holder pursuant to the Merger and Distribution, unless the U.S. holder is an exempt recipient. Under the U.S. federal income tax backup withholding rules, Monotype and/or Bistream generally may be required to and may withhold 28% of all payments to which a U.S. holder or other payee is entitled, unless the U.S. holder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder can provide an IRS Form W-9 for this purpose. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be credited against a holder’s U.S. federal income tax liability, if any, or refunded provided that the required information is furnished to the IRS in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

The Distribution

Non-U.S. holders may be subject to a withholding tax at a rate of 30% on the fair market value of the MSDH common stock received by them to the extent of their share of Bitstream’s earnings and profits, unless such non-U.S. holder provides a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that the amount treated as a taxable dividend is not subject to withholding tax because it is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States. Effectively connected dividends (and, if an income tax treaty applies, dividends attributable to a permanent establishment), although not subject to withholding tax, are subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by corporate non-U.S. holders that are effectively connected with a United States trade or business of the corporate non-U.S. holder (and, if an income tax treaty applies, are attributable to a corporate non-U.S. holder’s permanent establishment in the United States) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty). Unless a non-U.S. holder provides an appropriate form as described above, Bitstream will withhold 30% of the MDSH shares distributable to such holder and will pay over to the IRS in cash the maximum amount that Bitstream determines may be required to be withheld by it (out of the cash Merger consideration or, if need be, out of a market sale of the retained MDSH shares on behalf of the non-U.S. holder). The balance of the MSDH shares and cash Merger consideration will be distributed to the holder promptly thereafter. You should consult your own tax advisor as to your ability to obtain a refund or credit for any amount so withheld and paid over the IRS that may exceed the amount properly subject to withholding taxation.

The Merger

Any taxable gain realized on the recipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s net gain realized (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

we are or have been a “United States real property holding corporation” (as defined under the Code) for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date of the Merger or the period that the non-U.S. holder held Bitstream common stock and the non-U.S. holder owned more than 5% of Bitstream common stock at any time during such period, in which case the non-U.S. holder generally will be taxed on the holder’s net gain realized at the graduated United States federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) may apply, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a signed Form W-8BEN or other applicable Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be credited against a non-U.S. holder’s U.S. federal income tax liability, if any, or refunded provided that the required information is furnished to the IRS in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Disclosure of Reportable Transactions

A taxpayer who participates in a “reportable transaction” is required to attach a disclosure statement to his, her or its federal income tax return disclosing such taxpayer’s participation in the transaction. Subject to various exceptions, a reportable transaction can include a transaction that results in a loss exceeding certain thresholds. Failure to comply with these and other reporting requirements could result in the imposition of significant penalties. Stockholders are urged to consult their tax advisors regarding the applicability of any disclosure requirements to them.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger and Distribution. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, a stockholder’s individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the Merger or the Distribution. EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND DISTRIBUTION TO SUCH STOCKHOLDER.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Birch Acquisition Corporation will be merged with and into Bitstream and, as a result of the merger, the separate corporate existence of Birch Acquisition Corporation will cease and Bitstream will continue as the surviving corporation and become a wholly-owned subsidiary of Monotype Imaging. As the surviving corporation, Bitstream will possess the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Bitstream and Birch Acquisition Corporation, all as provided under Delaware law.

At the effective time of the merger, the certificate of incorporation and the bylaws of the surviving corporation will be those of Birch Acquisition Corporation as in effect immediately prior to the merger, and until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Birch Acquisition Corporation immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation.

The closing of the merger will occur as soon as practicable but in any event within three business days after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or, to the extent permitted, waived, or at such other time as agreed to by the parties; provided, that in no event will the closing of the merger occur before January 5, 2012.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, each share of Bitstream common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration (as described below), without interest, other than:

•

shares of Bitstream common stock held by Bitstream as treasury stock or owned by Monotype Imaging or Birch Acquisition Corporation immediately prior to the effective time of the merger which will be cancelled and no payment will be made with respect thereto;

•

shares of Bitstream common stock held by any subsidiary of either Bitstream or Monotype Imaging (other than Birch Acquisition Corporation) immediately prior to the effective time of the merger which will be converted into such number of shares of common stock, par value $0.01 per share, of the surviving corporation such that each such subsidiary owns the same percentage of the surviving corporation immediately following the effective time of the merger as such subsidiary owned in Bitstream immediately prior to the effective time of the merger; and

•

shares of Bitstream common stock held by a holder who has not voted in favor of adoption of the merger agreement at the special meeting (as discussed below) and who has properly exercised appraisal rights of such shares in accordance with Delaware law which will not be converted into a right to receive the per share merger consideration but instead will be entitled to payment of the appraised value of such shares in accordance with Delaware law, unless such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Delaware law or otherwise, in which case such shares will be treated as if they had been converted as of the effective time of the merger into the right to receive the per share merger consideration, without interest thereon.

The aggregate merger consideration to be paid by Monotype Imaging will be calculated using the following formula: (A) $50,000,000 plus (B) Bitstream’s net asset value (which may be negative) as of such date plus (C) the aggregate exercise price of all Bitstream stock options, Bitstream restricted stock awards and any other equity-based awards denominated in shares of Bitstream common stock (which we collectively refer to as Bitstream compensatory awards) that are outstanding immediately prior to the effective time of the merger. The per share merger consideration to be paid to holders of Bitstream common stock will be determined by dividing the aggregate merger consideration by the sum of (i) the number of shares of Bitstream common stock outstanding immediately prior to the effective time of the merger and (ii) the number of shares of Bitstream common stock subject to Bitstream compensatory awards that are outstanding immediately prior the effective time of the merger.

For purposes of calculating the merger consideration, net asset value means (A) Bitstream’s total current assets (consisting of all such current assets required to be set forth on a balance sheet prepared in accordance with GAAP but excluding current tax assets), plus (B) the value of net property and equipment to the extent not included in (A) above, minus (C) total liabilities (consisting of all such liabilities required to be set forth on a balance sheet prepared in accordance with GAAP, including tax liabilities). For purposes of calculating net asset value, total liabilities will include, without limitation, all liabilities associated with (i) the treatment of the lease for Bitstream’s Marlborough, Massachusetts headquarters, as contemplated by the merger agreement, (ii) the termination of Bitstream employees who will not become employees of Monotype Imaging or the surviving corporation after the effective time, (iii) the merger and all other transactions contemplated by the merger agreement and (iv) the spin-off of MSDH. Total liabilities will exclude all liabilities that are assumed exclusively by MSDH in connection with the spin-off of MSDH with no residual liability to Bitstream.

The price to be paid for each share of Bitstream common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of Bitstream, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend (other than pursuant to the spin-off of MSDH), that occurs prior to the effective time of the merger.

Each share of common stock of Birch Acquisition Corporation outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and, together with the shares of common stock of the surviving corporation converted from shares of Bitstream held by any subsidiary of either Bitstream or Monotype Imaging (other than Birch Acquisition Corporation) as described above, will thereafter constitute the only outstanding shares of capital stock of the surviving corporation.

Procedure for Calculating Merger Consideration

At least twenty business days prior to the closing date of the merger, Bitstream will prepare in good faith and deliver to Monotype Imaging Bitstream’s calculation of the per share merger consideration as of the last day of the immediately preceding month. Bitstream will permit Monotype Imaging and its directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives acting in such capacity (whom we refer to collectively as representatives), at all reasonable times and upon reasonable notice, to review Bitstream’s working papers relating to its per share merger consideration calculation as well as all of its accounting books and records relating to such calculation, and Bitstream will make reasonably available its representatives responsible for the preparation of its per share merger consideration calculations in order to respond to Monotype Imaging’s reasonable inquiries. Within ten business days after

Monotype Imaging receives Bitstream’s per share merger consideration calculations, Monotype Imaging may object, in good faith, to such calculations by giving Bitstream written notice setting forth the basis for its dispute regarding some or all of the per share merger consideration calculations. If Monotype Imaging does not object to all or any portion of Bitstream’s per share merger consideration calculations within such ten-business day period, then Monotype Imaging will be deemed to have conclusively agreed with and will be bound by Bitstream’s per share merger consideration calculations.

If Monotype Imaging sends its objection to Bitstream’s calculation of the per share merger consideration on a timely basis, then Monotype Imaging and Bitstream will confer in good faith in an attempt to resolve the differences. If, after five business days, Monotype Imaging and Bitstream cannot agree, then they will attempt to agree upon a mutually satisfactory nationally recognized audit firm for the determination described below; provided, however, that if Monotype Imaging and Bitstream cannot agree on a mutually satisfactory nationally recognized auditing firm, then they each will select a nationally recognized auditing firm and the two firms so selected will select the audit firm (which we refer to as the audit firm) to make the determination described below.

The audit firm selected will review Bitstream’s per share merger consideration calculations and Monotype Imaging’s objection (as well as any other information such firm requests) and make a final written determination of the per share merger consideration, which determination will be conclusive and binding on both Monotype Imaging and Bitstream. However, in no event will the audit firm determine that the per share merger consideration is less than the amount set forth in Monotype Imaging’s objection or greater than the per share merger consideration set forth in Bitstream’s merger consideration calculations. The determination of the per share merger consideration by the audit firm will be made as promptly as possible but not later than ten business days after the audit firm’s engagement (unless otherwise agreed to in writing by the audit firm, Monotype Imaging and Bitstream). The fees and expenses of the audit firm will be equitably allocated by the audit firm based on the relative accuracy of the parties’ positions relative to the final determination of the per share merger consideration by the audit firm.

Payment Procedures

Prior to the effective time of the merger, Monotype Imaging will appoint (and pay the fees and expenses of) a bank or trust company reasonably acceptable to Bitstream (which we refer to as the exchange agent) for the purpose of exchanging for the per share merger consideration (i) certificates representing shares of Bitstream common stock and (ii) uncertificated shares of Bitstream common stock. At or prior to the effective time of the merger, Monotype Imaging will deposit or cause to be deposited with the exchange agent cash sufficient to pay the aggregate merger consideration to be paid in respect of the certificates and uncertificated shares of Bitstream common stock.

Each holder of shares of Bitstream common stock that are converted into the right to receive the per share merger consideration will be entitled to receive the per share merger consideration upon (i) surrender to the exchange agent of a certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares. Until so surrendered or transferred, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such per share merger consideration. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, such payment is subject to the conditions that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the effective time of the merger, there will be no further registration of transfers of shares of Bitstream common stock on the stock transfer books of the surviving corporation. If, after the effective time of the merger, certificates or uncertificated shares of Bitstream common stock are presented to the surviving corporation, they will be canceled and exchanged for the per share merger consideration.

Any portion of the payment fund deposited with the exchange agent that remains unclaimed by the holders of shares of Bitstream common stock six months after the effective time of the merger will be returned to Monotype Imaging, upon demand, and any such holder who has not exchanged shares for the per share merger consideration prior to that time will thereafter look only to Monotype Imaging for payment of the per share merger consideration. Monotype Imaging will not be liable to any holder of shares of Bitstream common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Bitstream common stock two years after the effective time of the merger (or such earlier date, immediately prior to such time when the amounts would escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of Monotype Imaging free and clear of any claims or interest of any person previously entitled thereto.

Treatment of Options and Restricted Stock Awards

Spin-Off Option Adjustment. In connection with the spin-off of MSDH, but in any event prior to the effective time of the merger, Bitstream will cause MSDH to issue to each holder of an unexercised Bitstream stock option (whether or not vested) an option to purchase shares of common stock of MSDH (which we refer to as a spin-off option) for each unexercised Bitstream stock option held by such holder as of such date. The number of shares of common stock of MSDH underlying a spin-off option will be identical to the number of shares of Bitstream common stock underlying each such unexercised Bitstream stock option. The exercise price of a spin-off option will be determined by multiplying the exercise price of each such unexercised Bitstream stock option by a fraction, (A) the numerator of which is the appraised value of MSDH divided by the sum of (i) the number of shares of Bitstream common stock outstanding and (ii) the number of shares of Bitstream common stock subject to outstanding Bitstream compensatory awards, and (B) the denominator of which will be the sum of the per share merger consideration and the per share value of MSDH common stock. Simultaneously with the issuance of the spin-off options, Bitstream will adjust the exercise price of (but not the number of shares of Bitstream common stock underlying) each unexercised Bitstream stock option by multiplying the exercise price of such Bitstream stock option immediately prior to such adjustment by a fraction, (x) the numerator of which is the per share merger consideration and (y) the denominator of which is the sum of the per share merger consideration and the per share value of MSDH common stock.

Stock Options and Restricted Stock Awards. At the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, each Bitstream compensatory award that is outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, will immediately prior to the effective time of the merger (after giving effect to the adjustment to such Bitstream compensatory award for the spin-off of MSDH described above) become fully vested in accordance with its terms, be cancelled and extinguished and will automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Bitstream common stock that were issuable upon exercise or settlement of such Bitstream compensatory award immediately prior to the effective time of the merger (after giving effect to any accelerated vesting provisions therein or in the applicable Bitstream stock plan) and (y) the per share merger consideration, less any per share exercise price of such Bitstream compensatory award (after giving effect to the adjustment to such Bitstream compensatory award for the spin-off of MSDH described above).

At the effective time of the merger, Monotype Imaging will pay the aggregate amount payable by the surviving corporation with respect to all Bitstream compensatory awards to the account or accounts designated by Bitstream by wire transfer of immediately available United States funds. Promptly after the effective time of the merger (but in no event later than the fifth Business Day thereafter), the surviving corporation will pay the holders of Bitstream compensatory awards the cash payments specified above. No interest will be paid or accrue on such cash payments. The surviving corporation and/or MSDH will use commercially reasonable best efforts to require each holder of a Bitstream compensatory award, as a condition to the receipt of the amounts payable with respect to such awards in the merger and, if applicable, the spin-off option, to acknowledge that receipt of such amount and, if applicable, the spin-off option, is in full satisfaction of such holder’s rights with respect to such Bitstream compensatory award.

Stockholders’ Meeting

Pursuant to the terms of the merger agreement, Bitstream has agreed to, as promptly as reasonably practicable after the date of the merger agreement or the date the SEC indicates that it has no further comments on this proxy statement, establish a record date for, duly call and give notice of, convene and hold a meeting of its stockholders (which we refer to as the special meeting) for the purpose of obtaining the vote of Bitstream’s stockholders necessary to satisfy the voting condition described in “—Conditions to the Merger.” If Bitstream is unable to obtain a quorum of its stockholders at such time, Bitstream may adjourn or postpone the date of the special meeting by no more than five business days and Bitstream must use its reasonable best efforts to obtain such a quorum as soon as practicable during the five business day period. Bitstream may delay, adjourn or postpone the special meeting to the extent (and only to the extent) Bitstream reasonably determines that such delay, adjournment or postponement is required to comply with comments made by the SEC with respect to this proxy statement.

Unless the merger agreement is terminated as described below under “—Termination of the Merger Agreement,” Bitstream has agreed to submit the merger agreement to a vote of Bitstream’s stockholders, even if Bitstream’s board of directors has approved, adopted, endorsed or recommended another takeover proposal, or withdraws, amends or modifies its unanimous recommendation as described below under “—Bitstream Board Recommendation” that Bitstream’s stockholders vote in favor of the adoption and approval of the merger agreement. Further, unless the merger agreement is terminated as described below under “—Termination of the Merger Agreement,” Bitstream has agreed that it will not submit to the vote of its stockholders any other takeover proposal prior to the vote of its stockholders with respect to the merger agreement at the special meeting.

As soon as practicable after the date that the definitive proxy statement is filed with the SEC (but not more than five business days following the clearance of the definitive proxy statement by the SEC), Bitstream has agreed to use its reasonable best efforts to mail to its stockholders the definitive proxy statement and all other proxy materials for the special meeting and, if necessary to comply with applicable laws, after the definitive proxy statement has been mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, re-solicit proxies.

Representations and Warranties

The merger agreement contains representations and warranties made by Bitstream to Monotype Imaging and Birch Acquisition Corporation and representations and warranties made by Monotype Imaging to Bitstream. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that Bitstream made to Monotype Imaging and Birch Acquisition Corporation in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings Bitstream publicly files with the SEC. This description of the representations and warranties is included to provide Bitstream’s stockholders with information regarding the terms of the merger agreement.

In the merger agreement, Bitstream has made representations and warranties to Monotype Imaging and Birch Acquisition Corporation with respect to, among other things:

•	the due incorporation, valid existence, good standing, power and authority of Bitstream;

•	its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Bitstream;

•	the adoption and unanimous recommendation of the Bitstream board of directors to enter into the merger agreement, the merger and the transactions contemplated by the merger agreement;

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its authority to enter into the agreements relating to the spin-off of MSDH and to consummate the spin-off of MSDH and the other transactions contemplated thereby, and the due and valid authorization of the spin-off of MSDH;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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the absence of conflicts with, creation of liens, violations or defaults under Bitstream’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement, the agreements relating to the spin-off of MSDH, and the consummation of the merger and the spin-off of MSDH;

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its capitalization, including in particular the number of outstanding shares of Bitstream’s classes of common stock and preferred stock, restricted stock awards and the number of shares of Bitstream common stock issuable upon the exercise of stock options and warrants;

•	its subsidiaries and their due incorporation or organization, valid existence, good standing, power and authority;

•	its SEC filings since January 1, 2008, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	this proxy statement and the registration statement on Form S-1 filed with the SEC relating to the spin-off of MSDH;

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conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bitstream;

•	the absence of undisclosed material liabilities;

•	the absence of certain litigation;

•	Bitstream’s and its subsidiaries’ compliance with applicable legal requirements since January 1, 2009;

•	matters with respect to Bitstream’s material contracts;

•	tax matters;

•	matters related to Bitstream’s employee benefit plans;

•	labor and employment matters;

•	matters related to Bitstream’s insurance policies;

•	compliance with environmental laws and regulations;

•	intellectual property and information technology;

•	title to, and leasehold interest in, properties and the absence of liens and encumbrances;

•	related party transaction matters;

•	compliance with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws;

•	relationships with, and other matters related to, major customers and suppliers of Bitstream;

•	the absence of undisclosed brokers’ fees and expenses;

•	receipt by the Bitstream board of directors of a fairness opinion from Rothschild; and

•	the inapplicability of state takeover statutes to the merger, and the absence of a rights plan.

Many of the representations and warranties in the merger agreement made by Bitstream are qualified by a “materiality” or “material adverse effect on Bitstream” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Bitstream). For purposes of the merger agreement, a “material adverse effect on Bitstream” means (i) a material adverse effect on the business, financial condition or results of operations of Bitstream and its subsidiaries other than MSDH or any wholly-owned subsidiary of MSDH (which we collectively refer to as the limited Bitstream subsidiaries), taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair Bitstream’s ability to consummate the merger.

For purposes of clause (i) and (ii) above, the definition of “material adverse effect on Bitstream” excludes any material adverse effect resulting from or arising out of:

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general economic or political conditions (including acts of terrorism or war) or conditions in the securities, credit or financial markets in general that do not materially disproportionately affect Bitstream and the limited Bitstream subsidiaries, taken as a whole, as compared to other companies participating in the same industries as Bitstream and such subsidiaries of Bitstream;

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general conditions in the industries in which Bitstream and the limited Bitstream subsidiaries operate that do not materially disproportionately affect Bitstream and such subsidiaries of Bitstream, taken as a whole, as compared to other companies participating in the same industries as Bitstream and such subsidiaries;

•	any changes (after the date of the merger agreement) in GAAP or applicable law;

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any failure of Bitstream to meet internal or published projections, forecasts or revenue or earnings predictions for any period (although any cause of any such failure may be taken into consideration when determining whether a material adverse effect on Bitstream has occurred);

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any change in the market price or trading volume of Bitstream common stock (although any cause of any such change in market price or trading volume may be taken into consideration when determining whether a material adverse effect on Bitstream has occurred);

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the effects of any public announcement of the merger agreement or the agreements relating to the spin-off of MSDH or the pendency of the transactions contemplated by such agreements, including the loss of any customer, employee, partner or supplier as a result of such public announcement or pendency; or

•	the taking of any specific action at the written request or with the written consent of Monotype Imaging or as expressly required by the merger agreement.

In the merger agreement, Monotype Imaging made customary representations and warranties to Bitstream with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of Monotype Imaging and Birch Acquisition Corporation;

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the authority of each of Monotype Imaging and Birch Acquisition Corporation to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Monotype Imaging and Birch Acquisition Corporation;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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the absence of conflicts with, violations or defaults under Monotype Imaging’s or Birch Acquisition Corporation’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the accuracy of the information provided by Monotype Imaging specifically for inclusion in this proxy statement;

•	the absence of certain litigation;

•	the sufficiency of funds to pay the aggregate merger consideration and to otherwise perform their obligations under the merger agreement;

•	the absence of undisclosed brokers’ fees and expenses; and

•	no ownership of Bitstream common stock.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant of the parties which by its terms contemplates performance after the effective time of the merger.

Covenants Regarding Conduct of Business by Bitstream Pending the Merger

Except for matters expressly permitted or contemplated by the merger agreement or the agreements relating to the spin-off of MSDH (including matters relating to the consummation of the spin-off of MSDH), as required by applicable law or agreed to in writing by Monotype Imaging, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, Bitstream will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to:

•	preserve intact its intellectual property, business organization and material assets;

•	keep available the services of its directors, officers and employees;

•	maintain in effect all of its government authorizations; and

•	maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others that have business relationships with Bitstream.

In addition, except for matters expressly permitted or contemplated by the merger agreement or the agreements relating to the spin-off of MSDH (including matters relating to the consummation of the spin-off of MSDH) or as required by applicable law, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, Bitstream will not, nor will it permit any of its subsidiaries to, do any of the following without the prior written consent of Monotype Imaging:

•	amend their respective certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement (other than the voting agreements) with respect to the voting of, any capital stock of Bitstream or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Bitstream to its parent (except distributions resulting from the vesting or exercise of Bitstream compensatory awards);

•	split, combine or reclassify any capital stock of Bitstream or any of its subsidiaries;

•	except as described below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Bitstream or any of its subsidiaries;

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purchase, redeem or otherwise acquire any securities of Bitstream or any of its subsidiaries, except for acquisitions of Bitstream common stock by Bitstream in satisfaction by holders of Bitstream compensatory awards of the applicable exercise price and/or withholding taxes;

•	take any action that would result in the amendment, modification or change of any term of certain indebtedness of Bitstream or any of its subsidiaries;

•	issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any securities of Bitstream or any of its subsidiaries, other than:

•	the issuance of Bitstream stock options and Bitstream restricted stock awards covering an aggregate of up to 90,500 shares of Bitstream common stock; or

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the issuance of shares of Bitstream common stock upon the exercise of Bitstream stock options that are outstanding as of the date of the merger agreement (in accordance with the applicable equity award’s terms as in effect on the date of the merger agreement) or upon the exercise of Bitstream stock options that are issued subsequent to the date of the merger agreement to the extent expressly permitted in the merger agreement (in accordance with the applicable equity award’s terms as in effect on the date of grant);

•	amend any term of any Bitstream security or any Bitstream subsidiary security;

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adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Bitstream or any of its subsidiaries;

•	make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate in any fiscal quarter;

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acquire any business, assets or capital stock of any person or entity or division thereof, whether in whole or in part (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

•	acquire any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

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sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of its intellectual property, material assets or material properties except (i) pursuant to existing contracts or commitments, (ii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (iii) permitted liens, or (iv) pursuant to and in accordance with the agreements relating to the spin-off of MSDH;

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with limited exception, hire any new employee to whom a written offer of employment has not previously been offered and accepted prior to the date of the merger agreement, or, after the date of the merger agreement, extend any new offers of employment with Bitstream or any of its subsidiaries to any individual;

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with limited exception, grant to any current or former director, officer, employee or consultant of Bitstream or any of its subsidiaries any (i) increase in compensation, (ii) bonus or (iii) other benefits, in each case in addition to those pursuant to arrangements in effect on the date of the merger agreement;

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with limited exception, grant to any current or former director, officer, employee or consultant of Bitstream or any of its subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits;

•	with limited exception, establish, adopt, enter into or amend any Bitstream benefit plan or collective bargaining agreement, in each case except as required by applicable law;

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take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Bitstream benefit plan except to the extent required pursuant to the terms thereof, the merger agreement or applicable law;

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make any person or entity a beneficiary of any retention or severance plan, agreement or other arrangement under which such person or entity is not, as of the date of the merger agreement, a beneficiary which would entitle such person or entity to vesting, acceleration or any other right as a consequence of completion of the transactions contemplated by the merger agreement and/or termination of employment;

•	write down any of its material assets, including any capitalized inventory or Bitstream’s intellectual property;

•	make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable law;

•	repurchase, prepay or incur any indebtedness in, including by way of a guarantee or an issuance or sale of debt securities;

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issue or sell options, warrants, calls or other rights to acquire any debt securities of Bitstream or any of its subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person (other than (i) in connection with financing ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice);

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make any loans, advances or capital contributions to, or investments in, any other person or entity other than (i) Bitstream and its subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

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agree to any exclusivity, non-competition, most favored nation or similar provision or covenant restricting Bitstream or any of its subsidiaries from competing in any line of business or with any person or entity or in any area or engaging in any activity or business, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Monotype Imaging or its subsidiaries after the consummation of the merger;

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enter into any contract, or relinquish, terminate or modify any contract (including any of the agreements relating to the spin-off of MSDH) or other right, in any individual case with an annual value in excess of $10,000 or with a value over the life of the contract in excess of $25,000 other than:

•	entering into software license agreements where Bitstream or any of its subsidiaries is the licensor in the ordinary course of business consistent with past practice;

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entering into service or maintenance contracts entered into in the ordinary course of business consistent with past practice pursuant to which Bitstream or any of its subsidiaries is providing services to customers;

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entering into non-exclusive distribution, marketing, reselling or consulting agreements entered into in the ordinary course of business consistent with past practice that provide for distribution of a product or service of Bitstream or any of its subsidiaries by a third party; or

•	entering into non-exclusive OEM agreements entered into in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

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engage in methods of distribution of a product or service of Bitstream or any of its subsidiaries that have not been engaged in by Bitstream or such subsidiary in the ordinary course of business consistent with past practice;

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(i) make or change any material tax election, (ii) change any method of tax accounting, (iii) file any amended tax return with respect to any material tax or file any claim for tax refunds, (iv) enter into any settlement or compromise of any material tax liability, (v) enter into any closing agreement relating to any material tax, or (vi) surrender any right to claim a material tax refund;

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institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations, in excess of $10,000 in any individual case, other than (i) as required by their terms as in effect on the date of the merger agreement, (ii) claims, liabilities or obligations reserved against on the December 31, 2010 balance sheet of Bitstream and its subsidiaries (for amounts not in excess of such reserves) or (iii) incurred since December 31, 2010 in the ordinary course of business consistent with past practice (however, in the case of each of (i), (ii) and (iii), the payment, discharge, settlement or satisfaction of such claim, liability or obligation may not include any material obligation (other than the payment of money) to be performed by Bitstream or any of its subsidiaries following the consummation of the merger);

•	waive, relinquish, release, grant, transfer or assign any right with a value of more than $10,000 in any individual case except in the ordinary course of business consistent with past practice;

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waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar contract to which Bitstream or any of its subsidiaries is a party;

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engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters; (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by Bitstream or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter); or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

•	authorize, commit or agree to take any of the things described above.

Provided, however, that Monotype Imaging and Bitstream have agreed that the foregoing restrictions do not apply to MSDH, any subsidiary of MSDH, or Bitstream’s Pageflex Product or BOLT Product to the extent that any such actions or omissions are required in order for Bitstream to comply with its obligations under the agreements relating to the spin-off of MSDH.

Spin-Off Agreements

Unless Monotype Imaging otherwise consents in writing, Bitstream has agreed to execute the agreements relating to the spin-off of MSDH in the form and substance delivered to Monotype Imaging on or before the date of the merger agreement, to consummate the spin-off of MSDH in accordance with the terms of such agreements as so delivered to Monotype Imaging and to use its reasonable best efforts to complete the spin-off of MSDH as promptly as practicable.

No Solicitations

Bitstream has agreed that, neither Bitstream nor any of its subsidiaries will, nor will Bitstream or any of its subsidiaries authorize or permit any of its or their representatives to, and Bitstream will instruct, and cause each applicable subsidiary to instruct, each such representative not to, directly or indirectly, in each case, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms:

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solicit, initiate or knowingly facilitate or knowingly encourage the submission of any acquisition proposal (as defined below) or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal;

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conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Bitstream or any of its subsidiaries to, afford access to the business, properties, assets, books or records of Bitstream or any of its subsidiaries to, or otherwise cooperate in any way, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any third party that is seeking to make, or has made, any acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Bitstream or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Delaware law;

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enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any acquisition proposal or enter into any agreement or agreement in principle requiring Bitstream to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement (which we refer to as an acquisition agreement); or

•	resolve, propose or agree to do any of the foregoing.

Bitstream also agreed to, and agreed to cause its subsidiaries to, and will instruct the representatives of Bitstream and its subsidiaries to, cease immediately and cause to be terminated, and not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Bitstream or any of its subsidiaries that was furnished by or on behalf of Bitstream and its subsidiaries to return or destroy (and confirm destruction of) all such information.

“Acquisition proposal” means any offer, proposal, inquiry or indication of interest from any third party relating to any transaction or series of related transactions involving any (i) acquisition or purchase by any person or entity, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of Bitstream or any of the limited Bitstream subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person or entity beneficially owning 20% or more of any class of outstanding voting or equity securities of Bitstream or any of the limited Bitstream subsidiaries, (ii) merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Bitstream or any of the limited Bitstream subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of Bitstream and the limited Bitstream subsidiaries, taken as a whole, (iii) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the assets of Bitstream and any of the limited Bitstream subsidiaries (measured by the lesser of book or fair market value thereof) taken as a whole, or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Bitstream or any of the limited Bitstream subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of Bitstream and the limited Bitstream subsidiaries, taken as a whole (in each case, other than the merger).

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by Bitstream’s stockholders, the Bitstream board of directors, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide unsolicited acquisition proposal in writing after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the Bitstream board of directors believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a superior proposal (as defined below) and (ii) thereafter furnish to such third party non-public information relating to Bitstream or any of its subsidiaries pursuant to an executed confidentiality agreement (which we refer to as an acceptable confidentiality agreement) with terms no less favorable to Bitstream than those contained in the confidentiality agreement with Monotype Imaging (including with regard to any standstill provisions thereof) and containing additional provisions that expressly permit Bitstream to comply with the non-solicitation provisions of the merger agreement (a copy of which confidentiality agreement will be promptly, and in any event with 24 hours, provided for informational purposes to Monotype Imaging), but in each case under the preceding clauses (i) and (ii), only if the Bitstream board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable law.

The merger agreement requires Bitstream to give Monotype Imaging at least two business days prior written notice that Bitstream intends to furnish non-public information to, or enter into discussions or negotiations with, the third party or group making the acquisition proposal. Bitstream is required to notify Monotype Imaging promptly (and in no event later than 24 hours) after it obtains knowledge of the receipt by Bitstream or any of its representatives of any acquisition proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal, or any request for non-public information relating to Bitstream or any of its subsidiaries or for access to the business, properties, assets, books or records of Bitstream or any of its subsidiaries by any third party. This notice is required to contain the identity of the third party and a description of the material terms and conditions of the acquisition proposal, indication, offer, proposal or request. Bitstream must keep Monotype Imaging reasonably informed, on a prompt basis, of the status and material terms of any such acquisition proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Bitstream also must provide Monotype Imaging with at least 48 hours prior notice of any meeting of the Bitstream board of directors at which the Bitstream board of directors is reasonably expected to consider any acquisition proposal. Bitstream also is obligated to promptly provide Monotype Imaging with any non-public information concerning Bitstream’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Monotype Imaging.

Bitstream Board Recommendation

Subject to the provisions described below, the Bitstream board of directors agreed to unanimously recommend that Bitstream’s stockholders vote in favor of the adoption and approval of the merger agreement and approval of the merger at the special meeting (which we refer to as the board recommendation). The Bitstream board of directors also agreed to include the board recommendation in this proxy statement. Subject to the provisions described below, the merger agreement provides that neither the Bitstream board of directors nor any committee thereof will:

•	fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Monotype Imaging or Birch Acquisition Corporation, the board recommendation;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any acquisition proposal or superior proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for Bitstream common stock within ten business days after the commencement of such offer;

•	make any public statement inconsistent with the board recommendation; or

•	resolve or agree to take any of the foregoing actions.

We refer to each of the foregoing actions as an adverse recommendation change.

Notwithstanding anything in the merger agreement to the contrary, the Bitstream board of directors may make an adverse recommendation change and shall, in connection therewith, terminate the merger agreement in accordance with its terms, at any time before the adoption of the merger agreement by Bitstream’s stockholders if, following the receipt of and on account of an acquisition proposal that the Bitstream board of directors is prepared to determine constitutes a superior proposal (as defined below):

•

the Bitstream board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable law;

•	Bitstream first gives Monotype Imaging written notice of its intention to take such action with respect to a superior proposal at least five business days prior to doing so;

•

Bitstream delivers to Monotype Imaging with such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such superior proposal (which summary will be updated on a reasonably prompt basis if the material terms of such superior proposal change in any respect) and the identity of the third party making the superior proposal;

•

Bitstream and its financial and legal advisors have, during the five business day notice period, negotiated with Monotype Imaging in good faith to make such adjustments in the terms and conditions of the merger agreement so that the acquisition proposal is no longer a superior proposal if Monotype Imaging in its discretion, proposes to make such adjustments (it being agreed that in the event that, after the commencement of the five business day notice period, there is any material revision to the terms of the superior proposal, including any revision in price, the notice period will be extended, if applicable, to ensure that at least three business days remain in the notice period subsequent to the time that Bitstream notifies Monotype Imaging of any such material revision); and

•

Monotype Imaging has not made, within the notice period, an offer that is determined by the Bitstream board of directors in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to Bitstream’s stockholders as the superior proposal.

“Superior proposal” means any bona fide, unsolicited, written acquisition proposal that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, made by a third party, that, if consummated, would result in such third party (or, in the case of a direct merger between such third party or any subsidiary of such third party and Bitstream, the stockholders of such third party) owning, directly or indirectly, all of the outstanding shares of Bitstream common stock, or all or substantially all of the consolidated assets of Bitstream and its subsidiaries, and which acquisition proposal the Bitstream board of directors determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account such factors as the Bitstream board of directors considers to be appropriate in the exercise of its fiduciary duties (which factors will include any termination or breakup fees, expense reimbursement provisions and conditions to consummation), and any financial, legal, regulatory, and other aspects of such acquisition proposal (including how the acquisition proposal values Bitstream in its entirety, inclusive of its Pageflex business and Bolt business, and the financing terms and the ability of such third party to finance such acquisition proposal), (i) is more favorable to Bitstream’s stockholders (other than Monotype Imaging and its affiliates) from a financial point of view than as provided in the merger agreement (including any changes to the terms of the merger agreement proposed by Monotype Imaging in response to such superior proposal pursuant to and in accordance with the merger agreement or otherwise), (ii) is not subject to any financing condition or, if financing is required, such financing is then fully committed to the third party,

(iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (iv) includes termination rights of the third party on terms no less favorable to Bitstream than the terms set forth in the merger agreement, all from a third party capable of performing such terms.

Notwithstanding the provisions described above, the merger agreement does not prohibit the Bitstream board of directors from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an acquisition proposal although such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act) will constitute an adverse recommendation change unless Bitstream’s board of directors expressly publicly reaffirms the board recommendation in such communication or within two business days after requested to do so by Monotype Imaging.

Employee Compensation and Benefits

Employee Benefits Plans. Bitstream agreed that, in connection with the spin-off of MSDH, but in any event prior to the effective time of the merger, it will assign to MSDH, without recourse, and MSDH will assume, all of Bitstream’s rights and obligations as sponsor of certain of Bitstream’s employee benefits plans, and each such employee benefits plan will be amended to provide that, as of the effective time of the merger, no employee or former employee of Bitstream (except for an employee whose employment is transferred to MSDH or one of its subsidiaries in connection with the spin-off of MSDH), and no dependent or beneficiary of any such employee (which we collectively refer to as the surviving corporation employees), will have any rights with respect to any such Bitstream employee benefits plans, except for the rights of a terminated employee, or as otherwise provided in the merger agreement. Monotype Imaging has agreed that, after the effective time of the merger, it or the surviving corporation will provide the surviving corporation employees with employee benefits that are substantially comparable in the aggregate to those employee benefits provided to similarly situated employees of Monotype Imaging or the surviving corporation (as applicable). Monotype Imaging has further agreed that it or the surviving corporation will provide that all surviving corporation employees receive credit in all employee benefit plans sponsored by Monotype Imaging in which they are eligible to participate (including any 401(k) plan) for their service with Bitstream for all purposes of eligibility for and vesting of benefits, but not for purposes of benefit accrual. MSDH and Bitstream may enter into a separate agreement consistent with the provisions of the merger agreement providing for these matters in more detail. Nothing in the merger agreement, expressed or implied, confers upon any Bitstream employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the merger agreement.

Bitstream’s 401(k) Plan. Bitstream and Monotype have agreed that immediately following transfer of the sponsorship of the Bitstream 401(k) plan to MSDH as provided in the merger agreement, the Bitstream 401(k) plan will be amended to provide that, effective as of the effective time of the merger, all surviving corporation employees who participated in the Bitstream 401(k) plan will be fully vested in their accounts, will be treated as having incurred a termination of employment, and will be entitled to receive a distribution of their account balance in a lump sum. Bitstream and Monotype have further agreed that each surviving corporation employee may elect to roll over his distribution from the Bitstream 401(k) plan to a defined contribution plan sponsored by Monotype Imaging or a member of its controlled group in a direct rollover in accordance with applicable law, and to the extent any such surviving corporation employee has an outstanding loan from the Bitstream 401(k) plan, the distribution to such surviving corporation employee will include the promissory note evidencing such loan, and such promissory note may be included in such direct rollover.

Other Covenants and Agreements

Access to Information; Confidentiality. From the date of the merger agreement until the earlier of the effective time of the merger and the termination thereof in accordance with its terms, subject to certain exceptions described in the merger agreement, Bitstream has agreed to, upon reasonable notice, (i) give

Monotype Imaging and its representatives reasonable access to the offices, properties, books, records, contracts, governmental authorizations, documents, directors, officers and employees of Bitstream and its subsidiaries, (ii) furnish to Monotype Imaging and its representatives such financial, tax and operating data and other information as they may reasonably request and (iii) instruct its representatives to cooperate with Monotype Imaging and its representatives in Monotype Imaging’s investigation. In addition, Monotype Imaging and Bitstream have agreed to remain bound by the confidentiality agreement executed by the parties prior to the execution of the merger agreement.

State Takeover Laws. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover laws or regulations enacted under state, federal or foreign laws becomes or is deemed to be applicable to Bitstream, Monotype Imaging, Birch Acquisition Corporation, the merger, the voting agreements or any other transaction contemplated by the merger agreement, then each of Bitstream, Monotype Imaging, Birch Acquisition Corporation, and their respective board of directors will grant such approvals and take such actions as are necessary to render such statutes inapplicable.

Voting of Shares. Monotype Imaging will vote any shares of Bitstream common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the special meeting, and will vote or cause to be voted the shares of Birch Acquisition Corporation held by it or any of its subsidiaries, as the case may be, in favor of adoption of the merger agreement.

Director and Officer Indemnification and Insurance. Monotype Imaging agreed to purchase, prior to the effective time of the merger, an officer’s and director’s liability insurance tail policy, which policy will provide each person currently covered by Bitstream’s directors’ and officers’ liability insurance policy with coverage for an aggregate period of six (6) years with at least the same coverage and amounts and containing terms and conditions that are not materially less advantageous in the aggregate to the directors and officers of Bitstream and the limited Bitstream subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time of the merger, including, in respect of the transactions contemplated by the merger agreement and the agreements relating to the spin-off of MSDH; provided, however, that Monotype Imaging will not be obligated to make an aggregate premium payment for such insurance to the extent such aggregate premium exceeds 200% of the annual premium paid as of the date of the merger agreement by Bitstream for such insurance (which amount we refer to at the base premium); and provided further that, if the aggregate premium for such insurance will exceed the base premium, then Monotype Imaging will provide or cause to be provided a policy for the applicable individuals with the best coverage as is then available at an aggregate premium equal to the base premium. The surviving corporation will maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

For a period of six years after the effective time of the merger, Monotype Imaging and the surviving corporation are required to fulfill and honor in all respects the obligations of Bitstream and the limited Bitstream subsidiaries under Bitstream’s certificate of incorporation or bylaws and under any indemnification or other similar agreements between Bitstream or any of the limited Bitstream subsidiaries and their current and former directors and officers (whom we refer to as indemnified parties) in effect on the date of the merger agreement.

If Monotype Imaging, the surviving corporation or any or its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then the merger agreement requires that proper provision be made so that the successors and assigns of Monotype Imaging or the surviving corporation will assume all of the applicable obligations described above. The indemnified parties are intended third party beneficiaries of the indemnification and insurance provisions in the merger agreement and such provisions survive the consummation of the merger.

Public Announcements. Monotype Imaging and Bitstream have agreed that each will consult with the other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to the merger agreement or the transactions contemplated thereby. Neither will issue any such press release or make any such other public statement without the consent of the other party, which will not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable law or any listing agreement with or rule of any national securities exchange or association upon which the securities of Bitstream or Monotype Imaging, as applicable, are listed, in which case the party required to make the release or announcement will consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party making the release or announcement will consider such comments in good faith.

Notification of Certain Events. Subject to applicable law and certain limitations, the merger agreement provides that, from the date thereof to the effective time of the merger, the executive officers of Bitstream will consult in good faith on a regular basis with Monotype Imaging to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with Bitstream, the status of ongoing operations and other matters reasonably requested by Monotype Imaging pursuant to procedures reasonably requested by Monotype Imaging. In addition, the merger agreement provides that, from the date of thereof until the earlier of the effective time of the merger or the termination of the merger agreement, Bitstream will promptly notify Monotype Imaging of (i) any notice or other communication alleging that consent from any entity or person is required in connection with the transactions contemplated by the merger agreement, (ii) any notice or other communication received from any governmental authority in connection with the transactions contemplated by the merger agreement, (iii) any litigation commenced or, to Bitstream’s knowledge, threatened against, relating to or involving or otherwise affecting Bitstream or any of its subsidiaries that, if pending on the date of the merger agreement, would have been required to be disclosed pursuant to the merger agreement, or that relates to the consummation of the transactions contemplated by the merger agreement, or any litigation involving stockholders or claims against Bitstream, any of its subsidiaries or their respective officers, directors or employees relating to the merger agreement, the merger, the spin-off of MSDH or the other transactions contemplated by the merger agreement, (iv) any notice or other communication from any major customer or major supplier that such customer or supplier is terminating its relationship with Bitstream or any of its subsidiaries as a result of the transactions contemplated by the merger agreement and (v) any inaccuracy of any representation or warranty or breach of covenant or agreement in the merger agreement that could be reasonably expected to cause the conditions to the merger not to be satisfied. Except as otherwise permitted by the merger agreement, Bitstream has agreed that no settlement in connection with any litigation referred to in clause (iii) above will be agreed to without Monotype Imaging’s prior written consent.

Certain Consents. Bitstream has agreed that, prior to the effective time of the merger, it will obtain any and all agreements, amendments, waivers, consents or other documents necessary, in Monotype Imaging’s sole discretion, in order to (i) amend, modify, assign or terminate the lease for Bitstream’s Marlborough, Massachusetts headquarters, such that neither Bitstream nor any limited Bitstream subsidiary is a party thereto, and (ii) permanently release and discharge Bitstream and each limited Bitstream subsidiary from any and all liabilities, obligations or other liens whatsoever, arising out of or relating to such lease. Bitstream has agreed to keep Monotype Imaging reasonably informed, on a prompt basis, of the status and terms of any negotiations or discussions relating to, and any agreement, amendment, assignment, waiver, consent, contract or other document to be executed in connection with, the matters relating to Bitstream’s lease. Bitstream has also agreed to cooperate in good faith with Monotype Imaging in connection with all matters relating to, and arising out of, the matters relating to Bitstream’s lease.

Calculation of Spin-Off Taxes. As described below in “—Conditions to the Merger” and “—Termination of the Merger Agreement,” the merger is conditioned upon, and may be terminated absent, a determination that the tax liability of Bitstream arising out of or relating to the spin-off of MSDH does not exceed a certain amount, as calculated pursuant to procedures set forth in the merger agreement. Pursuant to these procedures, Bitstream has agreed, as promptly as practicable following the date it distributes to its stockholders all of the shares of common stock of MSDH (but in no event earlier than the close of business on the first complete trading day that the shares of MSDH are traded on any stock exchange or quotation system (including over-the-counter trading)), to prepare in good faith and deliver to Monotype Imaging Bitstream’s calculation of the taxes relating to or arising out of the spin-off of MSDH as of such date. Bitstream will permit Monotype Imaging and its representatives at all reasonable times and upon reasonable notice to review Bitstream’s working papers relating to its spin-off tax calculations, as well as all of Bitstream’s accounting books and records relating to such calculations, and Bitstream will make reasonably available its representatives responsible for the preparation of such calculations in order to respond to the reasonable inquiries of Monotype Imaging. Within three business days after Monotype Imaging’s receipt of Bitstream’s spin-off tax calculations (unless earlier waived in writing by Monotype Imaging), Monotype Imaging may object, in good faith, to such calculations by giving written notice to Bitstream setting forth the basis for Monotype Imaging’s dispute regarding some or all of such calculations. If Monotype Imaging does not object to all or any portion of Bitstream’s spin-off tax calculations within such three-business day period (or earlier waives such objection right in writing), then Monotype Imaging will be deemed to have conclusively agreed with and will be bound by Bitstream’s spin-off tax calculations.

If Monotype Imaging sends its tax objection on a timely basis, then Monotype Imaging and Bitstream will confer in good faith in an attempt to resolve the differences. If, after three business days, Monotype Imaging and Bitstream cannot agree, then the audit firm will review Bitstream’s spin-off tax calculations and Monotype Imaging’s tax objection (as well as any other information requested by the audit firm) and make a final written determination of the taxes relating to or arising out of the spin-off of MSDH, which determination will be conclusive and binding on Monotype Imaging and Bitstream. Notwithstanding the foregoing, in no event will the audit firm determine that such spin-off taxes are more than the amount set forth in Monotype Imaging’s tax objection or less than the spin-off taxes set forth in Bitstream’s tax calculations. The determination of such spin-off taxes by the audit firm will be made as promptly as possible but not later than five business days after the audit firm’s engagement (unless otherwise agreed to by the audit firm, Monotype Imaging and Bitstream). The fees and expenses of the audit firm will be equitably allocated by the audit firm based on the relative accuracy of the parties’ positions relative to the final determination of the taxes relating to or arising out of the spin-off of MSDH by the audit firm.

The spin-off tax calculations described above have no impact on the calculation of liabilities for purposes of calculating the final merger consideration, as described above in “—The Merger Consideration and the Conversion of Capital Stock,” or for purposes of calculating indemnification under the tax indemnity agreement, as described in “The Spin-off of MSDH—Tax Indemnity Agreement.”

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Bitstream, Monotype Imaging and Birch Acquisition Corporation will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate the transactions contemplated by the merger agreement, including (i) obtaining from governmental authorities all necessary actions or nonactions, waivers, consents and approvals and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Subject to applicable law relating to the exchange of information, Bitstream and Monotype Imaging and their respective counsel will (i) have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials to be submitted to, any governmental authority in connection with the transactions contemplated by the merger agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any governmental antitrust authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to the transactions contemplated by the merger agreement. Bitstream and Monotype Imaging will, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any governmental authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement and to participate in the preparation for such discussion, telephone call or meeting. However, neither Monotype Imaging nor Bitstream will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under applicable foreign competition laws, without the prior written consent of the other.

Without limiting the other provisions of the merger agreement, Monotype Imaging, Birch Acquisition Corporation and Bitstream have further agreed to (i) provide or cause to be provided, as promptly as practicable to governmental authorities with regulatory jurisdiction over enforcement of any antitrust laws, all information and documents either requested by such governmental antitrust authorities or necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement, including preparing and filing any notification and report form and related material required under any antitrust laws as promptly as practicable following the date of the merger agreement (but in no event more than fifteen business days from the date of the merger agreement except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material and any additional consents and filings under any antitrust laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by the merger agreement by any governmental authority.

The merger agreement provides that none of Monotype Imaging, Bitstream or any of their respective subsidiaries is required to divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Monotype Imaging, Bitstream or any of their respective subsidiaries. Neither Monotype Imaging nor any of its subsidiaries will be obligated to litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any governmental authority or appeal any order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or other transactions contemplated by the merger agreement or seeking to obtain from Monotype Imaging or any of its subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Bitstream, Monotype Imaging or any of their respective affiliates of all or any portion of the business, assets or any product of Bitstream or Monotype Imaging or any of their respective subsidiaries or to require any such entity to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of Bitstream or Monotype Imaging or any of their respective subsidiaries, in each case as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement.

Each of Monotype Imaging and Birch Acquisition Corporation has agreed that, between the date of the merger agreement and the effective time of the merger, each will not, and will ensure that none of their subsidiaries or other affiliates will, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the completion of the transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of Monotype Imaging and Birch Acquisition Corporation, on the one hand, and Bitstream, on the other hand, to consummate the merger are subject to the satisfaction of the following conditions:

•	approval and adoption of the merger agreement and the merger by an affirmative vote of the holders of a majority of the outstanding shares of Bitstream common stock;

•

no governmental authority with jurisdiction over any party will have issued any order, injunction, decree, judgment, ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	no law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited;

•

the waiting period applicable to the merger under any foreign competition laws will have expired or been terminated, and any affirmative approval of a governmental entity required under any foreign competition laws will have been obtained;

•	the amount of the per share merger consideration is final and binding on Monotype Imaging, Birch Acquisition Corporation and Bitstream in accordance with the terms of the merger agreement; and

•

the amount of the taxes arising out of or relating to the spin-off of MSDH is final and binding on Monotype Imaging, Birch Acquisition Corporation and Bitstream, and does not exceed the sum of (i) $1.0 million and (ii) the aggregate amount of any reduction in net asset value for such spin-off taxes included in the calculation of the per share merger consideration.

The obligations of Monotype Imaging and Birch Acquisition Corporation to consummate the merger are subject to the satisfaction of the following additional conditions:

•

the representations and warranties of Bitstream relating to corporate existence, power, authority, non-contravention, capitalization, the opinion of Bitstream’s financial advisor set forth in the merger agreement, brokers of Bitstream and anti-takeover statutes will be true and correct in all material respects when made and as of the closing date of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true in all material respects as of such specified date); provided, that if inaccuracies in the representations and warranties of Bitstream relating to certain capitalization matters and the brokers of Bitstream would cause the aggregate amount required to be paid by Monotype Imaging or Birch Acquisition Corporation to effectuate the merger and consummate the transactions contemplated by the merger agreement, including all fees and expenses in connection therewith, to increase by $100,000 or more, such inaccuracies will be considered material for the purposes of this closing condition;

•

the other representations and warranties of Bitstream made in the merger agreement, disregarding materiality or material adverse effect qualifications, will be true and correct when made and as of the closing date of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on Bitstream;

•	Bitstream will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•

Monotype Imaging will have received a certificate signed on behalf of Bitstream by a senior executive officer of Bitstream as to the satisfaction of the conditions described in the preceding three bullets;

•

Monotype Imaging will have received the consent and other documents described under “—Other Covenants and Agreements—Certain Consents” and relating to the lease for Bitstream’s Marlborough, Massachusetts headquarters;

•	Bitstream will have completed the spin-off of MSDH;

•

since the date of the merger agreement, there will not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a material adverse effect on Bitstream; and

•	Bitstream will have delivered a properly executed statement in a form reasonably acceptable to Monotype Imaging that Bitstream’s securities do not constitute “United States real property interests.”

The obligation of Bitstream to consummate the merger is subject to the satisfaction of the additional following conditions:

•

the representations and warranties of Monotype Imaging and Birch Acquisition Corporation made in the merger agreement, will be true and correct in all respects (disregarding any materiality qualifications contained therein) when made and as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to materially delay or materially impair the ability of Monotype Imaging or Birch Acquisition Corporation to consummate the merger;

•	Monotype Imaging and Birch Acquisition Corporation will have performed in all material respects their respective obligations under the merger agreement; and

•

Bitstream will have received a certificate signed on Monotype Imaging’s behalf by a senior executive officer of Monotype Imaging as to the satisfaction of the conditions described in the preceding two bullets.

The above conditions may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, subsequent to the adoption of the merger agreement by Bitstream’s stockholders, no such amendment or waiver will be made that requires the approval of Bitstream’s stockholders under Delaware law unless the required further approval is obtained.

Termination of the Merger Agreement

Bitstream and Monotype Imaging may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, either Monotype Imaging or Bitstream may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger is not consummated on or before May 15, 2012 (which we refer to as the end date); provided, that if all of the conditions to the consummation of the merger have been satisfied (or are capable of being satisfied or have been waived), other than (i) Bitstream’s completion of the spin-off of MSDH and (ii) the calculation of the per share merger consideration having become final and binding, then Monotype Imaging or Bitstream will be entitled to extend the end date to June 30, 2012; provided, further, that if all of the conditions to the consummation of the merger have been satisfied (or are capable of being satisfied or have been waived), other than the expiration or termination of the applicable waiting period and the receipt of required regulatory approvals under the applicable antitrust or merger control laws of the required foreign jurisdictions, then the end date may be extended by a three month period by Monotype Imaging by written notice to Bitstream (the end date may be so extended not more than twice), it being understood that in no event will the end date be extended to a date that is later than the twelve month anniversary of the merger agreement; provided further, that a party whose material breach of any provision of the merger agreement resulted in the failure of the merger to be consummated before the end date will not be entitled to exercise its right to terminate the merger agreement as described in this bullet point;

•

any governmental entity of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action permanently enjoining, permanently restraining or otherwise prohibiting the consummation of the merger and such order, decree, injunction, ruling or other action becomes final and non-appealable;

•	any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited;

•

the approval and the adoption of the merger agreement and the merger by Bitstream’s stockholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any permitted adjournment or postponement thereof); or

•

the amount of the taxes relating to or arising out of the spin-off of MSDH, determined in accordance with provisions described in “—Other Covenants and Agreements—Tax Matters,” is greater than the sum of (i) $1.0 million and (ii) the aggregate amount of any reduction in net asset value for such spin-off taxes included in the calculation of the per share merger consideration.

Monotype Imaging may also terminate the merger agreement if:

•	Bitstream has failed to include the board recommendation in this proxy statement or has effected an adverse recommendation change;

•

the Bitstream board of directors has failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced acquisition proposal within five business days after Monotype Imaging so requests in writing;

•	Bitstream has entered into, or publicly announced its intention to enter into, an acquisition agreement (other than an acceptable confidentiality agreement);

•

Bitstream has breached in any material respect the non-solicitation provisions of the merger agreement, and such violation or breach has resulted in the receipt by Bitstream of an acquisition proposal;

•	the Bitstream board of directors has resolved to do any of the actions set forth in the preceding four bullets;

•

Bitstream materially breaches any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Bitstream was inaccurate when made or has become inaccurate, in either case such that the conditions to the merger relating to the accuracy of Bitstream’s representations and warranties and performance of covenants would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate (except that with respect to breaches or inaccuracies that are curable by Bitstream through the exercise of commercially reasonable efforts within 30 days and prior to the end date, Monotype Imaging cannot terminate the merger agreement as described in this bullet point until the earlier of (i) the expiration of the 30-day period after delivery of written notice from Monotype Imaging to Bitstream of any such breach or inaccuracy, or (ii) Bitstream’s ceasing to exercise commercially reasonable efforts to cure the breach or inaccuracy, provided that Bitstream continues to exercise commercially reasonable efforts to cure the breach or inaccuracy) (we refer to this termination right as a Bitstream breach termination right); or

•	Bitstream has failed to effect the spin-off of MSDH by the end date.

Bitstream may also terminate the merger agreement if:

•

prior to the receipt of approval of the adoption of the merger agreement by Bitstream’s stockholders, the Bitstream board of directors authorizes Bitstream, in compliance with the terms of the merger agreement, to enter into an acquisition agreement (other than an acceptable confidentiality agreement) in respect of a superior proposal with a third party if (i) Bitstream pays the applicable termination fee (described below in “—Termination Fees and Expenses) at or prior to termination of the merger agreement and (ii) Bitstream substantially concurrently enters into such acquisition agreement; or

•

Monotype Imaging or Birch Acquisition Corporation materially breaches any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Monotype Imaging or Birch Acquisition Corporation was inaccurate when made or has become inaccurate, in either case, such that the conditions to the merger relating to the accuracy of Monotype Imaging and Birch Acquisition Corporation’s representations and warranties and performance of covenants would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate (except that with respect to breaches or inaccuracies that are curable by Monotype Imaging or Birch Acquisition Corporation through the exercise of commercially reasonable efforts within 30 days and prior to the end date, Bitstream cannot terminate the merger agreement as described in this bullet point until the earlier of (i) the expiration of the 30-day period after delivery of written notice from Bitstream to Monotype Imaging of any such breach or inaccuracy, or (ii) Monotype Imaging or Birch Acquisition Corporation, as the case may be, ceasing to exercise commercially reasonable efforts to cure the breach or inaccuracy, provided that Monotype Imaging or Birch Acquisition Corporation, as the case may be, continues to exercise commercially reasonable efforts to cure the breach or inaccuracy).

The party that desires to terminate the merger agreement must deliver written notice of termination to each other party to the merger agreement specifying with particularity the reason for such termination.

Termination Fees and Expenses

If the merger agreement is validly terminated, it will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party thereto, except that no such termination will relieve any party of any liability for damages resulting from any willful and material breach of the merger agreement by such party.

Notwithstanding the foregoing, if Monotype Imaging terminates the merger agreement because:

•	Bitstream has failed to include the board recommendation in this proxy statement or has effected an adverse recommendation change;

•

the Bitstream board of directors has failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced acquisition proposal within five business days after Monotype Imaging so requests in writing;

•	Bitstream has entered into, or publicly announced its intention to enter into, an acquisition agreement (other than an acceptable confidentiality agreement);

•

Bitstream has breached in any material respect the non-solicitation provisions of the merger agreement, and such violation or breach has resulted in the receipt by Bitstream of an acquisition proposal; or

•	the Bitstream board of directors has resolved to do any of the actions set forth in the preceding four bullets,

then Bitstream will pay to Monotype Imaging, within two business days after any such termination, $2.0 million (which we refer to as the termination fee).

If Bitstream terminates the merger agreement because, prior to the receipt of approval of the adoption of the merger agreement by Bitstream’s stockholders, the Bitstream board of directors authorizes Bitstream, in compliance with the terms of the merger agreement, to enter into an acquisition agreement (other than an acceptable confidentiality agreement) in respect of a superior proposal with a third party and Bitstream substantially concurrently therewith enters into such acquisition agreement, then Bitstream will pay to Monotype Imaging, at or prior to such termination, the termination fee.

If either Bitstream or Monotype Imaging terminates the merger agreement and, immediately prior to such termination, all conditions to the merger have been satisfied (or are capable of being satisfied or have been waived), other than the conditions that (i) Bitstream complete the spin-off of MSDH and (ii) the amount of the taxes arising out of or relating to the spin-off of MSDH is final and binding, and does not exceed the sum of (A) $1.0 million and (B) the aggregate amount of any reduction in net asset value for such spin-off taxes in calculating the per share merger consideration, then Bitstream will pay to Monotype Imaging, within two business days after such termination, a fee in an amount equal to $1,000,000 (which we refer to as the spin-off failure termination fee); provided that the amount of any such payment to Monotype Imaging will be credited against any obligation of Bitstream to pay the definitive agreement termination fee discussed below.

If either Bitstream or Monotype Imaging terminates the merger agreement because:

•	the merger is not consummated on or before the end date (as such end date may be extended by Monotype Imaging or Bitstream as described above under “—Termination of the Merger Agreement”), or

•

the required approval of the stockholders of Bitstream has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any adjournment or postponement thereof);

or if Monotype Imaging terminates the merger agreement because:

•	it exercises the Bitstream breach termination right, or

•	Bitstream has failed to effect the spin-off of MSDH by the end date,

and, in each case,

•	prior to such termination or the special meeting, as applicable, an acquisition proposal has been publicly announced and not publicly withdrawn; and

•

within 12 months following the date of such termination, Bitstream either enters into a definitive agreement with respect to, or recommends to its stockholders or consummates, a transaction contemplated by such acquisition proposal, then Bitstream will pay to Monotype Imaging, within two business days after entering into such definitive agreement, making such recommendation or consummating such transaction, the termination fee (which we refer to as the definitive agreement termination fee).

If either Monotype Imaging or Bitstream terminates the merger agreement because the required approval of the stockholders of Bitstream has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any adjournment or postponement thereof), Bitstream will pay all of Monotype Imaging’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Monotype Imaging and Birch Acquisition Corporation on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement; provided that the amount of any payment of such expenses will be credited against any obligation of Bitstream to pay the definitive agreement termination fee. Bitstream will make such payment as promptly as possible (but in any event within three business days) following receipt of an invoice for such expenses.

Bitstream has acknowledged in the merger agreement that the agreements contained in the provisions regarding the fees and expenses relating to the termination of the merger agreement are an integral part of the transactions contemplated by the merger agreement and that, without those provisions, Monotype Imaging and Birch Acquisition Corporation would not have entered into the merger agreement. If Bitstream fails to pay the foregoing fees to Monotype Imaging when due, Bitstream will pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount. The parties have agreed that if Bitstream becomes obligated to pay the termination fee, the spin-off failure termination fee and/or expenses of Monotype Imaging in connection with the termination of the merger agreement, the right to receive such fees and/or expenses will be the sole and exclusive remedy of Monotype Imaging and its affiliates against Bitstream and any of its directors, officers, stockholders, affiliates, employees or agents for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement and upon payment of such amounts, none of such Bitstream parties will have any further liability or obligation arising out of or relating to the merger agreement or the merger.

Except as expressly set forth in the merger agreement and described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs and expenses, provided that Bitstream and Monotype Imaging will share equally all filing fees payable pursuant to any foreign competition law.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Bitstream common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of Bitstream common stock.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex D. Any holder of Bitstream common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex D carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must deliver to Bitstream a written demand for appraisal before the vote on the merger agreement at the special meeting.

•

The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or vote to abstain.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•

The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Bitstream common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Bitstream of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Bitstream common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

BITSTREAM INC.

500 Nickerson Road

Marlborough, Massachusetts 01752-4695

(617) 497-6222

If the merger is completed, Bitstream will give written notice of the effective time of the merger within ten days after such effective time to each former Bitstream stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Bitstream common stock held by all dissenting stockholders. A person who is the beneficial owner of shares of Bitstream common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Bitstream has received demands for appraisal, and the aggregate number of holders of those shares. A person who is the beneficial owner of shares of Bitstream common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. The surviving corporation must mail this statement to the stockholder within the later of ten days of receipt of the request or ten days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of Bitstream common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest if any, to be paid on the amount determined to be fair value. Such interest rate shall be calculated as of effective date of the merger through the date of payment of the judgment, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of the Bitstream common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A BITSTREAM STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

MARKET VALUE

The class A common stock of Bitstream began trading publicly on the NASDAQ National Market on October 30, 1996 under the symbol “BITS”. Effective February 28, 2003, due to an amendment to the continued listing standards of the NASDAQ National Market, we transferred our class A common stock from the NASDAQ National Market to the NASDAQ Capital Market under the same symbol. Prior to October 30, 1996, there was no public market for our class A common stock. The following table sets forth the high and low closing sale prices for our class A common stock as reported on the NASDAQ Capital Market for the periods indicated.

	Common Stock
	High		Low
Fiscal Year Ended December 31, 2009
First quarter		$5.15		$4.10
Second quarter		$5.20		$4.35
Third quarter		$5.73		$4.93
Fourth quarter		$7.61		$5.35

Fiscal Year Ended December 31, 2010
First quarter		$8.70		$7.72
Second quarter		$8.16		$6.67
Third quarter		$7.25		$5.95
Fourth quarter		$7.27		$6.69

Fiscal Year Ending December 31, 2011
First Quarter		$7.25		$6.18
Second Quarter		$6.40		$5.12
Third Quarter		$5.83		$4.95
Fourth Quarter	$		$

The following table sets forth the closing sales prices per share of Bitstream’s class A common stock, as reported on the NASDAQ Capital Market on November 9, 2011, the last full trading day before the public announcement of the proposed merger, and on                     , 2012, the latest practicable date before the printing of this proxy statement:

	Common Stock
November 9, 2011		$5.53
, 2012	$

If the merger is consummated, each share of Bitstream common stock will be converted into the right to receive, based on our estimates of the aggregate merger consideration as of the date hereof, approximately $         in cash, without interest, less any applicable withholding taxes and subject to adjustment as provided in the merger agreement and discussed in detail in this proxy statement. In addition, if the merger is consummated, Bitstream common stock will be removed from quotation on the NASDAQ Capital Market and there will be no further public market for shares of Bitstream common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Unless otherwise indicated, the following table sets forth certain information as of November 10, 2011, with respect to the class A common stock of Bitstream owned or deemed beneficially owned as determined under the rules of the SEC, directly or indirectly, by each stockholder known to Bitstream to own beneficially more than 5% of the class A common stock and by each director and executive officer of Bitstream. As of November 10, 2011, there were 10,665,025 issued and outstanding shares of class A common stock of Bitstream. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of class A common stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days following November 10, 2011. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

Name and Address(2)	Number(1)	Percent of Common Stock(1)
Principal Stockholders

Columbia Pacific Opportunity Fund, L.P.(3) 1910 Fairview Avenue East, Suite 500 Seattle, WA 98102	2,025,250	19.0%

Mr. Trent Stedman, Mr. Thomas Patrick, New Vernon Aegir Master Fund Ltd. and New Vernon Partners LLC, as a group(4) 799 Central Ave. Suite 350 Highland, IL 60035	1,586,762	14.9%

Mr. Michael Self, Lake Union Capital Fund, L.P. and Lake Union Capital Management, LLC, as a group(5) 601 Union Street Seattle, WA 98101	641,337	6.0%

Directors and Executive Officers of Bitstream
George B. Beitzel(6)	482,532	4.6%
Amos Kaminski(7)	445,600	3.2%
John S. Collins(8)	165,718	1.6%
Jonathan Kagan(9)	41,600	*
Sampo Kaasila(10)	159,600	1.5%
Melvin Keating	36,600	*
Raul Martynek	29,830	*
James P. Dore(11)	182,667	1.7%
Costas Kitsos(12)	143,300	1.4%
Pinhas Romik	0	*
All directors and executive officers of Bitstream as a group (10 persons)(6)(7)(8)(9)(10)(11)(12)	1,687,447	15.1%

*	Less than one percent

(1)

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of class A common stock shown as beneficially owned by them, subject to community property laws where applicable. The information presented with respect to the Principal Stockholders is based on reports of beneficial ownership on Forms 3 and 4, and Schedules 13D and 13G delivered to Bitstream pursuant to the Exchange Act and such other information as may have been provided to Bitstream by any such Principal Stockholder. As a result of the merger, all unvested equity compensation awards shall become fully vested and exercisable. For purposes of computing the share ownership and percentage ownership in the table above, we have assumed that the merger will have been completed within 60 days of November 10, 2011. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)	Unless otherwise indicated, the address of each director and officer listed is: c/o Bitstream Inc., 500 Nickerson Road, Marlborough, MA 01752-4695.

(3)	Based upon the information provided pursuant to a joint Schedule 13G/A filed with the SEC on November 14, 2011 by Columbia Pacific Opportunity Fund, L.P. (the “Fund”). Columbia Pacific Advisors LLC (the “Adviser”) has the sole power to vote or direct the vote of, and to dispose or direct the disposition of the shares owned by the Fund. Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are the managing members of the Adviser, which is primarily responsible for all investment decisions regarding the Fund’s investment portfolio.

(4)	Based upon the information provided pursuant to a joint statement on Schedule 13D/A filed with the SEC on January 13, 2011 by the group. New Vernon Aegir Master Fund Ltd. directly beneficially owns 1,135,462 shares of class A common stock over which it has sole voting and dispositive power. Mr. Stedman directly beneficially owns 72,394 shares of class A common stock over which he has sole voting and dispositive power. Mr. Patrick directly beneficially owns 378,906 shares of class A common stock over which he has sole voting and dispositive power. New Vernon Investment Management LLC is the investment advisor of New Vernon Aegir Master Fund Ltd. and, as such, may be deemed to have voting and dispositive power over the shares of class A common stock directly beneficially owned by New Vernon Aegir Master Fund Ltd. and, accordingly, may be deemed to indirectly beneficially own such shares. New Vernon Partners LLC is the investment manager of New Vernon Aegir Master Fund Ltd. and, as such, may be deemed to have voting and dispositive power over the shares of class A common stock directly beneficially owned by New Vernon Aegir Master Fund Ltd. and, accordingly, may be deemed to indirectly beneficially own such shares. Mr. Stedman is a portfolio manager of New Vernon Investment Management LLC. In such capacity, Mr. Stedman controls the trading of securities held by New Vernon Aegir Master Fund Ltd. As a result of such role and otherwise by virtue of his relationship to New Vernon Aegir Master Fund Ltd., New Vernon Partners LLC and New Vernon Investment Management LLC, Mr. Stedman may be deemed to have voting and dispositive power over the shares of class A common stock directly beneficially owned by New Vernon Aegir Master Fund Ltd. and, accordingly, may be deemed to indirectly beneficially own such shares. As a result, Mr. Stedman may be deemed to beneficially own a total of 1,207,856 shares of class A common stock. Thomas Patrick is a member of New Vernon Investment Management LLC. By virtue of his relationship with New Vernon Investment Management LLC, Mr. Patrick may be deemed to be part of a group with Mr. Stedman and New Vernon Investment Management LLC, New Vernon Aegir Master Fund Ltd. and New Vernon Partners LLC with respect to the class A common stock of Bitstream.

(5)	Based on information provided in a joint statement on Schedule 13G filed with the SEC on October 21, 2011. Lake Union Capital Fund, LP directly beneficially owns 641,337 shares of class A common stock over which it has shared voting and dispositive power. Lake Union Capital Management, LLC is the general partner of Lake Union Capital Fund, LP and Michael Self is the managing member of Lake Union Capital Management, LLC. Accordingly, Lake Union Capital Management, LLC and Michael Self are deemed to beneficially own the shares of class A common stock of Bitstream owned by Lake Union Capital Fund, LP.

(6)	Includes 30,000 shares issuable to Mr. Beitzel upon the exercise of options.

(7)	Includes 60,000 shares issuable to Mr. Kaminski upon the exercise of options.

(8)	Includes 90,000 shares issuable to Mr. Collins upon the exercise of options and 62,218 shares held by Mr. Collins and his wife as joint tenants.

(9)	Includes 1,000 shares held by Mr. Kagan’s son and for which Mr. Kagan may be considered a beneficial owner.

(10)	Includes 115,000 shares issuable to Mr. Kaasila upon the exercise of options and 22,500 shares held by Mr. Kaasila and his wife as joint tenants.

(11)	Includes 157,667 shares issuable to Mr. Dore upon the exercise of options and 11,500 shares held by Mr. Dore and his wife as joint tenants.

(12)	Includes 115,000 shares issuable to Mr. Kitsos upon the exercise of options.

PROPOSAL NO. 2—ADVISORY VOTE ON “GOLDEN PARACHUTE” COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Bitstream seek a non-binding advisory vote from its stockholders to approve certain “golden parachute” compensation that is payable or could become payable to its “named executive officers” in connection with the merger.

Bitstream is presenting this proposal, which gives Bitstream stockholders the opportunity to express their views on such “golden parachute” compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the agreements for and compensation payable or that could become payable to Bitstream’s named executive officers in connection with the merger pursuant to pre-existing severance arrangements, as disclosed in the section of the proxy statement for the merger captioned “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation for Bitstream Named Executive Officers.”

The advisory vote on the compensation payable or that could become payable to Bitstream named executive officers in connection with the merger will be approved if it receives the affirmative vote of the holders of a majority of the shares of Bitstream common stock present in person or by proxy and entitled to vote at the special meeting.

The Bitstream board of directors unanimously recommends that stockholders approve the “golden parachute” compensation arrangements described in this proxy statement by voting “FOR” the above proposal. Properly executed proxies will be voted “FOR” the non-binding advisory proposal regarding “golden parachute” compensation, unless otherwise noted on the proxies.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Bitstream. Therefore, regardless of whether stockholders vote to approve the “golden parachute” compensation, if the merger is approved by the Bitstream stockholders and completed, the “golden parachute” compensation will still be paid to the Bitstream named executive officers to the extent payable in accordance with the terms of such compensation arrangements.

Information required by Item 402(t) of Regulation S-K regarding the compensation of our named executive officers that is based on or otherwise relates to the merger is included on page 48 of this proxy statement, under the heading “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation for Bitstream Named Executive Officers.”

PROPOSAL NO. 3—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would determine to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement.

To allow the proxies we have received at the time of the special meeting to be voted for an adjournment or postponement, if necessary, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, we are not required to give notice of the new date, time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the proposal to adopt the merger agreement in the event that there are insufficient votes to approve that proposal. Our board of directors retains full authority to the extent set forth in our bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

If approval of the adjournment proposal is submitted to our stockholders, the approval requires the affirmative vote of the holders of a majority of the shares of Bitstream common stock present in person or by proxy and entitled to vote at the special meeting, whether or not a quorum is present. The failure to vote shares of Bitstream common stock would have no effect on the approval of the adjournment proposal. Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we plan to hold our 2012 Annual Meeting of Stockholders.

Proposals of security holders intended to be presented at the next Annual Meeting of Stockholders of Bitstream to be held during 2012, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us at our principal executive office in Marlborough, Massachusetts before January 7, 2012 for inclusion in our proxy and proxy statement relating to said meeting. Any stockholder desiring to submit a proposal should consult applicable regulations of the SEC.

Bitstream’s bylaws require advance notice of any proposal by a shareholder intended to be presented at an annual meeting of shareholders (other than a proposal made pursuant to Rule 14a-8 of the Exchange Act), including any proposal for the nomination for election as a director. To be considered for such presentation at the next Annual Meeting of Stockholders of Bitstream to be held during 2012, any such shareholder proposal must be received by us at our principal executive office in Marlborough, Massachusetts, no earlier than March 10, 2012 and no later than March 22, 2012, and discretionary authority may be used to exclude such proposals from being consider at the annual meeting if untimely submitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact James Dore at 500 Nickerson Road, Marlborough, MA 01752 Phone: 617-520-8377.

By Order of the Board of Directors,

Amos Kaminski
Chairman of the Board and Interim Chief Executive Officer

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 10, 2011

among

BITSTREAM INC.,

MONOTYPE IMAGING HOLDINGS INC.,

and

BIRCH ACQUISITION CORPORATION

A-i

A-ii

Page
Section 9.05.	Binding Effect; No Third Party Beneficiaries; No Assignment	A-54
Section 9.06.	Governing Law	A-54
Section 9.07.	Jurisdiction	A-54
Section 9.08.	Waiver of Jury Trial	A-54
Section 9.09.	Counterparts; Effectiveness	A-55
Section 9.10.	Entire Agreement	A-55
Section 9.11.	Severability	A-55
Section 9.12.	Specific Performance	A-55
Section 9.13.	Disclosure Schedules	A-55
Section 9.14.	Rules of Construction	A-55

Exhibit A—Form of Voting Agreements

A-iii

INDEX OF SCHEDULES

1.01	Knowledge of the Company
4.04	Non-contravention
4.05(b)	Capitalization
4.06(a)	Subsidiaries
4.06(c)	Capitalization of Subsidiaries
4.12(a)	Proceedings
4.12(b)	Orders
4.12(c)	Claims
4.14(a)	Material Contracts
4.16(a)	Employee Benefit Plans
4.16(e)	Change in Control Payments; Acceleration of Vesting
4.18	Insurance
4.20(a)	Company Products
4.20(e)	Company Registered IP
4.20(h)	Third-Party Intellectual Property
4.20(i)	Third-Party Software
4.20(l)	Exclusive Rights to Intellectual Property
4.20(m)	Funding, Facilities or Personnel of any Governmental Entity
4.21(b)	Owned and Leased Real Property
6.01	Conduct of the Company
6.01(h)	Employee Agreements
6.06	Employee Benefits Matters
7.01(c)	Foreign Competition Laws

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 10, 2011, among Bitstream Inc., a Delaware corporation (the “Company”), Monotype Imaging Holdings Inc., a Delaware corporation (“Parent”), and Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated hereby, on the terms and conditions set forth herein;

WHEREAS, it is a condition to the Merger that the Company, at or prior to the Effective Time, distribute to its stockholders all of the shares of common stock of Marlborough Software Development Holdings Inc. (the “Spin-Off Subsidiary”), a Delaware corporation and a direct wholly-owned subsidiary of the Company that exclusively owns, controls and operates the Bolt Business and the Pageflex Business (the “Distribution” and together with the related transactions, actions, agreements and undertakings in connection therewith, in each case required pursuant to the Spin-Off Agreements, the “Spin-Off”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company or any of the Limited Company Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company or any of the Limited Company Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of the Limited Company Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and of any of the Limited Company Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company and the Limited Company Subsidiaries (measured by the lesser of book or fair market value thereof), taken as a whole, or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of the Limited Company Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and the Limited Company Subsidiaries, taken as a whole (in each case, other than the Merger).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” shall mean the amount calculated in accordance with the following formula: (i) $50,000,000 plus (ii) the Net Asset Value plus (iii) the aggregate exercise price of all Company Compensatory Awards outstanding (and not exercised) as of immediately prior to the Effective Time. If the Net Asset Value is a negative amount, then the foregoing calculation shall result in a reduction of the $50,000,000 amount.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Bolt Business” means the mobile web browsing technologies business of the Company and its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“Company Balance Sheet Date” means December 31, 2010.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries as previously conducted, currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and the Limited Company Subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair the Company’s ability to consummate the Merger, excluding in the case of clauses (i) and (ii) above, any such material adverse effect resulting from or arising out of: (A) general economic or political conditions (including acts of terrorism or war) or conditions in the securities, credit or financial markets in general that do not materially disproportionately affect the Company and the Limited Company Subsidiaries, taken as a whole, as compared to other companies participating in the industries in which the Company and the Limited Company Subsidiaries operate, (B) general conditions in the industries in which the Company and the Limited Company Subsidiaries operate that do not materially disproportionately affect the Company and the Limited Company Subsidiaries, taken as a whole, as compared to other companies participating in the industries in which the Company and the Limited Company Subsidiaries operate, (C) any changes (after the date hereof) in GAAP or Applicable Law, (D) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect), (E) any change in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such change in market price or trading volume may be considered in determining whether there is a Company Material Adverse Effect), (F) the effects of any public announcement of this Agreement or the Spin-Off Agreements or the pendency of the transactions contemplated hereby or thereby, including the loss of any customer, employee, partner or supplier as a result of such public announcement or pendency, or (G) the taking of any specific action at the written request or with the written consent of Parent or as expressly required by this Agreement.

“Company Net Operating Losses” means the Company’s net operating losses, the use of which is not subject to any limitations under Sections 269, 382, 383, 384 or 1502 of the Code, or any similar provision of state, local or foreign law, determined based on an interim closing of the books as of the end of the day on the Closing Date; for this purpose, any income or gain recognized by the Company or any of its Subsidiaries (whether or not reflected on any Tax Return) in connection with the Spin-Off shall be included in the short period ending at the end of the day on the Closing Date.

“Company Products” means each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Stock Option” means each option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plan” means any stock option, stock incentive or other equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Distribution Date” means the date of the Distribution.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“Fully Diluted Company Shares” means, as of immediately prior to the Effective Time, the sum of (i) all outstanding shares of Company Common Stock plus (ii) all shares of Company Common Stock subject to outstanding Company Compensatory Awards.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and internet protocol addresses; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“International Plan” means any Company Employee Plan that is entered into, maintained, administered or contributed to by the Company or any of its Affiliates, and covers any employee or former employee of the Company or any of its Subsidiaries who is or was employed by the Company or any of its Subsidiaries outside the United States.

“IT Assets” means all hardware, software (in both object and source code form), firmware, networks and connecting media and related technology infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations and not offered for sale to their customers.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lease” means that certain Office Lease Agreement by and between Normandy Nickerson Road, LLC and the Company, dated June 22, 2009.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Limited Company Subsidiaries” means all Subsidiaries of the Company other than the Spin-Off Subsidiary or any wholly-owned Subsidiary of the Spin-Off Subsidiary.

“made available” shall mean that such information or documentation was either (i) provided directly to Parent or Parent’s outside counsel, or (ii) included in the Bitstream Inc. “Project Garamond” data site powered by IntraLinks, Inc. to which Parent and Parent’s counsel were provided access by the Company, in each case, on or before 11:59 pm (Eastern Time) on November 9, 2011.

“Merger Consideration” shall mean the Aggregate Merger Consideration divided by the Fully Diluted Company Shares.

“Nasdaq” means the Nasdaq Capital Market.

“Net Asset Value” means (i) the Company’s total current assets (consisting of all such current assets required to be set forth on a balance sheet prepared in accordance with GAAP but excluding current Tax assets) plus (ii) the value of net property and equipment to the extent not included in (i) above minus (iii) total liabilities (consisting of all such liabilities required to be set forth on a balance sheet prepared in accordance with GAAP, including accrued payroll and withholding Taxes, accrued employer portion of payroll Taxes (including with respect to any payments to be made to employees or consultants of the Company in connection with the Closing), and other Tax liabilities). For purposes of the foregoing calculation, total liabilities shall include, without limitation, all liabilities associated with (i) the treatment of the Lease as contemplated by Section 6.18(a) hereof, (ii) the termination of all Company employees who will not become employees of Parent, the Surviving Corporation or the Subsidiaries of the Surviving Corporation after the Effective Time, (iii) the Merger and all other transactions contemplated hereby and (iv) the Spin-Off, including any Spin-Off Taxes determined at the time the Company’s Merger Consideration Calculations are computed under Section 2.03. Notwithstanding the foregoing, total liabilities shall exclude all liabilities that are assumed exclusively by the Spin-Off Subsidiary in connection with the Spin-Off with no residual liability to the Company but, for the avoidance of doubt, not excluding the Spin-Off Taxes.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4, other than the Specified Company Representations.

“Pageflex Business” means the personalized marketing communications and variable publishing technology business of the Company and its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Company IP that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short 2012 Taxable Year” means the short taxable year of the Company commencing on January 1, 2012 and ending at the end of the Closing Date.

“Specified Company Representations” shall mean the representations and warranties of the Company contained in (i) the first three sentences of Section 4.01, and (ii) Sections 4.02, 4.04(i), 4.05, 4.25, 4.26 and 4.27.

“Spin-Off Agreements” means (i) the Distribution Agreement, the Contribution Agreement, the Intellectual Property Assignment and License Agreements, and the Tax Indemnity Agreement, each between the Company and the Spin-Off Subsidiary and dated as of the date hereof, (ii) the Transition Services Agreement, and (iii) the other agreements relating to the Spin-Off, in each case, in the form as provided by the Company to Parent prior to the date hereof.

“Spin-Off Taxes” means any and all Tax liability of the Company arising out of or relating to the Spin-Off determined by taking into account Company Net Operating Losses, business credit carryforwards, foreign tax credits, and deductions for success based fees relating to this Agreement pursuant to Revenue Procedure 2011-79, 2011-18 I.R.B. 746, in each case, to the extent allowable under Applicable Law, and by computing the Tax liability of the Company for the Short 2012 Taxable Year with and without the occurrence of the Spin-Off.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal which did not result from or arise out of a breach of Section 6.03 of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account such factors as the Company Board considers to be appropriate in the exercise of its fiduciary duties (which factors shall include any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and any financial, legal, regulatory, and other aspects of such Acquisition Proposal (including how the Acquisition Proposal values the entire Company, inclusive of the Pageflex Business and the Bolt Business, and the financing terms and the ability of such Third Party to finance such Acquisition Proposal), (i) is more favorable to the Company’s stockholders (other than Parent and its Affiliates) from a financial point of view than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 6.03 or otherwise), (ii) (x) is not subject to any financing condition or (y) if financing is required, such financing is then fully committed to the Third Party, (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay and (iv) includes termination rights of the Third Party on terms no less favorable to the Company than the terms set forth in this Agreement, all from a Third Party capable of performing such terms.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Software” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes (A) software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) software that is used to generate code or other software that is described in clauses (A) or (B), and (D) software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between Parent and the Spin-Off Subsidiary.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	6.03(a)
Adverse Recommendation Change	6.03(d)
Agreement	Preamble
Antitrust Counsel Only Material	6.12(d)
Board Recommendation	6.02(b)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Common Stock	4.05(a)
Company Compensatory Award	2.06(b)
Company Disclosure Schedule	Article 4
Company Employee Plan	4.16(a)
Company’s Merger Consideration Calculations	2.03(e)
Company Parties	9.04(g)
Company Preferred Stock	4.05(a)
Company Return	4.15(m)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(c)
Company 401(k) Plan	6.07
Company’s Tax Calculations	6.19(a)
Compensatory Award Amount	2.06(b)
Confidentiality Agreement	6.16
Dissenting Shares	2.05
Distribution	Preamble
Effective Time	2.02(b)

Term	Section
Employee Plan	4.16(a)
End Date	8.01(b)(i)
Exchange Agent	2.04(a)
Filed Company SEC Documents	Article 4
Firm	2.03(f)
Foreign Competition Laws	4.03
Form S-1	4.09
Governmental Antitrust Authority	6.12(b)
Indemnified Parties	6.11(b)
Insurance Policies	4.18
Lease Agreement	4.21(b)
Lease Consent	6.18(a)
Leased Real Property	4.21(b)
Major Customers	4.14(a)(i)
Major Suppliers	4.14(a)(iii)
Material Contract	4.14(b)
Merger	Preamble
Merger Subsidiary	Preamble
Necessary IP	4.20(b)
Notice Period	6.03(d)
Owned Real Property	4.21(b)
Parent	Preamble
Parent Expenses	9.04(f)
Parent’s Objection	2.03(e)
Parent’s Tax Objection	6.19(a)
Payment Fund	2.04(a)
Per Share Spin-Off Subsidiary Common Stock	2.06(a)
Proxy Statement	4.09
Spin-Off	Preamble
Spin-Off Failure Termination Fee	9.04(d)
Spin-Off Option	2.06(a)
Spin-Off Subsidiary	Preamble
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Surviving Corporation Employees	6.06
Tax	4.15(n)
Tax Asset	4.15(p)
Tax Return	4.15(q)
Taxing Authority	4.15(o)
Termination Fee	9.04(b)
Uncertificated Shares	2.04(a)
Voting Agreements	Preamble
WARN Act	4.17(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Boston time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided that in no event shall the Closing occur before January 5, 2012. The Closing shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, unless another place is agreed to in writing by the parties hereto.

Section 2.02. The Merger.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

(b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03. Conversion of Shares; Calculation of Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c), Section 2.05 or Section 2.06(a), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration in cash, without interest;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.03(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) At least twenty (20) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent the Company’s calculation of the Merger Consideration as of the last day of the immediately preceding month (the “Company’s Merger Consideration Calculations”). The Company shall permit Parent and its Representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Company’s Merger Consideration Calculation as well as all of the Company’s accounting books and records relating to such calculation, and the Company shall make reasonably available its Representatives responsible for the preparation of the Company’s Merger Consideration Calculations in order to respond to the reasonable inquiries of Parent. Within ten (10) Business Days after Parent’s receipt of the Company’s Merger Consideration Calculations, Parent may object, in good faith, to the Company’s Merger Consideration Calculations by giving written notice to the Company setting forth the basis for Parent’s dispute regarding some or all of the calculations set forth in the Company’s Merger Consideration Calculations (the “Parent’s Objection”). If Parent does not object to all or any portion of the Company’s Merger Consideration Calculations within such 10-Business Day period, then Parent shall be deemed to have conclusively agreed with and shall be bound by the Company’s Merger Consideration Calculations.

(f) If Parent sends the Parent’s Objection on a timely basis, then Parent and the Company shall confer in good faith in an attempt to resolve the differences. If, after five (5) Business Days, Parent and the Company cannot agree, then the parties shall attempt to agree upon a mutually satisfactory nationally recognized audit firm (the “Firm”) for the determination described below; provided, however, that if the parties cannot agree on a mutually satisfactory nationally recognized auditing firm, then each of Parent and the Company shall select a nationally recognized auditing firm and the two firms so selected shall select the Firm.

(g) The Firm shall review the Company’s Merger Consideration Calculations and the Parent’s Objection (as well as any other information requested by the Firm) and make a final written determination of the Merger Consideration, which determination shall be conclusive and binding on Parent and the Company. Notwithstanding the foregoing, in no event shall the Firm determine that the Merger Consideration is less than the amount set forth in the Parent’s Objection or greater than the Merger Consideration set forth in the Company’s Merger Consideration Calculations. The determination of the Merger Consideration by the Firm shall be made as promptly as possible but not later than ten (10) Business Days after the Firm’s engagement (unless otherwise agreed to in writing by the Firm, Parent and the Company). The Firm shall act as an expert and not an arbiter. The fees and expenses of the Firm will be equitably allocated by the Firm based on the relative accuracy of the parties’ positions relative to the final determination of the Merger Consideration by the Firm.

Section 2.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint (and pay the fees and expenses of) a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the

Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”), and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent cash sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (the “Payment Fund”). Promptly after the Effective Time, Parent shall cause the Exchange Agent to send to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of such holder’s Certificates or Uncertificated Shares in exchange for the Merger Consideration to be received by such holder pursuant to this Agreement. The Payment Fund, once deposited with the Exchange Agent, shall, pending its disbursement to such holders, be held in trust for the benefit of such holders and shall not be used for any other purposes; provided, however, that Parent may direct the Exchange Agent to invest such cash for the benefit of Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) money market funds investing solely in a combination of the foregoing.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.03(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06. Company Stock Options and Restricted Stock Awards.

(a) In connection with the Spin-Off, but in any event prior to the Effective Time, the Company shall cause the Spin-Off Subsidiary to issue to each holder of an unexercised Company Stock Option (whether or not vested) an option to purchase shares of common stock of the Spin-Off Subsidiary (a “Spin-Off Option”) for each unexercised Company Stock Option held by such holder as of such date. The number of shares of common stock of the Spin-Off Subsidiary underlying a Spin-Off Option shall be identical to the number of shares of Company Common Stock underlying each such unexercised Company Stock Option. The exercise price of a Spin-Off Option shall be determined by multiplying the exercise price of each such unexercised Company Stock Option by a fraction, the numerator of which is the appraised value of the Spin-Off Subsidiary divided by the Fully Diluted Company Shares (the “Per Share Spin-Off Subsidiary Common Stock”) and the denominator of which shall be the sum of the Merger Consideration and the Per Share Spin-Off Subsidiary Common Stock. Simultaneously with the issuance of the Spin-Off Options, the Company shall adjust the exercise price of (but not the number of shares of Company Common Stock underlying) each unexercised Company Stock Option by multiplying the exercise price of such Company Stock Option immediately prior to such adjustment by a fraction, the numerator of which is the Merger Consideration, and the denominator of which is the sum of the Merger Consideration and the Per Share Spin-Off Subsidiary Common Stock. The exercise price of each unexercised Company Stock Option, as so adjusted, shall thereafter be the exercise price of each unexercised Company Stock Option for all purposes of this Agreement. For the avoidance of doubt, the Spin-Off Options shall not be considered Company Compensatory Awards, and no person shall receive or be eligible to receive the Compensatory Award Amount (or any portion thereof) in respect of any Spin-Off Option or any other equity-based award denominated in shares of common stock of the Spin-Off Subsidiary.

(b) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, Company Restricted Stock Award, and other equity-based award denominated in shares of Company Common Stock (each such award, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall immediately prior to the Effective Time (after giving effect to the adjustments to such Company Compensatory Awards described in

Section 2.06(a)) become fully vested in accordance with their terms, be cancelled and extinguished and shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Compensatory Award immediately prior to the Effective Time (after giving effect to any accelerated vesting provisions therein or in the applicable Company Stock Plan) and (y) the Merger Consideration, less any per share exercise price of such Company Compensatory Award, as adjusted pursuant to Section 2.06(a) (the “Compensatory Award Amount”). At the Effective Time, Parent shall pay the aggregate Compensatory Award Amount payable by the Surviving Corporation with respect to all Company Compensatory Awards to the account or accounts designated by the Company by wire transfer of immediately available United States funds. Promptly after the Effective Time (but in no event later than the fifth Business Day thereafter), the Surviving Corporation shall pay the holders of Company Compensatory Awards the cash payments specified in this Section 2.06(b). No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Compensatory Awards with respect to the making of such payment under the Code, or any provision of any other tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Company Compensatory Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent. The Surviving Corporation and/or the Spin-Off Subsidiary shall use commercially reasonable best efforts to require each holder of a Company Compensatory Award, as a condition to the receipt of the Compensatory Award Amount and, if applicable, the Spin-Off Option, to acknowledge that receipt of the Compensatory Award Amount and, if applicable, the Spin-Off Option received in accordance with Section 2.06(a), is in full satisfaction of such holder’s rights with respect to such Company Compensatory Award.

(c) Subject to Parent’s compliance with the provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(d) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee of the Company Board administering the Company Stock Plans) shall adopt such resolutions and take such other actions that are necessary to effect the issuance of the Spin-Off Options, adjust the exercise prices of the Company Stock Options, and to cancel, extinguish and convert the Company Compensatory Awards pursuant to this Section 2.06.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend (other than pursuant to the Spin-Off), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08. Withholding Rights. Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including pursuant to Section 2.04(a) and Section 2.06, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by

Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), which identifies the items of disclosure by reference to a particular Section or subsection of this Agreement and (ii) as set forth in publicly available Company SEC Documents filed with the SEC prior to the date of this Agreement (other than any disclosure in such Company SEC Documents (A) that is set forth under the captions “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, (B) that is otherwise predictive, cautionary or forward-looking in nature or (C) any exhibits or other documents appended or attached thereto) (the “Filed Company SEC Documents”) (it being understood that any matter disclosed in such Filed Company SEC Documents shall be deemed to be disclosed with respect to any section of this Article 4 to which the matter relates only if the nature and content of the applicable disclosure in such Filed Company SEC Documents is such that its relevance to a representation or warranty contained in this Article 4 is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors (and each committee thereof) of each of the Company’s Subsidiaries held since January 1, 2009; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof; provided, further, however, that the Company shall not be obligated to make available the portion of any minutes of meetings related to (i) other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Company Board with respect to the consideration of strategic alternatives or (ii) the Pageflex Business or the Bolt Business.

Section 4.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company at the Stockholder Meeting, and (v) making the Board Recommendation.

(c) The Company has all requisite corporate power and authority to perform its obligations under the Spin-Off Agreements and to consummate the Spin-Off and the other transactions contemplated thereby. Prior to the execution of the Spin-Off Agreements and the consummation by the Company of the Spin-Off and the other transactions contemplated thereby, the Spin-Off will have been duly and validly authorized by all necessary corporate action. True and complete copies of the form of each of the Spin-Off Agreements have been provided to Parent prior to the date of this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of any Applicable Law regulating antitrust or merger control matters existing in foreign jurisdictions (the “Foreign Competition Laws”) or otherwise, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Spin-Off Agreements and the consummation by the Company of the Merger, the Spin-Off and the other transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Material Contract to which the Company or any of the Limited Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any such Subsidiaries, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of the Limited Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clauses (A) through (F) of the definition of Company Material Adverse Effect shall be taken into account.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Class A common stock and 500,000 shares of Class B common stock of the Company, par value $0.01 per share (collectively, the “Company Common Stock”), and (ii) 6,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. At the close of business on November 9, 2011, 10,665,025 shares of Company Common Stock were issued and outstanding (of which 169,980 were Company Restricted Stock Awards and all of which were Class A common stock of the Company), zero shares of Company Common Stock were held by the Company as treasury shares, and zero shares of Company Preferred Stock were issued and outstanding; no warrants to purchase shares of Company Common Stock were issued and outstanding; and Company Stock Options to purchase an aggregate of 740,651 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 618,660 shares of Company Common Stock were exercisable), with a weighted average exercise price of $4.957. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on November 9, 2011, a complete and correct list of (i) all outstanding Company Compensatory Awards, including with respect to each such award, the number of shares subject to such award, the name of the holder, the grant date, as to stock options, the exercise or purchase price per share, the vesting schedule (including the extent to which it will become accelerated as a result of the Merger) and expiration date of each such award, and the form of award agreement pursuant to which such award was granted, and (ii) all outstanding Company Restricted Stock Awards, including with respect to each Company Restricted Stock Award, the name of the holder, the grant date and vesting schedule (including the extent to which it will become accelerated as a result of the Merger), whether an 83(b) election was timely made under the Code with respect to such Company Restricted Stock Award, and the form of Company Restricted Stock Award grant agreement pursuant to which such award was granted. The Company Stock Plans set forth on Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted.

(c) Except (A) as set forth in this Section 4.05 and for changes since November 9, 2011 resulting from (x) the exercise or vesting of Company Compensatory Awards outstanding on such date and (y) issuances permitted pursuant to Section 6.01 and (B) for shares of the Spin-Off Subsidiary to be distributed in connection with the Spin-Off and in accordance with the Spin-Off Agreements, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, in each case, other than the Voting Agreements, (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options and Company Restricted Stock Awards may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities.

Section 4.06. Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.06(c) of the Company Disclosure Schedule sets forth, for each of the Limited Company Subsidiaries, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each such Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than Permitted Liens. There are no outstanding (x) securities of the Company or any of the Limited Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Limited Company Subsidiaries, (y) options, warrants or other rights or arrangements to acquire from the Company or any of the Limited Company Subsidiaries, or other obligations or commitments of the Company or any of the Limited Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Limited Company Subsidiaries, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any of the Limited Company Subsidiaries (the items set forth in

Section 4.06(c) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(d) Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2010, 2009 and 2008, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2008, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2008 (the documents referred to in this Section 4.07(a) and Section 4.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Since January 1, 2008, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2008 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied as to form in all material respects with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08. Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for normal year-end audit adjustments and the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended December 31, 2010 (nor has any such deficiency or weakness been identified since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2008, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”)

will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Form S-1 Registration Statement of the Company to be filed with the SEC in connection with the Spin-Off and any amendments or supplements thereto (the “Form S-1”) will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of effectiveness of the Form S-1, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement or the Form S-1 based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01(b), (c), (d), (f), (g), (i), (k), (l), and (n).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed, provided for or reserved against in the most recent financial statements of the Company included in the most recent Annual Report on Form 10-K filed with the SEC prior to the date of this Agreement or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) liabilities or obligations incurred directly as a result of this Agreement; and

(d) liabilities or obligations that are not, or would not reasonably be expected to be, material to the Company or its Subsidiaries.

Section 4.12. Litigation.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, there is no Proceeding pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenges the validity or seeks to prevent, materially impair or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any Order that (i) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (ii) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.12(c) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $50,000.

Section 4.13. Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries is and, since January 1, 2009 has been, in compliance in all material respects with all Applicable Laws and Orders and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2008 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

Section 4.14. Material Contracts

(a) Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets as of the date hereof, other than any such Contract that relates to the Pageflex Business or the Bolt Business and does not relate to any other business of the Company or the Limited Company Subsidiaries:

(i) Contract between the Company or any of the Limited Company Subsidiaries and any of the 20 largest end user licensees or other customers of the Company and the Limited Company Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter periods ended June 30, 2011) (“Major Customers”);

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments to the Company or any of the Limited Company Subsidiaries, providing for either (i) recurring annual payments to the Company after the date hereof of $10,000 or more or (ii) aggregate payments or potential aggregate payments to the Company after the date hereof of $25,000 or more;

(iii) Contract between the Company or any of the Limited Company Subsidiaries and any of (A) the 20 largest licensors of Intellectual Property (determined on the basis of aggregate payments recognized by the Company and the Limited Company Subsidiaries over the four (4) consecutive fiscal quarter period ended June 30, 2011), other than non-exclusive licenses for non-customized off-the-shelf software that is generally available on standard terms, (B) the 20 largest suppliers (other than a licensor), including any supplier of manufacturing, outsourcing or development services (determined on the basis of aggregate payments recognized by the Company and the Limited Company Subsidiaries over the four (4) consecutive fiscal quarter period ended June 30, 2011) (“Major Suppliers”), and (C) the 20 largest distributors or resellers (including as an OEM or value-added reseller) of any of the Company Products or services provided by the

Company or the Limited Company Subsidiaries (determined on the basis of aggregate sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended June 30, 2011);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by the Company or any of the Limited Company Subsidiaries, or the payment therefor by the Company or any of the Limited Company Subsidiaries, providing for either (A) recurring annual payments by the Company or any of the Limited Company Subsidiaries after the date hereof of $10,000 or more or (B) aggregate payments or potential aggregate payments by the Company or any of the Limited Company Subsidiaries after the date hereof of $25,000 or more;

(v) Contract that contains any provisions restricting the Company or any of the Limited Company Subsidiaries or their successors from competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(vi) Contract that (A) grants any exclusive rights to any third party, including any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (C) contains any provision that requires the purchase of all or a specified portion of the Company’s or any of the Limited Company Subsidiaries’ requirements from any third party, or any other similar provision, or (D) grants “most favored nation” or similar rights;

(vii) lease or sublease (whether of real or personal property) to which the Company or any of the Limited Company Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $10,000 or more or (ii) aggregate payments after the date hereof of $25,000 or more;

(viii) Contract pursuant to which the Company or any of the Limited Company Subsidiaries has agreed or is required to provide any Third Party with access to source code, or that requires that source code to be put in escrow;

(ix) Contract pursuant to which the Company or any of the Limited Company Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and such Subsidiaries consistent with past practice;

(x) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $10,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xi) Contract pursuant to which the Company or any of the Limited Company Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xii) Contract under which the Company or any of the Limited Company Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of the Limited Company Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practice, or (ii) investments in marketable securities in the ordinary course of business);

(xiii) Contract under which the Company or any of the Limited Company Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $10,000;

(xiv) any Contract (i) (A) between the Company or any of the Limited Company Subsidiaries and any Governmental Authority, or (B) between the Company or any of the Limited Company Subsidiaries, as a

subcontractor, and any prime contractor to any Governmental Authority, or (ii) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xv) partnership, joint venture or other similar Contract or arrangement material to the Company and the Limited Company Subsidiaries, taken as a whole;

(xvi) Contract for the development for the benefit of the Company or any of the Limited Company Subsidiaries by any party other than the Company or such Subsidiaries, of Intellectual Property that is material to the Company and such Subsidiaries, taken as a whole;

(xvii) employee collective bargaining agreement or other Contract with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) Contract entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions or involved payment of more than $10,000;

(xix) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company, any of the Limited Company Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of the Limited Company Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of the Limited Company Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect;

(xx) Contract containing (i) any provisions having the effect of providing that the consummation of the Merger, the Spin-Off or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement or the Spin-Off Agreements will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and the Limited Company Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, any of the Limited Company Subsidiaries, Parent or any of Parent’s Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and the Limited Company Subsidiaries, taken as a whole, or are required by Applicable Law, (ii) any restriction on the ability of any of the Company and the Limited Company Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and the Limited Company Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of the Limited Company Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (iii) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person; or

(xxi) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and the Limited Company Subsidiaries, taken as whole.

(b) Each Contract disclosed in Section 4.14(a)) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section 4.14 or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been anything that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been made available by the Company to Parent, or otherwise made available as an exhibit to the Company SEC Documents, by the Company to Parent.

Section 4.15. Taxes.

(a) (i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws or, if filed late, were filed before the date hereof and sufficient amounts for interest penalties or other additions to Taxes were paid to the applicable Taxing Authority in connection with any such late filing, (ii) all Company Returns that have been filed were true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, and (v) since the Company Balance Sheet Date, other than with respect to the Spin-Off, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

(b) (i) The federal and material state income and franchise Company Returns through the taxable year ended December 31, 2009 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(c) (i) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in each case in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no claim, audit, action, suit, proceeding or investigation pending or threatened in each case in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or material Tax Asset; and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(g) (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (in each case other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(h) There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries;

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement (as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amounts received on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), or (vi) election under Section 108(i) of the Code.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns (excluding Taxes resulting from the Spin-Off and reserves with respect thereto).

(k) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(l) On the Distribution Date, the Company will have Company Net Operating Losses in excess of $14,000,000. The Company has provided to Parent correct and complete copies of all written analyses prepared by, for or on behalf of the Company in respect of (i) the application of Section 382 of the Code to the net operating loss carryforwards of the Company, (ii) the value attributed to the Spin-Off Subsidiary and (iii) the amount of gain resulting from the Spin-Off.

(m) “Company Return” means any Tax Return of, with respect to, or that includes the Company or any of its Subsidiaries;

(n) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not;

(o) “Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax or any Governmental Authority charged with the collection of, or which is otherwise empowered to collect, such Tax;

(p) “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes); and

(q) “Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.16. Employee Benefit Plans.

(a) Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries. Copies of each such Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished or made available to Parent together with (i) the most recent annual report, tax return and Internal Revenue Service Form 5500, if any, prepared in connection with such Company Employee Plan, (ii) the most recent Internal Revenue Service determination or opinion letter (if applicable) relating to such Company Employee Plan, and (iii) the most recent summary plan description (or other description provided to employees) and all modifications thereto relating to such Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or has been obligated to contribute to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any plan maintained by more than one employer as described in Section 413(c) of the Code.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be issued. Each Company Employee Plan has been operated and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To the Knowledge of the Company, no events have occurred with respect to any Company Employee Plan that could result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) To the Knowledge of the Company, no Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(e) Except as set forth on Section 4.16(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or benefits; (ii) accelerate the time of payment or vesting of any compensation or Company Compensation Award, except to the extent provided in Section 2.06; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

(f) There is no Company Employee Plan or other contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(i) Each Company Employee Plan which is in any part a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been operated, administered and maintained in operational and documentary compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. Each Company Stock Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code and the per share exercise price of each Company Stock Option is no less than the fair market value of the underlying Company Common Stock on the date of grant of such Company Stock Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(j) Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no material amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the Effective Time, the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which Parent, the Company or any of their Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

(k) To the Knowledge of the Company, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries following the Effective Time.

(l) Each Company Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by Applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. As of the date hereof, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan.

Section 4.17. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no (i) material unfair labor practice, material labor dispute (other than routine individual grievances) or material labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

(b) Since January 1, 2008, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(c) The Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act.

Section 4.18. Insurance Policies. Section 4.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 4.18 of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 4.18 of the Company Disclosure Schedule.

Section 4.19. Environmental Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Environmental Permits of the Company.

(c) To the Knowledge of the Company, there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(e) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20. Intellectual Property and Information Technology.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b) The Company and its Subsidiaries own or otherwise hold all rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens, other than Permitted Liens. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP, other than Permitted Liens.

(c) In the five (5) years immediately prior to the date of this Agreement, there have been, and there are currently, no legal disputes or claims pending or, to the Knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Company IP. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(d) (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP or Company Products.

(e) Section 4.20(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate governmental authorities. Section 4.20(e)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of such assignments to Parent. No Employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries. All amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid in full.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

(i) Section 4.20(i) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software, except shrinkwrap licenses for commercial off the shelf software having a payment obligation of less than $10,000 per year, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the license permits the Company or any of its Subsidiaries to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of its Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material; (xi) a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties; (xii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any Support Agreement; and (xiii) any rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto, any past exercise of those rights, and any notice received of intent to conduct any such audit. For purposes of this Section 4.20(i), Company Product includes any Company Product under development. Except as set forth on Section 4.20(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has incorporated, or has plans to incorporate, into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software (including, but not limited to, any Third Party Software taken subject to the terms of a license recognized as an “open source license” by the Open Source Initiative), in whole or in part, in a manner that may (A) require any Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason,

(B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP, or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP. All information set forth on Section 4.20(i) of the Company Disclosure Schedule is true and complete.

(j) The Company Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person or (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes.

(l) Except as set forth on Section 4.20(l) of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(m) Except as set forth in Section 4.20(m) of the Company Disclosure Schedule, no funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any Subsidiary, including any portion of a Company Product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company IP. Section 4.20(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no person has gained unauthorized access to any IT Asset. The Company and each of its Subsidiaries has implemented reasonable backup and disaster recovery technology processes.

(o) The representations and warranties in this Section 4.20 do not relate to, refer to or include any Company Products, Intellectual Property, IT Assets or Third Party Software, for each of the foregoing solely to the extent that those items are exclusively assets of the Bolt Business or the Pageflex Business and do not relate to any other business of the Company or the Limited Company Subsidiaries.

Section 4.21. Properties.

(a) (i) The Company and each of the Limited Company Subsidiaries has good title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of the Limited Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of the Limited Company Subsidiaries (each, an “Owned Real Property”). Section 4.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of the Limited Company Subsidiaries in respect of which the Company or any of the Limited Company Subsidiaries has annual rental obligations of $10,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current rent amounts payable by the Company or the Limited Company Subsidiaries related to such Leased Real Property and (iv) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid, binding and in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or the Spin-Off Agreements. No Lease Agreement is subject to any Lien other than Permitted Liens, including any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any third party any interest in such Lease Agreement or any right to the use or occupancy of any Leased Real Property. The Company and each of the Limited Company Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c) With respect to each Leased Real Property, neither the Company nor any of the Limited Company Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of the Limited Company Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

Section 4.22. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since January 1, 2008 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) Since January 1, 2009, the Company and its Subsidiaries have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 4.24. Customers, Suppliers.

(a) Between the Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Between the Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any Major Supplier.

Section 4.25. Finders’ Fees. Except for Rothschild, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.26. Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Rothschild, an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders. A signed copy of such opinion has been delivered to Parent as of the date hereof for information purposes only.

Section 4.27. Antitakeover Statute; Rights Plan. The Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any information provided to Parent or Merger Subsidiary with respect to the Company or any of its Subsidiaries, in each case, in connection with the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary (including any transferee or assignee of Merger Subsidiary pursuant to Section 9.05(b) prior to the Closing) has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. None of the information provided by Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent and Merger Subsidiary will have on the Closing Date sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.

Section 5.08. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary or any of their Subsidiaries or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 5.09. Ownership of Company Common Stock. Except as contemplated by this Agreement or the Voting Agreements, (i) neither Parent nor Merger Subsidiary beneficially owns (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) or will prior to the Effective Time beneficially own, any shares of Company Common Stock, and (ii) neither Parent nor Merger Subsidiary is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 5.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5, the Company acknowledges that neither Parent or Merger Subsidiary nor any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or any of their Subsidiaries or any information provided to the Company with respect to Parent or Merger Subsidiary or any of their Subsidiaries, in each case, in connection with the transactions contemplated hereby.

ARTICLE 6

COVENANTS

Section 6.01. Conduct of the Company. Except (i) as expressly permitted or contemplated by this Agreement or the Spin-Off Agreements (including matters relating to the consummation of the Spin-Off), (ii) as set forth on Section 6.01 of the Company Disclosure Schedule, (iii) as required by Applicable Law or (iv) to the extent that Parent shall otherwise consent in writing, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (a) preserve intact its Intellectual Property, business organization and material assets, (b) keep available the services of its directors, officers and employees, (c) maintain in effect all of its Governmental Authorizations and (d) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company, provided, that, notwithstanding the foregoing, the provisions of this Section 6.01 shall not apply to the Spin-Off Subsidiary, any Subsidiary of the Spin-Off Subsidiary, the Pageflex Business or the Bolt Business to the extent that any actions or omissions specified in this Section 6.01 are required in order for the Company to comply with its obligations under the Spin-Off Agreements. Without limiting the generality of the foregoing, except (A) as expressly permitted or contemplated by this Agreement or the Spin-Off Agreements (including matters relating to the consummation of the Spin-Off), (B) as set forth on Section 6.01 of the Company Disclosure Schedule, or (C) as required by Applicable Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a) amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement (other than the Voting Agreements) with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent (except distributions resulting from the vesting or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (x) Company Stock Options and Company Restricted Stock Awards covering an aggregate of up to 90,500 shares of Company Common Stock in accordance with the terms of the applicable Company Stock Plan and form of grant agreement, each in the form previously made available to Parent, and (y) shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement (in accordance with the applicable equity award’s terms as in effect on the date of this Agreement) or upon the exercise of Company Stock Options that are issued subsequent to the date of this Agreement to the extent expressly permitted herein (in accordance with the applicable equity award’s terms as in effect on the date of grant), or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(e) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate in any fiscal quarter;

(f) acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(g) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property, material assets or material properties except (i) pursuant to existing Contracts or commitments, (ii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (iii) Permitted Liens or (iv) pursuant to and in accordance with the Spin-Off Agreements;

(h) except as required by Applicable Law or agreements, plans or arrangements existing on the date hereof and set forth in Section 6.01(h) of the Company Disclosure Schedule, (i) hire any new employee to whom a written offer of employment has not previously been offered and accepted prior to the date of this Agreement or, after the date of this Agreement, extend any new offers of employment with the Company or any of its

Subsidiaries to any individual, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any (A) increase in compensation, (B) bonus or (C) benefits in addition to those pursuant to arrangements in effect on the date hereof, (iii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (iv) establish, adopt, enter into or amend any Company Employee Plan or collective bargaining agreement, in each case except as required by Applicable Law, (v) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms thereof, this Agreement or Applicable Law, or (vi) make any Person a beneficiary of any retention or severance plan, agreement or other arrangement under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(i) (A) write-down any of its material assets, including any capitalized inventory or Company IP, or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(j) (A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) to the Company or any of its Subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(k) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Subsidiaries after the consummation of the Merger or the Closing Date;

(l) enter into any Contract, or relinquish, terminate or modify any Contract (including any of the Spin-Off Agreements) or other right, in any individual case with an annual value in excess of $10,000 or with a value over the life of the Contract in excess of $25,000, other than (i) entering into software license agreements where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a third party, or (iv) entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months; notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of its Subsidiaries engage in methods of distribution of Company Products that have not been engaged in by the Company in the ordinary course of business consistent with past practice;

(m) (i) make or change any material Tax election, (ii) change any method of Tax accounting, (iii) file any amended Tax Return with respect to any material Tax or file any claim for Tax refunds, (iv) enter into any settlement or compromise of any material Tax liability, (v) enter into any closing agreement relating to any material Tax, or (vi) surrender any right to claim a material Tax refund;

(n) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $10,000 in any individual case, other than (x) as required by their terms as in effect on the date of this Agreement, (y) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (z) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that, in the case of each of (x), (y) or (z), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $10,000 in any individual case except in the ordinary course of business consistent with past practice, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(o) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

(p) authorize, commit or agree to take any of the foregoing actions.

Section 6.02. Stockholder Meeting; Board Recommendation; Proxy Materials; Spin-Off.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable after the date hereof or the date the SEC indicates that it has no further comments on the Proxy Statement, for the purpose of voting on the matters requiring Stockholder Approval; provided, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may adjourn or postpone the date of the Stockholder Meeting by no more than five (5) Business Days and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay, adjourn or postpone the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay, adjournment or postponement is required to comply with any comments made by the SEC with respect to the Proxy Statement. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.01, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.

(b) Except to the extent expressly permitted by Section 6.03(d): (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholder Meeting, and (ii) the Proxy Statement shall include the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement (but in no event later than thirty (30) calendar days after the date of this Agreement) and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement (but in no event later than five (5) Business Days following clearance of the Proxy Statement by the SEC) and all other proxy materials for the Stockholder Meeting, and if necessary in order to comply with Applicable Law, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Parent and Merger Subsidiary shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement and the resolution of any comments thereto from the SEC, including furnishing the Company upon request all information as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any supplement or amendment thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

(d) Unless Parent otherwise consents in writing, the Company shall execute the Spin-Off Agreements in the form and substance delivered to Parent on or before the date of this Agreement, shall consummate the Spin-Off in accordance with the terms of the Spin-Off Agreements as so delivered to Parent, and shall use its reasonable best efforts to complete the Spin-Off as promptly as practicable.

Section 6.03. No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder (an “Acquisition Agreement”), or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding the foregoing provisions of Section 6.03(a), prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing after the date of this Agreement, that did not result from or arise out of a breach of this Section 6.03, and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (including with regard to any standstill provisions thereof) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.03 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent), but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b), unless the Company shall have notified Parent in writing at least two (2) Business Days before taking such action that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholder Approval, the Company Board, following receipt of and on account of an Acquisition Proposal that the Company Board is prepared to determine constitutes a Superior Proposal, may make an

Adverse Recommendation Change and shall, in connection therewith, terminate this Agreement pursuant to Section 8.01(d)(i), but only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law; provided, however, that the Company Board shall not take such action unless (i) the Company provides Parent, in writing, with at least five (5) Business Days prior notice (the “Notice Period”) of its intention to take such action with respect to a Superior Proposal, (ii) the Company attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a reasonably prompt basis if the material terms of such Superior Proposal change in any respect) and the identity of the Third Party making the Superior Proposal, (iii) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of such Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions); and (iv) Parent does not make, within the Notice Period, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

(e) Nothing contained in this Section 6.03 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company Board expressly publicly reaffirms its Board Recommendation (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.

Section 6.04. Access to Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, upon reasonable notice, (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including the work papers of PricewaterhouseCoopers LLP upon receipt of any required consent from PricewaterhouseCoopers LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that (A) the Company may restrict the foregoing access to the extent that any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, or (B) Parent and Merger Subsidiary and their respective Representatives shall not have access to such information the disclosure of which would, based on the advice of legal counsel, result in the loss of attorney-client privilege with respect to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. All information obtained pursuant to this Section 6.04 shall continue to be governed by the Confidentiality Agreement.

Section 6.05. Notice of Certain Events.

(a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the executive officers of the Company shall consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15, or 4.16, as the case may be, or that relates to the consummation of the transactions contemplated by this Agreement or any Proceeding involving stockholder litigation or claims against the Company, any of its Subsidiaries or their respective officers, directors or employees relating to this Agreement, the Merger, the Spin-Off or the transactions contemplated hereby;

(iv) any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(v) any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 7.02 not to be satisfied.

Except as permitted by Section 6.01(n), no settlement in connection with any Proceeding referred to in clause (iii) above shall be agreed to without Parent’s prior written consent.

Section 6.06. Employee Benefits Matters. In connection with the Spin-Off, but in any event prior to the Effective Time, the Company shall assign to the Spin-Off Subsidiary, without recourse, and the Spin-Off Subsidiary shall assume, all of the Company’s rights and obligations as sponsor of each of the Company Employee Plans set forth in Section 6.06 of the Company Disclosure Schedule, and each such Company Employee Plan shall be amended to provide that, effective as of the Effective Time, no employee or former employee of the Company (except for an employee whose employment is transferred to the Spin-Off Subsidiary or one of its Subsidiaries in connection with the Spin-Off), and no dependent or beneficiary of any such employee (collectively, the “Surviving Corporation Employees”), shall have any rights with respect to any such Company Employee Plan, except for the rights of a terminated employee, or as otherwise provided in this Section 6.06 or in Section 6.07. After the Effective Time, Parent or the Surviving Corporation shall provide the Surviving Corporation Employees with employee benefits that are substantially comparable in the aggregate to those employee benefits provided to similarly situated employees of Parent or the Surviving Corporation (as applicable). The Surviving Corporation or Parent shall provide that all Surviving Corporation Employees shall receive credit in all employee benefit plans sponsored by Parent in which they are eligible to participate (including any 401(k) plan) for their service with the Company for all purposes of eligibility for and vesting of benefits, but not for purposes of benefit accrual. For purposes of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, it is agreed that a group health plan sponsored by Parent, or a member of its controlled group, shall be responsible for providing continuation coverage for all M&A qualified beneficiaries, as defined by Treas. Reg. §54.4980B-9, with respect to the Merger, except for employees of the Spin-Off Subsidiary, or its Subsidiaries, immediately following the Spin-Off. The Spin-Off Subsidiary and the Company may enter into a separate agreement consistent with the provisions of this Section 6.06 and Section 6.07, providing in more detail for the matters described herein. Nothing herein or in

Section 6.07, expressed or implied shall confer upon any employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

Section 6.07. 401(k) Plans. Immediately following transfer of the sponsorship of the Bitstream Investment Plan and Trust (the “Company 401(k) Plan”) to the Spin-Off Subsidiary as provided in Section 6.06, the Company 401(k) Plan shall be amended to provide that, effective as of the Effective Time, all Surviving Corporation Employees who participated in the Company 401(k) Plan shall be fully vested in their accounts, shall be treated as having incurred a termination of employment, and shall be entitled to receive a distribution of their account balance in a lump sum. Each Surviving Corporation Employee may elect to roll over his distribution from the Company 401(k) Plan to a defined contribution plan sponsored by Parent or a member of its controlled group in a direct rollover in accordance with Code Section 401(a)(31), and to the extent any such Surviving Corporation Employee has an outstanding loan from the Company 401(k) Plan, the distribution to such Surviving Corporation Employee shall include the promissory note evidencing such loan, and such promissory note may be included in such direct rollover.

Section 6.08. State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.10. Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Subsidiary held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11. Director and Officer Liability.

(a) Prior to the Effective Time, Parent shall purchase an officer’s and director’s liability insurance tail policy, which policy shall provide each Person currently covered by the Company’s directors’ and officers’ liability insurance policy with coverage for an aggregate period of six (6) years with at least the same coverage and amounts and containing terms and conditions that are not materially less advantageous in the aggregate to the directors and officers of the Company and the Limited Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including, in respect of the transactions contemplated by this Agreement and the Spin-Off Agreements; provided, however, that Parent shall not be obligated to make an aggregate premium payment for such insurance to the extent such aggregate premium exceeds 200% of the annual premium paid as of the date hereof by the Company for such insurance (such 200% amount, the “Base Premium”); and provided further that, if the aggregate premium for such insurance shall exceed the Base Premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an aggregate premium equal to the Base Premium. The Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and the Limited Company Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of the Limited Company Subsidiaries, on the one hand, and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Limited Company Subsidiaries, on the other hand (the “Indemnified Parties”); and (ii) any indemnification provision, advancement of expenses provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or any of the Limited Company Subsidiaries as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(c) The obligations of Parent and the Surviving Corporation under this Section 6.11 shall survive the consummation of the Merger and shall not be terminated or modified thereafter in such a manner as to adversely affect any Person to whom this Section 6.11 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11).

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

Section 6.12. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Subsidiary shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law or otherwise to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.12, each of Parent, Merger Subsidiary and the Company shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material and any additional consents and filings under any Antitrust Laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Antitrust Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.12 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 6.12, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(e) Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.13. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking to timely obtain any such actions, consents, approvals or waivers.

Section 6.14. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld or delayed, except as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.15. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16. Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of March 18, 2011 by and between Parent and the Company (the “Confidentiality Agreement”).

Section 6.17. Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.18. Certain Consents.

(a) Prior to the Effective Time, the Company shall obtain any and all agreements, amendments, waivers, consents or other documents necessary, in Parent’s sole discretion, in order to (i) amend, modify, assign or terminate the Lease, such that neither the Company nor any Limited Company Subsidiary is a party thereto, and (ii) permanently release and discharge the Company and each Limited Company Subsidiary from any and all liabilities, obligations or other Liens whatsoever, arising out of or relating to the Lease (collective, the “Lease Consent”). For the avoidance of doubt, any and all expenses, liabilities or other obligations arising out of or relating to the Lease and the matters contemplated by this Section 6.18(a) shall be included in the calculation of total liabilities for the purposes of the determination of Net Asset Value and shall, notwithstanding anything herein to the contrary, serve to reduce the Merger Consideration on a dollar for dollar basis.

(b) The Company shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any negotiations or discussions relating to, and any agreement, amendment, assignment, waiver, consent, Contract or other document to be executed in connection with, the Lease Consent and the Lease. The Company shall cooperate in good faith with Parent in connection with all matters relating to, and arising out of, the Lease Consent and the Lease.

Section 6.19. Tax Matters.

(a) As promptly as practicable following the Distribution Date, but in no event earlier than the close of business on the first complete trading day that the shares of the Spin-Off Subsidiary are traded on any stock exchange or quotation system (including over-the-counter trading), the Company shall prepare in good faith and deliver to Parent the Company’s calculation of the Spin-Off Taxes as of such date (the “Company’s Tax Calculations”). The Company shall permit Parent and its Representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Company’s Tax Calculation, as well as all of the Company’s accounting books and records relating to such calculation, and the Company shall make reasonably available its Representatives responsible for the preparation of such calculations in order to respond to the reasonable inquiries of Parent. Within three (3) Business Days after Parent’s receipt of the Company’s Tax Calculations (unless earlier waived in writing by Parent), Parent may object, in good faith, to such calculations by giving written notice to the Company setting forth the basis for Parent’s dispute regarding some or all of such calculations (the “Parent’s Tax Objection”). If Parent does not object to all or any portion of the Company’s Tax Calculations within such three-Business Day period (or earlier waives such objection right in writing), then Parent shall be deemed to have conclusively agreed with and shall be bound by the Company’s Tax Calculations.

(b) If Parent sends the Parent’s Tax Objection on a timely basis, then Parent and the Company shall confer in good faith in an attempt to resolve the differences. If, after three (3) Business Days, Parent and the Company cannot agree, then the Firm shall review the Company’s Tax Calculations and the Parent’s Tax Objection (as well as any other information requested by the Firm) and make a final written determination of the Spin-Off Taxes, which determination shall be conclusive and binding on Parent and the Company. Notwithstanding the foregoing, in no event shall the Firm determine that the Spin-Off Taxes are more than the amount set forth in the Parent’s Tax Objection or less than the Spin-Off Taxes set forth in the Company’s Tax Calculations. The determination of the Spin-Off Taxes by the Firm shall be made as promptly as possible but not later than five (5) Business Days after the Firm’s engagement (unless otherwise agreed to by the Firm, Parent and the Company). The Firm shall act as an expert and not an arbiter. The fees and expenses of the Firm will be equitably allocated by the Firm based on the relative accuracy of the parties’ positions relative to the final determination of the Spin-Off Taxes by the Firm. For the avoidance of doubt, the determination of the Spin-Off Taxes in accordance with this Section 6.19 shall not affect, modify, amend or change in any way (i) the calculation of the Spin-Off Taxes for purposes of determining Net Asset Value or the Merger Consideration pursuant to Section 2.03 or (ii) the obligations of the parties under the Tax Indemnity Agreement.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

(c) the applicable waiting period (and any extension thereof, subject to Section 6.12(d)) applicable to the Merger under any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have expired or been terminated and any affirmative approval of a Governmental Authority required under any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained;

(d) the amount of the Merger Consideration shall be final and binding on Parent, Merger Subsidiary and the Company in accordance with Section 2.03 hereof; and

(e) the amount of the Spin-Off Taxes, determined in accordance with Section 6.19, (i) shall be final and binding on Parent, Merger Subsidiary and the Company, and (ii) shall not exceed the sum of (i) $1.0 million and (ii) the amount of any reduction in Net Asset Value for Spin-Off Taxes.

Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) (i) each of the Specified Company Representations shall be true and correct in all material respects when made and as of the Closing Date as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true and correct when made and as of the Closing Date as if made at and as of such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations would have or reasonably be expected to have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect. Solely for the purposes of clause (i) above, if one or more inaccuracies in the representations and warranties set forth in Section 4.05 or Section 4.25 would cause the aggregate amount required to be paid by Parent or Merger Subsidiary to effectuate the Merger, indirectly acquire all of the outstanding Equity Interests in the Company Subsidiaries, consummate the transactions contemplated hereby (including without limitation the Merger) to be consummated on the Closing Date and pay all fees and expenses in connection therewith, whether pursuant to Article 2 or otherwise, to increase by $100,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (i) of this Section 7.02(a);

(b) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(c) Parent shall have received the Lease Consent, which shall not have been withdrawn or suspended;

(d) the Company shall have completed the Spin-Off;

(e) since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect; and

(f) (i) the Company shall have delivered a properly executed statement in a form reasonably acceptable to Parent that the Company Securities do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), and (ii) simultaneously with delivery of the statement described in clause (i), a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) in a form reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

Section 7.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all respects (disregarding any materiality qualifications contained therein) when made and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect; and

(b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

ARTICLE 8

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 15, 2012 (subject to possible extension as provided below, the “End Date”), provided, that if the condition to the completion of the Merger set forth in Section 7.02(d) shall not have been satisfied by the End Date, but all other conditions set forth in Article 7 would be satisfied (or are capable of being satisfied or have been waived), other than the condition set forth in Section 7.01(d), if the Closing Date were to occur on such date, then Parent or the Company shall be entitled to extend the End Date to June 30, 2012; provided, further that if the condition to the completion of the Merger set forth in Section 7.01(c) shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article 7 would be satisfied (or are capable of being satisfied or have been waived) if the Closing Date were to occur on such date, then Parent shall be entitled to extend the End Date by a three (3) month period by written notice to the Company (the End Date may be so extended not more than twice at the election of Parent), it being understood that in no event shall the End Date be extended to a date that is later than the twelve (12) month anniversary of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, permanently restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited;

(iii) the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any permitted adjournment or postponement thereof); or

(iv) the amount of the Spin-Off Taxes, determined in accordance with Section 6.19, is greater than the sum of (a) $1.0 million and (b) the amount of any reduction in Net Asset Value for Spin-Off Taxes;

(c) by Parent:

(i) if (A) the Company shall have failed to include the Board Recommendation in the Proxy Statement or shall have effected an Adverse Recommendation Change; (B) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Acquisition Proposal within five (5) Business Days after Parent so requests in writing; (C) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement (other than a confidentiality agreement contemplated by Section 6.03(b)); (D) the Company shall have breached in any material respect the provisions of Section 6.03, and such violation or breach has resulted in the receipt by the Company of an Acquisition Proposal; or (E) the Company Board shall have resolved to do any of the foregoing;

(ii) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.02(a) or Section 7.02(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(iii) the Company has failed to effect the Spin-Off by the End Date; or

(d) by the Company:

(i) if prior to the Stockholder Approval, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.03(d), to enter into an Acquisition Agreement (other than a confidentiality agreement contemplated by Section 6.03(b)) in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or

(ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.03(a) and Section 7.03(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination.

Section 8.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful and material breach of this Agreement. The provisions of this Section 8.02 and Section 6.16 and Article 9 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts

Attention: Chief Executive Officer

Facsimile No.: (781) 970-6001

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: John Mutkoski

         James Matarese

Facsimile No.: (617) 523-1231

if to the Company, to:

Bitstream Inc.

500 Nickerson Road

Marlborough, Massachusetts 01752

Attention: Chief Executive Officer

Facsimile No.: (617) 868-0784

with a copy to:

Seyfarth Shaw LLP

World Trade Center East

Two Seaport Lane

Boston, MA 02210-2028

Attention: Gregory L. White

                  Blake Hornick

Facsimile No.: (617) 790-6730

Section 9.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.02 does not limit any covenant of the parties to this Agreement, which by its terms, contemplates performance after the Effective Time.

Section 9.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under Delaware Law unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04. Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company and Parent shall share equally all filing fees payable pursuant to any Foreign Competition Law.

(b) If this Agreement is terminated pursuant to Section 8.01(c)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $2,000,000 (the “Termination Fee”).

(c) If this Agreement is terminated pursuant to Section 8.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(d) If this Agreement is validly terminated by Parent or the Company and, immediately prior to such termination, all conditions to the Merger set forth in Article 7 have been satisfied (or are capable of being satisfied or have been waived), other than the condition set forth in Section 7.01(e) or Section 7.02(d), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $1,000,000 (the “Spin-Off Failure Termination Fee”); provided that the amount of any payment to Parent pursuant to this Section 9.04(d) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(e).

(e) If this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii), Section 8.01(c)(ii) or Section 8.01(c)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 8.01(b)(i), Section 8.01(c)(ii) or Section 8.01(c)(iii)) or the Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated, a transaction contemplated by such Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee.

(f) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and Merger Subsidiary on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 9.04(f) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(e).

(g) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid. The parties agree that if the Company is or becomes obligated to pay a Termination Fee, the Spin-Off Failure Termination Fee and/or Parent Expenses pursuant to Section 9.04(b), Section 9.04(c), Section 9.04(d) or Section 9.04(e), the right to receive such fees and/or the Parent Expenses shall be the sole and exclusive remedy of Parent and its Affiliates against the Company and any of its former, current or future directors, officers, stockholders, Affiliates, employees or agents (collectively, together with the Company, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amounts, none of the Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the Merger and in no event shall Parent or its Affiliates seek, or be entitled to, any equitable remedies of any kind whatsoever, including specific performance.

Section 9.05. Binding Effect; No Third Party Beneficiaries; No Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.11 (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

Section 9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12. Specific Performance. Subject to Section 9.04(g), the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that in the event of any breach or threatened breach by Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Section 9.13. Disclosure Schedules. Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 9.14. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BITSTREAM INC.

By:	/s/ James P. Dore
Name:	James P. Dore
Title:	Chief Financial Officer

MONOTYPE IMAGING HOLDINGS INC.

By:	/s/ Douglas J. Shaw
Name:	Douglas J. Shaw
Title:	President and Chief Executive Officer

BIRCH ACQUISITION CORPORATION

By:	/s/ Douglas J. Shaw
Name:	Douglas J. Shaw
Title:	President

[Signature page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreements

[intentionally omitted, see Annex B to this filing]

Annex B

Form of Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of November 10, 2011, is made by and between Monotype Imaging Holdings Inc., a Delaware corporation (“Parent”), and the undersigned holder (the “Stockholder”) of shares of Class A common stock, par value $0.01 per share (together with the shares of Class B common stock, par value $0.01 per share, the “Common Stock”), of Bitstream Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of even date herewith (in the form as of the date hereof, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of the Company’s Common Stock, including, without limitation, Company Restricted Stock Awards, and holds Company Stock Options or other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of Common Stock, indicated opposite the Stockholder’s name on Schedule 1 attached hereto (together with any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the Stockholder and Parent agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to (i) the Merger Agreement, the Merger, the Spin-Off, and all the transactions contemplated thereby, or (ii) any Acquisition Proposal, the Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger Agreement, the Spin-Off and all other transactions contemplated by the Merger Agreement as to which stockholders of the Company are called upon to vote or consent in favor of any matter necessary for consummation of the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries or

Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s or any of its Subsidiaries or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger, the Spin-Off and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing. For the avoidance of doubt, the Stockholder shall not be obligated to take any of the foregoing actions to the extent that the Merger Agreement is amended after the date hereof in a manner that is adverse to the Company or the Stockholder.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article 8 thereof, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from any liability for damages resulting from any willful and material breach by such party of any of his, her or its representations, warranties, covenants or other agreements contained in this Agreement.

3. Additional Purchases. The Stockholder agrees that any shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Company Stock Option or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired. The Stockholder agrees to promptly notify Parent in writing of the nature and amount of any New Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, the Stockholder shall not, directly or indirectly: (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien) any Shares, or (d) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may make transfers as Parent may agree in writing in its sole and absolute discretion.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) the Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder;

(b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent) has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any law, statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder; and

(e) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder, except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. The Stockholder hereby revokes any proxies previously granted by the Stockholder with respect to the Shares, and represents to Parent that none of such previously-granted proxies are irrevocable. By execution and delivery of this Agreement, the Stockholder does hereby appoint Parent, with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Stockholder’s rights with respect to the Shares, to vote each of the Shares solely with respect to the matters set forth in Section 1 hereof. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, at which time this irrevocable proxy shall automatically terminate.

7. No Solicitation. From and after the date hereof until the Expiration Date, [the Stockholder shall not, nor shall the Stockholder authorize or permit any of his or her Representatives to, and the Stockholder shall instruct each such Representative not to, directly or indirectly][neither the Stockholder nor any of its Subsidiaries shall, nor shall the Stockholder or any of its Subsidiaries authorize or permit any of its or their Representatives or Affiliates to, and the Stockholder shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative or Affiliate not to, directly or indirectly]1 (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or other assistance), or take other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or that may reasonably be likely to lead to, any Acquisition Proposal, (c) enter into any agreement with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies, become a “participant” in a “solicitation” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any Acquisition Proposal (other than the Merger Agreement), (e) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to any Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Rule 13d-5(b)(1) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of any Acquisition Proposal.

8. Waiver of Appraisal Rights. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

[1]	Bracketed language represents alternative text depending if the Stockholder is an individual or entity.

9. No Limitation on Discretion as Fiduciary. Notwithstanding anything herein to the contrary, [the covenants and agreements set forth herein shall not prevent the Stockholder, (i) if the Stockholder is serving on the Board of Directors of the Company, from exercising his or her duties and obligations as a director of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company, or (ii)] if the Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, [the covenants and agreements set forth herein shall not prevent the Stockholder]1 from exercising his, her or its duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder.

10. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that in the event of any breach or threatened breach of any provision of this Agreement by a party hereto, the other party hereto shall be entitled to, in addition to any monetary remedy or damages, (i) a decree or order of specific performance to enforce the observance and performance of such provision of this Agreement; and (ii) an injunction restraining such breach or threatened breach. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.01 of the Merger Agreement and to the Stockholder at his, her or its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

13. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time.

15. No Waivers. No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

[1]	Bracketed language represents alternative text depending if the Stockholder is an individual or entity.

16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

17. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation and bylaws, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

19. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

20. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

EXECUTED as of the date first above written.

STOCKHOLDER

By:
Name:
Title:

[Signature Page to Voting Agreement]

MONOTYPE IMAGING HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE 1

Stockholder & Address	Shares	Options

SCHEDULE OF SIGNATORIES

Monotype Imaging Holdings Inc.

Each of:

George Beitzel

John Collins

James Dore

Jonathan Kagan

Amos Kaminski

Sampo Kaasila

Melvin Keating

Costas Kitsos

Raul Martynek

New Vernon Aegir Master Fund Ltd.

Thomas Patrick

Trent Stedman

Columbia Pacific Opportunity Fund, L.P.

Annex C

Opinion of Rothschild Inc.

November 10, 2011

Board of Directors

Bitstream Inc.

500 Nickerson Road

Marlborough, MA 01752

USA

Members of the Board of Directors:

We understand that Monotype Imaging Holdings Inc. (“Monotype”), Birch Acquisition Corporation, a wholly owned subsidiary of Monotype (“Merger Sub”), and Bitstream Inc. (“Bitstream”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) which provides, among other things, for Merger Sub to be merged with and into Bitstream such that Bitstream will become a wholly owned subsidiary of Monotype (the “Merger”).

A condition to the Merger is that Bitstream distribute to its existing stockholders, prior to the Merger, all of the shares of common stock of its wholly owned subsidiary that exclusively owns, controls and operates the BOLT product and the Pageflex business (the “Spin-off”). After completion of the Spin-off, the principal business lines that will constitute Bitstream are its OEM Type and MyFonts businesses.

The per-share consideration that Monotype is paying in the Merger (the “Merger Consideration”) shall mean the amount calculated in accordance with the following formula: (A) (i) $50,000,000 plus (ii) the Net Asset Value (as defined in the Merger Agreement) plus (iii) the aggregate exercise price of all Company Compensatory Awards (as defined in the Merger Agreement) outstanding (and not exercised) as of immediately prior to the Merger divided by (B) the Fully Diluted Company Shares (as defined in the Merger Agreement). If the Net Asset Value is a negative amount, then the foregoing calculation would result in a reduction of the $50,000,000 amount.

The Board of Directors of Bitstream (the “Board”) has requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of the Class A and Class B common stock, par value $0.01 per share, of Bitstream (the “Bitstream Common Stock”).

In arriving at our opinion set forth below, we have, among other things: (i) reviewed a copy of the Merger Agreement dated November 10, 2011; (ii) reviewed certain publicly available business and financial information concerning Bitstream and the industry in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial performance of Bitstream with publicly available information concerning certain other public companies we deemed generally relevant, including data relating to public market trading levels and implied financial multiples for such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of Bitstream relating to Bitstream’s business (the “Forecasts”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of Bitstream with respect to the Merger, the financial condition of Bitstream, the Forecasts, the future prospects and operations of Bitstream and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by

Bitstream, its associates and affiliates or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any evaluation or appraisal of any assets or liabilities of Bitstream and we do not express any opinion as to the value of such assets or liabilities. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of Bitstream. We have not evaluated the solvency or fair value of Bitstream or the entities involved in the Spin-off under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view as to the reasonableness of the Forecasts. In relying on the Forecasts, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of Bitstream, respectively, as to the expected future results of operations and financial condition of Bitstream. We have assumed that the Merger will be consummated as contemplated in the Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement, that the Spin-off will be consummated prior to the Merger in accordance with its terms, and that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no material delays, limitations, conditions or restrictions will be imposed.

For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of Bitstream since the dates of the most recent financial statements and other information, financial or otherwise, made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the version of the Agreement identified above.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of Bitstream as was reflected in the information provided to us. We are expressing no opinion herein as to the price at which Bitstream Common Stock or the stock of the Spin-off subsidiary will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Monotype for the OEM Type and MyFonts businesses pursuant to the Agreement and we express no opinion as to any underlying decision which the Board may make to engage in the Merger, the Spin-off or any alternative transaction. We do not express any opinion as to the relative merits of the Merger or the Spin-off as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly set forth herein, of the Agreement or the form of the Merger.

We are acting as financial advisor to the Board with respect to the Merger and have received fees for our services. We will receive an additional fee from Bitstream for our services which is contingent upon the closing of the Merger. In addition, Bitstream has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise out of our engagement. In the past, we have provided financial advisory services to Bitstream and we or our affiliates may in the future provide financial services to Bitstream, Monotype and/or their respective affiliates in the ordinary course of our business from time to time and may receive fees for the rendering of such services. In addition, in the ordinary course of our business activities, Rothschild Inc. and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of our clients in equity, debt or other securities (or related derivative securities) or financial instruments of Monotype, Bitstream, any of their respective affiliates or any other company that may be involved in the Merger.

This opinion is provided solely for the benefit of the Board, solely in its capacity as such, in connection with and for the purposes of its evaluation of the Merger. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Merger or a recommendation to any holders of any securities as to how to vote or otherwise act with respect to the Merger or any other matter, should the Merger or any other matter come to a vote of such holders. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Bitstream (other than with respect to the receipt of the Merger Consideration by the holders of Bitstream Common Stock) or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Bitstream, or any class of such persons. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that Bitstream may reproduce this opinion in full in any document relating to the Merger that is required to be filed with the U.S. Securities and Exchange Commission.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Financial Advisory Commitment Committee of Rothschild Inc.

On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Bitstream Common Stock.

Very truly yours,

/s/ Rothschild Inc.
ROTHSCHILD INC.

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, §256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIAL, SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF

BITSTREAM INC.

            , 2012

500 NICKERSON ROAD MARLBOROUGH, MA 01752 Special Meeting of Stockholders to be held on , 2012

VOTE BY INTERNET - www.

To vote by proxy over the Internet, please visit www.             any time prior to 11:59 p.m., Eastern Time, on the day before the meeting. Please have this proxy card in hand when visiting the website and follow the instructions provided.

VOTE BY PHONE - 1-800-

To vote by proxy by telephone, please call 1-                     in the United States or 1-                     from foreign locations from a touch-tone telephone any time prior to 11:59 p.m., Eastern Time, on the day before the meeting. Please have this proxy card in hand when calling and follow the instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it in the envelope provided.

VOTE IN PERSON

You may also vote your shares in person by attending the Special Meeting of Stockholders. Directions to the Special Meeting can be found at www.___________.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at www._____________.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to receive or access future stockholder communications electronically by e-mail or over the Internet, and no longer receive any material by mail, please follow the instructions above to vote by proxy over the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK KEEP THIS PORTION FOR YOUR RECORDS

IF YOU HAVE NOT VOTED BY INTERNET OR PHONE, DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BITSTREAM INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD             , 2012

The undersigned hereby appoints Amos Kaminski and Jonathan Kagan, and each of them singly, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Class A Common Stock, par value $0.01 per share, of Bitstream Inc., held of record by the undersigned on             , 2012, at the Special Meeting of Stockholders of Bitstream Inc. to be held at Bitstream’s principal executive offices located at 500 Nickerson Road, Marlborough, MA 01752, on                     , 2012 at 10:00 a.m., Eastern Time, and at all adjournments or postponements thereof, at which the undersigned could vote, if personally present, in such manner as they may determine on any matters which may properly come before the meeting.

The shares represented by this Proxy will be voted in the manner set forth below. If signed and no direction is given, the shares represented by this Proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to the named executive officers, and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. The shares represented by this Proxy will be voted in the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the notice of special meeting and proxy statement and hereby revokes all prior proxies with respect to the matters set forth below.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain			For	Against	Abstain

1	To adopt the Agreement and Plan of Merger, dated as of November 10, 2011 (the “merger agreement”), among Bitstream Inc., Monotype Imaging Holdings Inc. (“Parent”), and Birch Acquisition Corporation (“Merger Subsidiary”), providing for the merger of Merger Subsidiary with and into Bitstream Inc. (the “merger”), with Bitstream Inc. surviving the merger as a wholly-owned subsidiary of Parent.	☐	☐	☐	3	To approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.	☐	☐	☐

		For	Against	Abstain

2	To cast an advisory (non-binding) vote to approve the “golden parachute” compensation payable or that could become payable to the named executive officers of Bitstream Inc. in connection with the merger pursuant to pre-existing severance arrangements.	☐	☐	☐

For address change/comments, mark here (see reverse for instructions). Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date